Filed Pursuant to Rule 424(b)(5)
Registration No. 333-219961
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(1)(2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee(3)
Class A common shares, par value US$0.00001 per share	132,250,000	US$	3.50	US$	462,875,000	US$	53,647.21

(1)
These Class A common shares are represented by American depositary shares, each of which represents 20 Class A common shares. The ADSs issuable on deposit of the Class A common shares registered hereby have been registered under a separate registration statement on Form F-6 (333-184812).

(2)
Includes up to 132,250,000 shares to be offered by us. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of Class A common shares that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction.

(3)
Has been previously paid.

Prospectus Supplement
(to Prospectus dated August 14, 2017)
YY Inc.
5,750,000 American Depositary Shares
Representing 115,000,000 Class A Common Shares
(each representing 20 Class A common share, par value US$0.00001 per share)

This prospectus supplement relates to an offering of an aggregate of 5,750,000 American depositary shares, or ADSs, each representing 20 Class A common share, par value US$0.00001 per share, of YY Inc. Our ADSs are listed on the NASDAQ Global Select Market under the symbol “YY.” On August 14, 2017, the last reported sale price of the ADSs on the NASDAQ Global Select Market was US$80.58 per ADS.

Investing in the ADSs involves a high degree of risk. See the “Risk Factors” beginning on page S-18 of this prospectus supplement.

PRICE US$70.00 PER ADS

	Per ADS		Total
Public offering price	US$	70.00	US$	402,500,000
Underwriting discounts and commissions	US$	2.975	US$	17,106,250
Proceeds to us (before expenses)	US$	67.025	US$	385,393,750
The underwriters have an option to purchase up to an aggregate of 862,500 additional ADSs from us at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement solely to cover over-allotments.
Neither the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the ADSs against payment in New York, New York on or about August 21, 2017.

Credit Suisse	Goldman Sachs (Asia) L.L.C.	China Renaissance
Prospectus Supplement dated August 15, 2017

PROSPECTUS SUPPLEMENT

PROSPECTUS
i

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering materials we file with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We are not, and the underwriters are not, making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriter to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated August 14, 2017 included in the registration statement on Form F-3 (No. 333-219961), which provides more general information.
To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.
In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:
•
“we,” “us,” “our company,” “our” and “YY” refer to YY Inc., its subsidiaries and consolidated affiliated entities (also referred to as variable interest entities) and the subsidiaries of its consolidated affiliated entities, as the context may require;

•
“Class A common shares” refer to our Class A common shares, par value US$0.00001 per share;

•
“ADSs” refers to American depositary shares, each of which represents 20 Class A common shares;

•
“China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau; and

•
all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:
•
our growth strategies;

•
our ability to retain and increase our user base and expand our product and service offerings;

•
our ability to monetize our platforms;

•
our future business development, results of operations and financial condition;

•
competition from companies in a number of industries, including internet companies that provide live streaming services, social media services and online games;

•
expected changes in our revenue and certain cost or expense items;

•
general economic and business condition in China and elsewhere; and

•
assumptions underlying or related to any of the foregoing.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors under “Risk Factors” included elsewhere in this prospectus supplement, the accompanying prospectus, or the information incorporated by reference herein and therein, including the following risks:
•
our business is based on a relatively new business model in a relatively new market in which user demand may change or decrease substantially;

•
if we fail to effectively manage our growth or implement our business strategies, our business and results of operations may be materially and adversely affected;

•
we are a relatively young company, and you should consider our prospects in light of the risks and uncertainties which early-stage companies in evolving industries in China with limited operating histories may be exposed to or encounter, including possible volatility in the trading prices of our ADSs;

•
our business is heavily dependent on revenues from live streaming services; if our live streaming revenue declines in the future, our results of operations may be materially and adversely affected;

•
we may be held liable for information or content displayed on, retrieved from or linked to our platforms, or distributed to our users, and PRC authorities may impose legal sanctions on us, including, in serious cases, suspending or revoking the licenses necessary to operate our platforms;

•
the revenue model for each of our live streaming and our membership program may not remain effective, which may affect our ability to retain existing users and attract new users and materially and adversely affect our business, financial condition and results of operations;

•
our business could suffer if we do not successfully manage current growth and potential future growth;

•
the revenue model we adopt for online games may not remain effective, causing us to lose game players, which may materially and adversely affect our business, financial condition and results of operations;

•
we have granted employee stock options and other share-based awards in the past and are very likely to continue to do so in the future; we recognize share-based compensation expenses in our consolidated statements of operations in accordance with the relevant rules under U.S. GAAP, which have had and may continue to have a material and adverse effect on our results of operations;

•
the number of active users we have may fluctuate and we may fail to attract more paying users, which may materially and adversely affect our revenues growth, results of operations and financial condition; and

•
we may not be able to keep our users highly engaged, which may reduce our monetization opportunities and materially and adversely affect our revenues, profitability and prospects.

These risks are not exhaustive. Other sections of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an emerging and evolving environment. New risk factors may emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In addition to this summary, we urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our ADSs discussed under “Risk Factors” of this prospectus supplement and under “Item 3. Key Information — D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2016, or the 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our current report on Form 6-K furnished to the SEC on August 14, 2017, including exhibits thereto, contains our audited consolidated financial statements as of December 31, 2015 and 2016 and for each of the three years ended December 31, 2016 and is incorporated by reference in this prospectus supplement and the accompanying prospectus.
Our Vision
We aspire to enrich people’s lives through our next-generation social media platform focused on video content.
Business Overview
YY is the no. 1 live streaming social media platform in China, as ranked by QuestMobile based on monthly and daily active user, as well as total time spent of users that directly accessed the platforms of the relevant industry players, in June 2017. We operate YY Live and Huya, which are leading live streaming and live game broadcasting platforms in China, respectively. Our highly engaged users contribute to a vibrant social community by creating, sharing and enjoying a vast range of entertainment content and activities. YY enables users to interact with each other in real-time through online live media, and offers users a uniquely engaging and immersive entertainment experience. Such experience in turn fuels further content creation, fostering a virtuous cycle that sustains our growth.
We have a large and highly engaged user base. Our mobile products attracted 66.1 million average monthly active users in the three months ended June 30, 2017, a 27.1% increase from the corresponding period in 2016.
The growth of our user base and increasing level of user engagement is driven by the breadth of entertainment content and activities featured on our platform. We continuously expand our content categories to cover both traditionally popular genres such as music, dance, talk shows and online games, as well as to feature emerging and long-tail categories such as outdoor, finance, sports and anime. In addition to our live streaming genres, we also offer content that best complements live streaming, most noticeably user-generated short-form videos. Our platform also features highly engaging activities to attract more users and to better engage them, including online dating shows, live performer battles, as well as trendy social games such as Happy Werewolf Kill.
Proprietary technology is the backbone of our services. YY’s superior user experience is supported by our highly scalable infrastructure throughout China, as well as our proprietary algorithms, software and mobile devices tailored for optimal live broadcasting performance. Our technology enables low latency, low jitter and low loss rates in delivering voice and video data, even with weak internet connection.
We pioneered the prevalent live streaming business model among leading industry players in China today. Our business model optimizes the seamless integration of traffic generation, user engagement and monetization. While the basic use of our platforms is currently free to attract traffic, we monetize our user base mainly through sales of virtual gifts for live streaming. We believe that we will be able to capitalize on our large and highly engaged user base by exploring additional monetization opportunities and diversifying our revenue sources.

We generated total live streaming net revenues of RMB3,018.7 million and RMB4,430.8 million (US$653.6 million) in the six months ended June 30, 2016 and 2017, respectively. We had net income of RMB542.4 million and RMB1,113.3 million (US$164.2 million) in the six months ended June 30, 2016 and 2017, respectively.
Our Competitive Strengths, Strategies and Challenges
We have achieved our leading position via the following competitive strengths:
The no. 1 live streaming social media platform in China
•
YY is the no. 1 live streaming social media platform in China, as ranked by QuestMobile based on monthly and daily active user, as well as total time spent data of users that directly accessed the platforms of the relevant industry players, in June 2017. Our large and highly engaged user base creates significant entry barriers.

•
We enjoy significant first-mover advantage in the rapidly growing live streaming social media market with well-established brands, including YY Live and Huya, and our exclusive relationships with popular performers and other performance talents on our platform.

•
Huya has a mix of live streaming revenue sources, ranging from live game broadcasting shows to music and dance themed performances, as well as advertising revenues. In terms of performers, Huya is home to some of the most popular live game broadcasting teams and individuals in China, including top players of the phenomenal mobile game King of Glory (). Our Huya segment net revenues increased by 229.9% from RMB260.8 million in the first half of 2016 to RMB860.3 million (US$126.9 million) in the first half of 2017. Operating loss for our Huya segment significantly narrowed in the first half of 2017 as compared with the first half of 2016.

•
We have stayed abreast of the latest demands from our users, by launching attractions such as Happy Werewolf Kill and short-form videos.

•
Going forward, we believe we are uniquely positioned among peers to further evolve into a next-generation social media platform focused on video content.

Comprehensive, interactive and organically-generated entertainment content and activities
•
Vast majority of our content is generated by grass-root internet users across China to showcase their talents and everyday lives.

•
We have a rapidly growing depository of short-form videos that complement our live streaming content.

•
We offer a number of widely popular multi-person live interactive activities, such as highly engaging social games, on our platform.

•
Our user-friendly social features facilitate communication and interaction around common interests, physical proximity and various other themes.

•
Popular content, activities and social features drive user engagement, which in turn further fuels content creation, forming a virtuous cycle that sustains our growth.

Vibrant ecosystem of performers, guilds and users
•
For performers, we provide a vibrant media platform for performers to show talents and earn income. We leverage our rich operating experience and extensive understanding of users’ content demand to extend the career lifecycle of performers. We mentor performers and provide opportunities for them to explore alternative shows and talent categories to maintain their popularity.

•
For guilds, our well-established platform with massive user base can provide guilds with greater economic return by accelerating the path to stardom for the performers managed by them. Guilds are third-party business partners of ours, and they contribute significant resources towards discovering, nurturing and managing performers.

•
For users, our strong value proposition to performers and guilds helps secure top performance talents, which is crucial for the quality of our live streaming content that users can enjoy.

•
We are well positioned and have the capabilities to promote our performers outside of our ecosystem through derivative entertainment products. We can channel the publicity of our performers garnered through such products back to our ecosystem to drive efficient user acquisition.

Proprietary and scalable technology infrastructure supports continuous growth and innovation
•
Our proprietary know-how supports high volume, high quality, concurrent and live communications in rich media formats, and our products are supported by large, dedicated cloud-based network infrastructure.

•
Our proprietary ShowU mobile device, supported by our media broadcasting software, is a powerful workstation for live streaming content. ShowU enables users to stream high quality video content even with weak internet connection, such as in remote outdoor areas.

•
We have accumulated a rich data depository and big-data expertise that lend well to precise content curation.

•
We have established effective systems and protocols for content screening, monitoring and management.

Visionary management team with proven track record of successful innovations
•
Co-founder, chairman and acting CEO Mr. David Xueling Li is a well-recognized pioneer and leader of the internet industry in China with a long track record of commercial successes and over two decades of experience.

•
Mr. Rongjie Dong, CEO of Huya, is an industry veteran with rich experience and proven capabilities for pursuing and executing new business initiatives.

•
Newly appointed CFO, Mr. Bing Jin, brings strong expertise and execution capability on corporate development and corporate finance.

We intend to pursue the following strategies to achieve our vision, and to continue to grow our user base, especially among younger demographics, as well as to strengthen user engagement:
Attract new users through fun and innovative activities and content
•
Significantly expand offering of short-form videos to capture the growth opportunity.

•
Further enrich the context and scenes for live streaming to cover a holistic set of everyday activities.

•
Further break down the entry barrier to content creation, by introducing tools and reward features that empower grass-root internet users across China to showcase their talents and everyday lives on our platform.

Continue to offer innovative social features
•
Introduce more multi-person live interaction activities, such as highly engaging social games, to attract new users.

•
Embed more innovative social features and tools into our platforms.

Enhance marketing efforts to strengthen brand and to promote new products and features
Strengthen and develop technology capabilities in areas such as AI, big-data analytics and machine learning.
Selectively pursue acquisition/investment opportunities.
Expand into overseas markets with high growth potential.
The successful execution of our strategies is subject to certain risks and uncertainties, including:
•
the risk that our business is based on a relatively new business model in a relatively new market in which user demand may change or decrease substantially;

•
the risk that if we fail to effectively manage our growth or implement our business strategies, our business and results of operations may be materially and adversely affected;

•
the risk that we are a relatively young company, and you should consider our prospects in light of the risks and uncertainties which early-stage companies in evolving industries in China with limited operating histories may be exposed to or encounter, including possible volatility in the trading prices of our ADSs;

•
the risk that our business is heavily dependent on revenues from live streaming services; if our live streaming revenue declines in the future, our results of operations may be materially and adversely affected;

•
the risk that we may be held liable for information or content displayed on, retrieved from or linked to our platforms, or distributed to our users, and PRC authorities may impose legal sanctions on us, including, in serious cases, suspending or revoking the licenses necessary to operate our platforms;

•
the risk that the revenue model for each of our live streaming and our membership program may not remain effective, which may affect our ability to retain existing users and attract new users and materially and adversely affect our business, financial condition and results of operations;

•
the risk that our business could suffer if we do not successfully manage current growth and potential future growth;

•
the risk that the revenue model we adopt for online games may not remain effective, causing us to lose game players, which may materially and adversely affect our business, financial condition and results of operations;

•
the risk that we generate a portion of our revenues from online advertising and promotion; if we fail to attract more advertisers to our platforms or if advertisers are less willing to advertise with us, our revenues may be adversely affected;

•
the risk that we have granted employee stock options and other share-based awards in the past and are very likely to continue to do so in the future; we recognize share-based compensation expenses in our consolidated statements of operations in accordance with the relevant rules under U.S. GAAP, which have had and may continue to have a material and adverse effect on our results of operations;

•
the risk that the number of active users we have may fluctuate and we may fail to attract more paying users, which may materially and adversely affect our revenues growth, results of operations and financial condition; and

•
the risk that we may not be able to keep our users highly engaged, which may reduce our monetization opportunities and materially and adversely affect our revenues, profitability and prospects.

Corporate Structure and History
We commenced operations in April 2005 with the establishment of Guangzhou Huaduo in China. We set up our offshore corporate holding structure in 2006, and Guangzhou Huaduo became one of our PRC consolidated affiliated entities in 2007. In 2007, we established Duowan Entertainment Corporation, or Duowan BVI, in the BVI. In 2008, we established Huanju Shidai Technology (Beijing) Co., Ltd., or Beijing Huanju Shidai, which is wholly owned by Duowan BVI. Through internal reorganizations, Beijing Huanju Shidai entered into a series of contractual arrangements with Guangzhou Huaduo and its shareholders through which Beijing Huanju Shidai exercises effective control over the operations of Guangzhou Huaduo.
In 2009, Beijing Huanju Shidai entered into a series of contractual agreements with Beijing Tuda Science and Technology Co., Ltd., or Beijing Tuda, and its shareholders, through which agreements Beijing Huanju Shidai exercises effective control over the operations of Beijing Tuda. In 2010, we established Guangzhou Huanju Shidai Information Technology Co., Ltd., which is 100% directly owned by Duowan BVI.
Our current holding company, YY Inc., was incorporated in July 2011 as a limited liability company in the Cayman Islands. Through a share exchange on September 6, 2011, the shareholders of Duowan BVI exchanged all of their outstanding common and preferred shares in Duowan BVI for common and preferred shares of YY Inc. on a pro rata basis. No additional consideration was paid in connection with the share exchange. As a result, Duowan BVI became a wholly owned subsidiary of YY Inc.
In 2013, we established Guangzhou Juhui Information Technology Co., Ltd., which is 100% directly owned by Guangzhou Huaduo. In 2014, we established Guangzhou Huanju Media Co., Ltd., which is 100% directly owned by Guangzhou Huaduo. In 2014, Guangzhou Huaduo acquired 100% of the equity interests in Guangzhou Zhuque Information Technology Co., Ltd., which engages in online game development.
In the first quarter of 2015, Duowan BVI established and became a limited partner holding 93.5% equity interests of, Engage Capital Partners I, L.P., which is a private equity fund registered in the Cayman Islands. In June 2015, as a limited partner holding 93.5% equity interests, Guangzhou Huaduo established Shanghai Yilian Equity Investment Partnership (Limited Partnership), a private equity fund registered in China.
In May 2015, we established Zhuhai Huanju Interactive Entertainment Technology Co., Ltd., which is 100% directly owned by Guangzhou Huaduo. In July 2015, we established Guangzhou Huanju Electronic Commerce Co., Ltd., which aims to engage in e-commerce business as a wholly owned subsidiary of Guangzhou Huaduo.
In August 2015, Duowan BVI acquired 55.05% of the equity interests in BiLin Information Technology Co., Ltd., or BiLin Cayman, a company incorporated in the Cayman Islands that develops and operates instant voice chatting applications for mobile devices. BiLin Cayman is the sole shareholder of BiLin Information Technology Co., Limited, which is in turn the sole shareholder of Beijing Bilin Changxiang Information Technology Co., Ltd., or Bilin Changxiang. Bilin Changxiang entered into a series of contractual arrangements with Beijing Bilin Online Information Technology Co., Ltd., or Bilin Online, and its shareholders, through which Bilin Changxiang exercises effective control over the operations of Bilin Online.
In January 2016, we established Guangzhou Huanju Microfinance Co., Ltd., which is 100% directly owned by Guangzhou Huaduo. In February 2016, we established Guangzhou Zhiniu Asset Management Co., Ltd., which is 100% directly owned by Guangzhou Huaduo. In April 2016, we established Guangzhou Sanrenxing 100-Education Technology Co., Ltd., which is 70% directly owned by Guangzhou Huaduo.
In August 2016, we established Guangzhou Huya Information Technology Co., Ltd., which was 100% directly owned by Guangzhou Huaduo. In the first half of 2017, we established HUYA Inc. in the Cayman Islands and its wholly-owned subsidiary Huya Limited in Hong Kong. Huya Limited established Guangzhou Huya Technology Co., Ltd. in June 2017, which entered into a series of contractual arrangements with Guangzhou Huya Information Technology Co., Ltd. and its shareholders, through which Guangzhou Huya Technology Co., Ltd. exercises effective control over the operations of Guangzhou Huya Information Technology Co., Ltd. We entered into a definitive shares subscription agreement for a US$75 million Series A equity funding round for HUYA Inc., the Huya subsidiary of YY. This Series A round was led by China Ping An Insurance Overseas (Holdings) Limited, with participation also from Banyan Partners, Engage Capital and Morningside, as well as Mr. David Xueling Li, the Chairman and acting CEO of the Company, and Mr. Rongjie Dong, the CEO of Huya. The Series A equity funding closed in July 2017.
In December 2016, we established Guangzhou WanheTechnology Co., Ltd., which is 60% directly owned by Guangzhou Huaduo.
YY Inc. completed an initial public offering of 7,800,000 ADSs, representing 156,000,000 Class A common shares, in November 2012. On November 21, 2012, our ADSs were listed on The NASDAQ Global Select Market under the symbol “YY.” In December 2012, in connection with the initial public offering, we also completed the over-allotment offering of an additional 1,170,000 ADSs, representing 23,400,000 Class A common shares.
In March 2014, we issued an aggregate of US$400 million 2.25% convertible senior notes due in 2019. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act and certain non-U.S. persons in compliance with Regulation S under the Securities Act. The notes will mature on April 1, 2019, unless earlier converted, redeemed for certain tax-related events or repurchased in accordance with their terms. On April 1, 2017, the Company repurchased for cash the notes of an aggregate principal amount of US$399.0 million. Following the settlement of the repurchase, US$1.0 million aggregate principal amount of the notes remain outstanding and will be due in 2019.
The following diagram illustrates our corporate structure as of the date of this prospectus supplement, including our principal subsidiaries and our variable interest entities and their principal subsidiaries:

YY Inc.
100%
71.58%
Duowan Entertainment Corporation ("Duowan BVI")(5)
HUYA Inc. ("HUYA Inc.")
53.02%
BiLin Information Technology Co., Ltd. ("BiLin Cayman")
100%
BiLin Information Technology Co., Limited ("BiLin HK")
100%
96.5%
100%
NeoTasks Inc. ("NeoTasks Cayman")
100%
NeoTasks Limited ("NeoTasks HK")
93.5%
Engage Capital Partners I, L.P. ("Engage L.P.")
100%
Xmaster Limited ("Xmaster")
100%
Huya Limited ("Huya HK")
100%
offshore
onshore
100%
Beijing Bilin Changxiang Information Technology Co., Ltd. ("Bilin Changxiang")
Beijing Bilin Online Information Technology Co., Ltd.("Bilin Online")(3)
Guangzhou Huanju Shidai Information Technology Co., Ltd.("Guangzhou Huanju Shidai")
3.5%
Huanju Shidai Technology (Beijing) Co., Ltd. ("Beijing Huanju Shidai")
100%
Zhuhai Duowan Information Technology Co., Ltd. ("Zhuhai Duowan")
Beijing Tuda Science and Technology Co., Ltd. ("Beijing Tuda")(1)
99%
Guangzhou Huaduo Network Technology Co., Ltd. ("Guangzhou Huaduo")(2)(5)
99.01%
Guangzhou Huya Technology Co.,Ltd. ("Huya Technology")
Guangzhou Huya Information Technology Co.,Ltd. ("Guangzhou Huya")(4)
100%
Guangzhou Yaoguo Information Technology Co., Ltd. ("Guangzhou Yaoguo")
100%
Guangzhou Dachafan Entertainment Co., Ltd. ("Guangzhou Dachafan")
Guangzhou Juhui Information Technology Co., Ltd. ("Guagnzhou Juhui")
100%
Guangzhou Aishang Culture Media Co., Ltd. ("Guangzhou Aishang")
100%
Guangzhou Huanju MediaCo., Ltd. ("Guangzhou Huanju Media")
100%
Guangzhou Huanju Electronic Commerce Co., Ltd. ("Guangzhou Huanju E-Commerce")
100%
Guangzhou Zhiniu Asset Management Co., Ltd. ("Zhiniu")
100%
Zhuhai Huanju Interactive Entertainment Technology Co., Ltd. ("Zhuhai Huanju Entertainment")
100%
Guangzhou Huanju Microfinance Co., Ltd. ("Huanju Microfinance")
100%
Guangzhou Rushun Information Technology Co., Ltd. ("Guangzhou Rushun")
100%
Guangzhou Ruolin Information Technology Co., Ltd. ("Guangzhou Ruolin")
100%
Guangzhou Zhuque Information Technology Co., Ltd. ("Zhuque")
100%
Guangzhou Sanrenxing 100-Education Technology Co., Ltd. ("Sanrenxing")
70%
Jiangxi Jieyu Network Technology Co., Ltd. ("Jiangxi Jieyu")
65%
Guangzhou Wanhe Technology Co., Ltd. ("Guangzhou Wanhe")
60%
Shanghai Yilian Equity Investment Partnership (LP) ("Shanghai Yilian")
93.5%
Guagnzhou Yilian Yixing Equity Investment Partnership (LP) ("Guangzhou Yixing")
99%
Equity Interest
Contractual arrangements

(1)
Beijing Tuda is our PRC consolidated affiliated entity. Mr. David Xueling Li, our co-founder, chairman and acting CEO, owns 97.7% of Beijing Tuda’s equity interests, as of the date of this prospectus supplement. For a detailed description of the contractual arrangements, see “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions — Contractual Arrangements with Beijing Tuda” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

(2)
Guangzhou Huaduo is our PRC consolidated affiliated entity. Mr. David Xueling Li and Beijing Tuda own approximately 0.5% and 99.0% of Guangzhou Huaduo’s equity interests, respectively, as of the date of this prospectus supplement. For a detailed description of the contractual arrangements, see “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions — Contractual Arrangements with Guangzhou Huaduo” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

(3)
Bilin Online is our PRC consolidated affiliated entity. Mr. David Xueling Li owns 99.0% of Bilin Online’s equity interests, as of the date of this prospectus supplement. For a detailed description of the contractual arrangements, see “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions — Contractual Arrangements with Bilin Online” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

(4)
Guangzhou Huya is our PRC consolidated affiliated entity. Guangzhou Huya is 99.01% owned by Guangzhou Huaduo and 0.99% owned by Guangzhou Qinlv Investment Consulting Co., Ltd., as of the date of this prospectus supplement. The sole shareholder of Guangzhou Qinlv Investment Consulting Co., Ltd. is Mr. Rongjie Dong, the chief executive officer of Huya. For a detailed description of the contractual arrangements, see “Our Company” in the accompanying prospectus.

(5)
Duowan BVI and Guangzhou Huaduo is the limited partner of Engage L.P., Guangzhou Yixing and Shanghai Yilian, respectively.

Corporation Information
Our principal executive offices are located at Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou 511442, the People’s Republic of China. Our telephone number is (86-20) 8212 0000 and our principal website address is www.yy.com. The contents of our websites should not be deemed to be part of this prospectus. Our agent for service of process in the United States in connection with this offering is Law Debenture Corporate Services Inc., located at 801 2nd Avenue, Suite 403, New York, NY 10017.

THE OFFERING
Offering price
US$70.00 per ADS.
ADSs offered by us
5,750,000 ADSs (or 6,612,500 ADSs if the underwriters exercise the over-allotment option to purchase additional ADSs in full).
ADSs outstanding immediately after this offering
44,436,928 ADSs (or 45,299,428 ADSs if the underwriters exercise the over-allotment option to purchase additional ADSs in full).
The ADSs
Each ADS represents 20 Class A common shares. See “Description of American Depositary Shares” in the accompanying prospectus.
Depositary for the ADSs
Deutsche Bank Trust Company Americas.
Common shares outstanding immediately after this offering
888,738,608 Class A common shares (or 905,988,608 Class A common shares if the over-allotment option to purchase additional ADSs is exercised in full by the underwriters) and 347,982,976 Class B common shares, at the public offering price of US$70.00 per ADS
The number of ordinary shares outstanding immediately after the offering is based upon 773,738,608 Class A common shares and 347,982,976 Class B common shares issued and outstanding as of July 31, 2017 and excludes common shares reserved for issuance upon the exercise of our outstanding share-based awards.
Option to purchase additional shares
We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 862,500 additional ADSs solely to cover over-allotments.
Use of proceeds
The net proceeds from this offering will be approximately US$384.4 million (or US$442.2 million if the underwriters exercise their over-allotment option to purchase additional ADSs in full), after deducting underwriting commissions and fees and estimated offering expenses.
We intend to use the net proceeds from this offering for (i) general corporate purposes, which may include acquisitions of and investments in complementary businesses and assets, and expansion of our overseas business operations, and (ii) repayment of existing bank loans.See “Use of Proceeds” for additional information.
Lock-up
We, our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any ADSs, Class A common shares or securities convertible into or exercisable or exchangeable for our ADSs or Class A common shares for a period of 90 days following the date of this prospectus supplement. See “Underwriting” for more information.

Risk factors
See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in the ADSs.
NASDAQ Global Select Market symbol
YY
Payment and settlement
The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on or about August 21, 2017.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following consolidated statements of operations data for the years ended December 31, 2014, 2015 and 2016, selected consolidated balance sheet data as of December 31, 2015 and 2016 and selected cash flow data for the years ended December 31, 2014, 2015 and 2016 have been derived from our consolidated financial statements included in Exhibit 99.2 to our current report on Form 6-K furnished to the SEC on August 14, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP and have been audited by PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm.
The consolidated statements of operations data and selected consolidated cash flow data presented below for the six months ended June 30, 2016 and 2017 and the selected consolidated balance sheet data as of June 30, 2017 have been derived from our unaudited condensed consolidated financial statements for the six months ended June 30, 2016 and 2017 and as of June 30, 2017 included in Exhibit 99.1 to our current report furnished to the SEC on August 14, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited condensed consolidated interim financial information has been prepared on the same basis as our audited consolidated financial data and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.
The selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2016 and as of December 31, 2015 and 2016 and related notes included in the current report on Form 6-K dated August 14, 2017 and “Item 5. Operating and Financial Review and Prospects” in our 2016 Annual Report, and our unaudited condensed consolidated financial statements of operations for the six months ended June 30, 2016 and 2017 and as of June 30, 2017 and related notes and the discussion of unaudited financial results of six months ended June 30, 2016 and 2017. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the six months ended June 30, 2017 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2017.

	Year Ended December 31,				Six Months Ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands except for number of shares, per share and per ADS data)
Selected Consolidation Statements of Operations and Comprehensive Income Data:
Net revenues:(1)
Live streaming	2,475,379	4,539,857	7,027,227	1,012,131	3,018,664	4,430,824	653,581
Online games	811,699	771,882	634,325	91,362	359,371	293,707	43,324
Membership	205,199	291,310	284,860	41,028	141,442	97,625	14,400
Others	186,091	294,200	257,638	37,108	110,618	53,793	7,935
Total net revenues	3,678,368	5,897,249	8,204,050	1,181,629	3,630,095	4,875,949	719,240
Cost of revenues(2)	(1,849,149)	(3,579,744)	(5,103,430)	(735,047)	(2,268,871)	(2,940,440)	(433,738)
Gross profit	1,829,219	2,317,505	3,100,620	446,582	1,361,224	1,935,509	285,502
Operating expenses(2)
Research and development	(431,188)	(548,799)	(675,230)	(97,253)	(351,876)	(332,920)	(49,108)
Sales and marketing	(102,527)	(312,870)	(387,268)	(55,778)	(166,660)	(293,036)	(43,225)
General and administrative	(223,019)	(358,474)	(482,437)	(69,485)	(173,562)	(181,197)	(26,728)
Goodwill impairment	—	(310,124)	(17,665)	(2,544)	—	—	—
Fair value change of contingent consideration	—	292,471	—	—	—	—	—
Total operating expenses	(756,734)	(1,237,796)	(1,562,600)	(225,060)	(692,098)	(807,153)	(119,061)
Gain/(loss) on deconsolidation and disposal of subsidiaries	—	—	103,960	14,973	(23,474)	37,989	5,604
Other income	6,319	82,300	129,504	18,652	31,412	49,986	7,373
Operating income	1,078,804	1,162,009	1,771,484	255,147	677,064	1,216,331	179,418
Income before income tax expenses	1,214,480	1,162,512	1,783,811	256,923	661,434	1,294,239	190,911
Net income attributable to YY Inc.	1,064,472	1,033,243	1,523,918	219,491	551,625	1,116,862	164,747
Weighted average number of ADS used in calculating net income per ADS:
Basic	57,657,035	56,259,499	56,367,166	56,367,166	56,153,766	56,757,452	56,757,452
Diluted	59,927,174	57,541,558	60,805,566	60,805,566	57,141,627	59,234,872	59,234,872
Net income per ADS(3)
Basic	18.46	18.37	27.04	3.89	9.82	19.68	2.90
Diluted	17.76	17.96	26.40	3.80	9.65	19.21	2.83
Weighted average number of common shares used in calculating net income per common share:
Basic	1,153,140,699	1,125,189,978	1,127,343,312	1,127,343,312	1,123,075,313	1,135,149,038	1,135,149,038
Diluted	1,198,543,473	1,150,831,163	1,216,111,329	1,216,111,329	1,142,832,539	1,184,697,433	1,184,697,433
Net income per common share(3)
Basic	0.92	0.92	1.35	0.19	0.49	0.98	0.15
Diluted	0.89	0.90	1.32	0.19	0.48	0.96	0.14

(1)
For the year ended December 31, 2016, revenue presentation has been changed to live streaming, online games, membership and others. We also have retrospectively changed the revenue presentation for the year ended December 31, 2014 and 2015.

(2)
Share-based compensation was allocated in cost of revenues and operating expenses as follows:

	Year Ended December 31,				Six Months Ended June 30,
	2014	2015	2016		2016		2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Cost of revenues	18,037	23,963	15,894	2,289	8,753	6,644	980
Research and development	54,141	70,951	78,816	11,352	53,773	21,896	3,230
Sales and marketing	2,807	3,283	3,107	448	1,780	812	120
General and administrative	59,647	87,175	59,469	8,565	31,113	16,706	2,464
(3)
Each ADS represents 20 Class A common shares.

The following table presents our summary consolidated balance sheet data as of December 31, 2015 and 2016 and June 30, 2017.
	As of December 31,			As of June 30, 2017
	2015	2016
	RMB	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	928,934	1,579,743	227,530	1,349,141	199,009
Short-term deposits	1,894,946	3,751,519	540,331	1,890,000	278,790
Goodwill	151,638	14,300	2,060	14,277	2,106
Total assets*	7,302,754	9,785,792	1,409,447	8,814,365	1,300,189
Convertible bonds (current)**	—	2,768,469	398,742	—	—
Total current liabilities	1,384,414	4,690,448	675,565	2,504,792	369,477
Convertible bonds (non-current)	2,572,119	—	—	6,775	999
Total mezzanine equity	61,833	9,272	1,335	12,687	1,871
Class A common shares (US$0.00001 par value; 10,000,000,000 shares authorized, 728,227,848, 750,115,028 and 773,115,328 shares issued and outstanding as of December 31, 2015 and 2016 and June 30, 2017, respectively)	43	44	6	46	7
Class B common shares (US$0.00001 par value; 1,000,000,000 shares authorized, 369,557,976, 359,557,976 and 347,982,976 shares issued and outstanding as of December 31, 2015 and 2016 and June 30, 2017, respectively)	27	26	4	25	4
Retained earnings	1,207,168	2,728,736	393,020	3,845,598	567,256
Total shareholders’ equity	3,246,819	5,052,555	727,719	6,254,161	922,539

*
Effectively January 2016, ASU 2015-3 issued by FASB requires entities to present the issuance costs of bonds in the balance sheet as a direct deduction from the related bonds rather than assets. Accordingly, we retrospectively reclassified RMB25.3 million of issuance cost of bonds from other non-current assets into convertible bonds as of December 31, 2015.

**
Convertible bonds classified in current liabilities represent convertible senior notes which may be redeemed within one year.

The following table presents our summary consolidated cash flow data for the years ended December 31, 2014, 2015 and 2016 and the six months ended June 30, 2016 and 2017.
	Year Ended December 31,				Six Months Ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Cash Flow Data:
Net cash provided by operating activities	1,301,351	1,823,442	2,421,135	348,715	772,183	1,281,523	189,035
Net cash (used in)/provided by investing activities	(3,954,055)	(1,048,022)	(1,783,138)	(256,824)	(1,025,179)	592,029	87,328
Net cash provided by/(used in) financing activities	2,402,762	(337,143)	10,651	1,534	3,035	(2,100,504)	(309,841)
Effect of exchange rate changes on cash and cash equivalents	(4,628)	15,629	2,161	311	166	(3,650)	(538)
Cash and cash equivalents at the beginning of year/period	729,598	475,028	928,934	133,794	928,934	1,579,743	233,025
Net (decrease)/increase in cash and cash equivalents	(249,942)	438,277	648,648	93,425	(249,961)	(226,952)	(33,478)
Cash and cash equivalents at the end of year/period	475,028	928,934	1,579,743	227,530	679,139	1,349,141	199,009

RISK FACTORS
Investing in the ADSs involves a high degree of risk. Before you decide to buy these securities, you should carefully consider the risks described below together with the risks described in our 2016 Annual Report, and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.
Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus supplement.
Risks Related to Our Business
Our business is based on a relatively new business model in a relatively new market in which user demand may change or decrease substantially.
Many of the elements of our business are unique, evolving and relatively unproven. The markets for our technology, especially our live streaming technology, and products and services are relatively new and rapidly developing and are subject to significant challenges. Our business relies heavily upon increased revenues from our live streaming services, as well as our ability to successfully monetize our user base and products and services, and we may not succeed in any of these respects.
As the online live streaming industry in China is relatively young and untested, there are few proven methods of projecting user demand or available industry standards on which we can rely. Furthermore, some of our current monetization methods are in a relatively preliminary stage. For non-game virtual items, we consider industry standards and expected user demand in determining how to most effectively optimize virtual item merchandizing. We cannot assure you that our attempts to monetize our user base and products and services will continue to be successful, profitable or widely accepted, and therefore the future revenue and income potential of our business are difficult to evaluate.
If we fail to effectively manage our growth or implement our business strategies, our business and results of operations may be materially and adversely affected.
We have experienced a period of significant rapid growth and expansion that has placed, and continues to place, significant strain on our management and resources. We cannot assure you that this level of significant growth will be sustainable or achieved at all in the future. We believe that our continued growth will depend on our ability to develop new sources of revenue, increase monetization, attract new users, retain and expand paying users, encourage additional purchases by our paying users, continue developing innovative products, services and technologies in response to user demand, increase brand awareness through marketing and promotional activities, react to changes in user access to and use of the internet, expand into new market segments, integrate new devices, platforms and operating systems, develop new advertising and promotion methods, attract new advertisers and retain existing advertisers and take advantage of any growth in the relevant markets. We cannot assure you that we will achieve any of the above or achieve any of the above in a cost-effective manner.
To manage our growth and maintain profitability, we anticipate that we will need to continue to implement, from time to time, a variety of new and upgraded operational and financial systems, procedures and controls on an as-needed basis. We will also need to further expand, train, manage and motivate our workforce and manage our relationships with users, performers, third party game developers, advertisers, media platforms and other business partners. All of these endeavors involve risks and will require substantial management efforts and skills, as well as significant additional expenditures. We cannot assure you that we will be able to effectively manage our growth or implement our future business strategies, and failure to do so may materially and adversely affect our business and results of operations.
We cannot guarantee that we will be able to successfully carry out our overseas expansion strategy. We will face certain risks inherent in doing business internationally, including but not limited to: difficulties in developing, staffing and simultaneously managing a foreign operation as a result of distance, language and cultural differences; challenges in formulating effective local sales and marketing strategies targeting users from various jurisdictions and cultures, who have a diverse range of preferences and demands; challenges in identifying appropriate local business partners and establishing and maintaining good working relationships with them; dependence on local platforms in marketing our international products and services overseas; challenges in selecting suitable geographical regions for international business; political or social unrest or economic instability; compliance with applicable foreign laws and regulations and unexpected changes in laws or regulations; exposure to different tax jurisdictions that may subject us to greater fluctuations in our effective tax rate and potentially adverse tax consequences; and increased costs associated with doing business in foreign jurisdictions.
We are a relatively young company, and you should consider our prospects in light of the risks and uncertainties which early-stage companies in evolving industries in China with limited operating histories may be exposed to or encounter, including possible volatility in the trading prices of our ADSs.
We expect that we will continue to incur significant costs and expenses in many aspects of our business, such as sales and marketing expenses to acquire users and raise our brand awareness, as well as research and development costs to update existing services and launch new services and rising bandwidth costs to support our video function, grow our user base and generally expand our business operations. We have been profitable since 2012 and achieved accumulated profitability since 2014, but we may not generate sufficient revenues to offset such costs and expenses to achieve or sustain profitability in the future. In addition, we expect to continue to invest heavily in our operations to maintain our current market position, support our anticipated future growth and meet our expanded reporting and compliance obligations as a public company.
Our profitability is also affected by other factors beyond our control. The continued success of our business depends on our ability to identify which services will appeal to our user base and to offer such services on commercially acceptable terms. Our ability to finance our planned expansion also depends in part on our ability to convert active users into paying users and increase the average revenue per paying user, or ARPU, and successfully compete in a very competitive market.
We have a limited operating history. We introduced YY Client in July 2008 and have experienced a high growth rate since then. As a result of our relatively short history, our historical results of operations may not provide a meaningful basis for evaluating our business, financial performance and future prospects. We may not be able to achieve similar growth rates in future periods. Accordingly, you should not rely on our results of operations for any prior periods as an indication of our future performance. We may again incur net losses in the future and you should consider our prospects in light of the risks and uncertainties which early-stage companies in evolving industries in China with limited operating histories such as ours may be exposed to or encounter, including risks associated with being a public company with business operations located mainly in China. See “— Risks Related to This Offering and Our Common Shares and ADSs — The trading prices of our ADSs are likely to be volatile, which could result in substantial losses to investors.”
Our business is heavily dependent on revenues from live streaming services. If our live streaming revenue declines in the future, our results of operations may be materially and adversely affected.
Historically, a substantial majority of our revenues are from live streaming services, online games, and membership subscription fees. In 2016 and the first half of 2017, revenues from live streaming, online games and membership subscription fees constituted 96.9% and 98.9% of our total net revenue, respectively, with revenues from live streaming alone accounting for 85.7% and 90.9% of our total net revenue, respectively. We expect that our business will continue to be dependent on revenues from live streaming services in the future. Any decline in live streaming revenues may materially and adversely affect our results of operations. See “— The revenue model for each of our live streaming and our membership program may not remain effective, which may affect our ability to retain existing users and attract new users and materially and adversely affect our business, financial condition and results of operations.”
We may be held liable for information or content displayed on, retrieved from or linked to our platforms, or distributed to our users, and PRC authorities may impose legal sanctions on us, including, in serious cases, suspending or revoking the licenses necessary to operate our platforms.
Our live streaming platforms enable users to exchange information, generate and distribute content, advertise products and services, conduct business and engage in various other online activities. However, our platforms do not require real-name registration by our users and because a majority of the communications on our platforms is conducted in real time, we are unable to verify the sources of all information posted thereon or examine the content generated by users before they are posted. Therefore, it is possible that users may engage in illegal, obscene or incendiary conversations or activities, including the publishing of inappropriate or illegal content that may be deemed unlawful under PRC laws and regulations on our platforms. These issues exist on YY Live, Huya and our other websites and mobile apps. If any content on our platforms is deemed illegal, obscene or incendiary, or if appropriate licenses and third party consents have not been obtained, claims may be brought against us for defamation, libel, negligence, copyright, patent or trademark infringement, other unlawful activities or other theories and claims based on the nature and content of the information delivered on or otherwise accessed through our platforms. For example, we have occasionally received fines for certain inappropriate materials placed by third parties on our platforms, and may be subject to similar fines and penalties in the future. We also may face liability for copyright or trademark infringement, fraud, and other claims based on the nature and content of the materials that are delivered, shared or otherwise accessed through or published on our platforms. Defending any such action could be costly and involve significant time and attention of our management and other resources. In addition, if they find that we have not adequately managed the content on our platforms, PRC authorities may impose legal sanctions on us, including, in serious cases, suspending or revoking the licenses necessary to operate our platforms. See “Item 4. Information on the Company — B. Business Overview — PRC Regulation — Information Security and Censorship” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and “Item 4. Information on the Company — B. Business Overview — PRC Regulation — Intellectual Property Rights” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
The revenue model for each of our live streaming and our membership program may not remain effective, which may affect our ability to retain existing users and attract new users and materially and adversely affect our business, financial condition and results of operations.
We operate YY Live and Huya broadcasting, our live streaming platforms using a virtual items-based revenue model whereby users can access various forms of entertainment content, participate in or watch online dating shows, watch shows that deliver financial news and information, and get access to the live streaming of different online game plays for free, and have the option of purchasing virtual items. We have generated, and expect to continue to generate, a substantial majority of our live streaming revenues using this revenue model. In 2016 and the first half of 2017, revenues from live streaming contributed 85.7% and 90.9% of our total net revenues, respectively. Our live streaming business has experienced significant growth in recent years, but we cannot assure you that we will continue to achieve a similar growth rate in the future, as the user demand for this service may change, decrease substantially or dissipate, or we may fail to anticipate and serve user demands effectively.
We may not be able to continue to successfully implement the virtual items-based revenue model for live streaming, as popular performers, guilds, famous professional game teams and commentators may leave our platforms, and we may be unable to attract new talents that can attract users or cause such users to increase the amount of time spent engaging and money spent on purchasing virtual items on our platforms. In addition, certain content on our live streaming platforms, such as certain online games owned by or licensed to certain gaming companies or publishers, may not continue to be available to our users for live streaming purposes. Failure to keep our users engaged in the live streaming service may result in reducing ARPU and the number of paying users, which may adversely affect our financial condition and results of operations.
Furthermore, under our current arrangements with certain popular performers, guilds, famous professional game teams and commentators, we share with them a portion of the revenues we derive from the sales of virtual items on our live streaming platforms. We also cooperate with popular professional game teams and commentators to make their game play available on our platforms by paying them fixed sponsorship fees. In the future, the amount we pay to these performers, guilds, famous professional game teams and commentators may increase or we may fail to reach mutually acceptable terms with these parties, which may adversely affect our revenues or cause these parties to leave our platforms. In turn, this may affect the user and revenue growth in this business, which may materially and adversely affect our financial condition and results of operations.

In addition, we have been a pioneer in offering an online concert platform to music performers and YY users. We also continue to focus on expanding the scope of content featured on our platform. However, if our users decide to access live streaming content provided by our current or future competitors, our business, financial condition and results of operations could be materially and adversely affected.
In our membership program, users pay a flat monthly subscription fee in order to become members, and in exchange, we give them access to various privileges and enhanced features on our channels, including additional video usage, priority entrance to certain live performances, and exclusive rights to access VIP avatars, VIP ring-tones, VIP fonts and VIP emoticons. However, we may not be able to further build or maintain our membership base in the future for various reasons — for example, if we fail to continue to provide innovative products and services that are attractive to members, we may not be able to retain them and our business, financial condition and results of operations could be adversely affected.
The revenue model we adopt for online games may not remain effective, causing us to lose game players, which may materially and adversely affect our business, financial condition and results of operations.
We currently operate substantially all of our online games on YY using the virtual items-based revenue model, whereby players can play games for free, but have the option of purchasing in-game virtual items and in-game accessories. We have generated, and expect to continue to generate, a substantial majority of our online game revenues using this revenue model. However, we may not be able to continue successfully implementing the virtual items-based revenue model as we may not be able to develop, obtain or maintain the rights to host online games that attract game players or cause such game players to increase the amount of time spent playing and the amount of money spent on purchasing in-game virtual items. The sale of virtual items requires us to closely track game players’ tastes and preferences and in-game consumption patterns. If we fail to offer popular virtual items, we may not be able to effectively convert our game player base into paying users or encourage existing paying users to spend more on YY.
In addition, PRC regulators have been implementing regulations designed to reduce the amount of time that youths in China spend playing online games. See “Item 4. Information on the Company — B. Business Overview — PRC Regulation — Anti-fatigue Compliance System and Real-name Registration System” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. A revenue model that does not charge for playing time may be viewed by the PRC regulators as inconsistent with this goal. If we were to start charging for playing time, we may lose game players who may choose to play online games from other providers and on other platforms or choose to engage in other alternative forms of entertainment, including traditional offline personal computers, PCs, or video games.
We cannot assure you that the revenue model that we have adopted for any of our online games will continue to be suitable, or that we will not in the future need to change our revenue model or introduce a new revenue model. We may change the revenue model for some of our online games if we believe the existing models are not generating adequate revenues. A change in revenue model could result in various adverse consequences, including disruptions of our online game operations, criticism from game players who have invested time and money in a game, a decrease in the number of our game players and a decrease in the revenues we generate from our online games. Therefore, such a change in revenue model may materially and adversely affect our business, financial condition and results of operations.
We generate a significant portion of our online game revenues from a limited number of popular online games, most of which are PC-based online games. Due to the increasing popularity of mobile online games, our online game business sector faces a weak PC-based online game market. We experienced a significant decline in our online games revenues in the first half of 2017, as compared with the corresponding period in 2016. If we cannot continue to offer popular PC-based online games that retain existing players or attract new players, if the PC-based online game market continues to remain weak or shrink, if we are unable to successfully develop or source new online games, in particular mobile online games, if the terms of the revenue-sharing or exclusive license arrangements become less favorable, if the number of our paying users for online games declines or ceases to grow for any reason, or if the average revenue per paying user for online games declines or ceases to grow for any reason, our revenues from online games may decrease, and our financial condition and results of operations may be materially and adversely affected

We generate a significant portion of our online game revenues from a limited number of popular online games on YY, primarily through selling of game tokens to users for their purchase of in-game virtual items. In 2016 and the first half of 2017, the five most popular online games contributed 37.2% and 44.9% of our total online game revenues. A majority of our popular online games are created by third party game developers under revenue-sharing arrangements that typically last one to two years, and which typically provide for automatic extension or renewal. A few of our online games are licensed to us by third party game developers under exclusive license arrangements. If we fail to maintain or renew these contracts on acceptable terms or at all, we may be unable to continue offering these popular online games, and our operating results will be adversely affected. For online games licensed to us under exclusive license arrangements, we also have to devote additional resources to promoting these games on our platforms or licensing such games to the appropriate third party operators. If our users decide to access any of our online games through our competitors, or if they prefer other online games hosted by our competitors, our operating results could be materially and adversely affected.
Our revenues from online games accounted for 22.1%, 13.1%, 7.7% and 6.0% of our total net revenues in 2014, 2015, 2016, and the first half of 2017, respectively. We believe that most online games have a limited commercial lifespan. We must continually source new online games that appeal to our game players. Hence, we must maintain good relationships with our third party game developers to have access to new popular games with reasonable revenue-sharing or exclusive licensing terms. Under most of our current revenue-sharing and exclusive license arrangements, we retain a majority of the gross revenues generated from each particular game. In the future, we may not be able to achieve similarly attractive revenue-sharing or other commercial terms, which may adversely affect our net revenues. Additionally, we depend upon these third party game developers to provide the technical support necessary to operate their online games on our platforms and to develop updates and expansion packs to sustain player interest in a game. Most of our third party game developers have limited operating histories and financial resources, and the contracts we enter into with them do not clearly provide for remedies to us in the event they fail to deliver the games or the promised updates and expansion packs as scheduled.
If we are not successful in sourcing and providing popular new online games, our revenues from online games under revenue-sharing and exclusive licensing arrangements and in-game virtual items may decrease. If this were to happen, our financial condition and results of operations may be materially and adversely affected.
We have granted employee stock options and other share-based awards in the past and are very likely to continue to do so in the future. We recognize share-based compensation expenses in our consolidated statements of operations in accordance with the relevant rules under U.S. GAAP, which have had and may continue to have a material and adverse effect on our results of operations.
We have granted share-based compensation awards, including share options, restricted shares and restricted share units, to various employees, key personnel and other non-employees to incentivize performance and align their interests with ours. Under our 2009 employee equity incentive scheme, or the 2009 Scheme, we are authorized to grant options or restricted shares to purchase a maximum of 120,020,001 common shares. Under our 2011 share incentive plan, or the 2011 Plan, we are authorized to grant options, restricted shares or restricted share units to purchase a maximum of 43,000,000 common shares, plus an annual increase of 20,000,000 common shares on the first day of each fiscal year, beginning from 2013, or such smaller number of Class A common shares as determined by our board of directors. As of June 30, 2017, options to purchase 460,495 common shares, 5,587,092 restricted shares and 28,078,548 restricted share units were outstanding under the 2009 Scheme and the 2011 Plan. As a result of these grants and potential future grants, we had incurred in the past and expect to continue to incur significant share-based compensation expenses in the future. The amount of these expenses is based on the fair value of the share-based awards. We account for compensation costs for certain share-based compensation awards granted in the past using a graded-vesting method and recognize expenses in our consolidated statements of operations in accordance with the relevant rules under U.S. GAAP. The expenses associated with share-based compensation materially increased our net losses or reduced our net income in the past, and may reduce our net income in the future. In addition, any additional securities issued under share-based compensation schemes will dilute the ownership interests of our shareholders, including holders of our ADSs. However, if we limit the scope of the share-based compensation schemes, we may not be able to attract or retain key personnel who expect to be compensated by options, restricted shares or restricted share units.
The number of active users we have may fluctuate and we may fail to attract more paying users, which may materially and adversely affect our revenues growth, results of operations and financial condition.
For the three months ended June 30, 2017, the number of average monthly active users of our mobile products was 66.1 million. We have experienced declines in growth rate of our average monthly active users, due to the increase in the base number of the average monthly active users. The number of our monthly active users may substantially fluctuate from time to time. If we are unable to attract new users and retain them as active users and convert non-paying active users into paying users, our revenues may fail to grow and our results of operations and financial condition may suffer.
We may not be able to keep our users highly engaged, which may reduce our monetization opportunities and materially and adversely affect our revenues, profitability and prospects.
Our success depends on our ability to maintain and grow our user base and keep our users highly engaged. In order to attract and retain users and remain competitive, we must continue to innovate our products and services, implement new technologies and functionalities and improve the features of our platforms in order to entice users to use our products and services more frequently and for longer durations.
The internet industry is characterized by constant changes, including rapid technological evolution, continual shifts in customer demands, frequent introductions of new products and services and constant emergence of new industry standards and practices. Thus our success will depend, in part, on our ability to respond to these changes on a cost-effective and timely basis; failure to do so may cause our user base to shrink and user engagement level to decline and our results of operations would be materially and adversely affected. For example, our plan to more broadly support mobile-live broadcasting across our live streaming platform and retain the ability to offer high quality delivery of voice and video data may cause us to incur significant additional costs and may not succeed.
Due to the intensified competitions among live streaming platforms, users may leave us for competitors’ platforms more quickly than in other online sectors. A decrease in the number of active YY users may reduce the diversity and vibrancy of our platforms’ online ecosystem and affect our user-generated content and activities, which may in turn reduce our monetization opportunities and have a material and adverse effect on our business, financial condition and results of operations.
We cannot assure you that our platforms will continue to be sufficiently popular with our users to offset the costs incurred to operate and expand it. User satisfaction is particularly difficult to predict as internet users in China may not be familiar with the concept of a live streaming platform such as ours which enable users to interact in live online group activities through voice, text and video. We have historically relied on word of mouth referrals to increase user awareness of our products and services and to expand our user base. If we decide to engage in more conventional advertising or marketing campaigns, our sales and marketing expenses will increase, which could have an adverse effect on our results of operations. Failure to maintain or grow our user base in a cost-effective manner, or at all, and keep our users highly engaged would materially and negatively affect our results of operations.
We face competition in several major aspects of our business. If we fail to compete effectively, we may lose users and advertisers which could materially and adversely affect our business, financial condition and results of operations.
We face competition in several major aspects of our business, particularly from companies that provide live streaming services and online games. Some of our competitors may have longer operating histories and significantly greater financial, technical and marketing resources than we do, and in turn may have an advantage in attracting and retaining users and advertisers. In addition, competitors in some areas of our business may have significantly larger user bases and more established brand names than we do and may be able to more effectively leverage their user bases and brand names to provide live streaming, internet communication, online games and other products and services, and thereby increase their respective market shares. We may also face potential competition from global live streaming service providers that seek to enter the China market, whether independently or through the formation of alliances with, or acquisition of, PRC domestic internet companies.
In relation to our live streaming business and our online advertising and promotion business, our competitors primarily include Momo,Yingke (Ingkee), DouyuTV.com, Huajiao, Youku’s Laifeng, Yizhibo, NetEase’s Bobo, Kuaishou, Weibo and Today’s Headlines. For online games, our competitors include other major internet companies that host games, such as 37.com, 4399.com, Tencent, Qihoo 360 and other private companies. We also have various competitors in the online game media market in China. Duowan.com’s primary competitor among game media websites is 17173.com.
If we are not able to effectively compete in any of our lines of business, our overall user base and level of user engagement may decrease, which could reduce our paying users or make us less attractive to advertisers. We may be required to spend additional resources to further increase our brand recognition and promote our products and services, and such additional spending could adversely affect our profitability. Furthermore, if we are involved in disputes with any of our competitors that result in negative publicity to us, such disputes, regardless of their veracity or outcome, may harm our reputation or brand image and in turn lead to reduced number of users and advertisers. Any legal proceedings or measures we take in response to such disputes may be expensive, time-consuming and disruptive to our operations and divert our management’s attention.
Our competitors may unilaterally decide to adopt a wide range of measures targeted at us, including possibly designing their products to negatively impact our operations, such as sending virus-like programs to attack elements of our platforms. Some competitors may also make their applications incompatible with ours, effectively requiring users to either stop using our competitors’ products or uninstall our products, leading to a reduction in our number of users. For example, in a widely publicized dispute between two of the largest companies providing user-end software in China, one of the companies announced that it would disable its own software on computers that had installed its rival’s products. As a result, a significant number of users stopped using products from either or both of these companies. Due to the large number of internet users that were affected, the Ministry of Industry and Information Technology of China, or the MIIT, ordered the parties to ensure the compatibility of the relevant products. Similar events may occur in the future between our competitors and us, which may reduce our market share, negatively affect our brand and reputation, and materially and adversely affect our business, financial condition and results of operations.
We generate a portion of our revenues from online advertising and promotion. If we fail to attract more advertisers to our platforms or if advertisers are less willing to advertise with us, our revenues may be adversely affected.
In the first half of 2017, online advertising and promotion accounted for less than 0.7% of our total net revenues. Although we have become less dependent upon online advertising and promotion revenues due to a shift in the majority of our revenues from online advertising and promotion to live streaming service, our revenues still partly depend on the continual development of the online advertising industry in China and advertisers’ allocation of budgets to internet advertising and promotion. In addition, companies that decide to advertise or promote online may utilize more established methods or channels for online advertising and promotion, such as more established Chinese internet portals or search engines, over advertising and promotion on our platforms. If the online advertising market size does not increase from current levels, or if we are unable to capture and retain a sufficient share of that market, our ability to maintain or increase our current level of online advertising and promotion revenues and our profitability and prospects could be adversely affected.
We offer advertising and promotion services substantially through contracts entered into with third party advertising agencies and by way of displaying advertisement on our websites and platforms or providing promotion integrated in the programs, shows or other content offered on our live streaming platforms. We cannot assure you that we will be able to retain existing direct advertisers or advertising agencies or attract new direct advertisers and advertising agencies. Since our arrangements with third party advertising agencies typically involve one-year framework agreements, these advertising arrangements may be easily amended or terminated without incurring liabilities. If we fail to retain existing advertisers and advertising agencies or attract new direct advertisers and direct advertising agencies or any of our current advertising methods or promotion activities becomes less effective, our business, financial condition and results of operations may be adversely affected.
Spammers and malicious applications may affect user experience, which could reduce our ability to attract users and advertisers and materially and adversely affect our business, financial condition and results of operations.
Spammers may use YY to send targeted and untargeted spam messages to users, which may affect user experience. As a result, our users may use our products and services less or stop using them altogether. In spamming activities, spammers typically create multiple user accounts for the purpose of sending spam messages. Although we attempt to identify and delete accounts created for spamming purposes, we may not be able to effectively eliminate all spam messages from our platforms in a timely fashion. Any spamming activities could have a material and adverse effect on our business, financial condition and results of operations.
We use third party services and technologies in connection with our business, and any disruption to the provision of these services and technologies to us could result in adverse publicity and a slowdown in the growth of our users, which could materially and adversely affect our business, financial condition and results of operations.
Our business depends upon services provided by, and relationships with, third parties. If we are unable to retain or attract popular talents such as performers and professional game players for our live streaming platform or if these talents cannot draw fans or participants, our results of operations may be adversely affected. Also, if guilds are unable to reach or maintain mutually satisfactory cooperation arrangements with the performers that they manage on our live streaming platform, we may lose popular performers and our business and operations may be adversely affected. Furthermore, if we are unable to obtain or retain rights to host popular online games or popular in-game virtual items, we could be required to devote greater resources and time to obtain hosting rights for new games and applications from other parties or be required to share a bigger portion of our revenues with third party game developers, and our results of operations may be negatively impacted. In addition, some third party software we use in our operations are currently publicly available without charge. If the owner of any such software decides to charge users or no longer makes the software publicly available, we may need to incur significant cost to license the software, find replacement software or develop it on our own. If we are unable to find or develop replacement software at a reasonable cost, or at all, our business and operations may be adversely affected.
Some of the games offered by us run on a complex network of servers located in and maintained by third party data centers throughout China and our overall network relies on broadband connections provided by third party operators. We expect this dependence on third parties to continue. The networks maintained and services provided by such third parties are vulnerable to damage or interruption, which could impact our results of operations. See “— System failure, interruptions and downtime can result in adverse publicity for our products and result in net revenue losses, a slowdown in the growth of our registered user accounts and a decrease in the number of our active users. If any of these system disruptions occurs, our business, financial condition and results of operations may be materially and adversely affected.”
Furthermore, we generate substantially all of our online advertising revenues through agreements entered into with various third party advertising agencies that represent advertisers. We do not have long-term cooperation agreements or exclusive arrangements with these agencies and they may elect to direct business opportunities to other advertising service providers. If we fail to retain and enhance our business relationships with these third party advertising agencies, we may suffer from a loss of advertisers and our business and results of operations may be materially and adversely affected.
In addition, we sell a significant portion of our products and services through third party online payment systems. If any of these third party online payment systems suffer from security breaches, users may lose confidence in such payment systems and refrain from purchasing our virtual items online, in which case our results of operations would be negatively impacted. See “— The security of operations of, and fees charged by, third party online payment platforms may have a material adverse effect on our business and results of operations.”

We exercise no control over the third parties with whom we have business arrangements. If such third parties increase their prices, fail to provide their services effectively, terminate their service or agreements or discontinue their relationships with us, we could suffer service interruptions, reduced revenues or increased costs, any of which may have a material adverse effect on our business, financial condition and results of operations.
System failure, interruptions and downtime can result in adverse publicity for our products and result in net revenue losses, a slowdown in the growth of our registered user accounts and a decrease in the number of our active users. If any of these system disruptions occurs, our business, financial condition and results of operations may be materially and adversely affected.
Although we seek to reduce the possibility of disruptions or other outages, our services may be disrupted by problems with our own technology and system, such as malfunctions in our software or other facilities and network overload. Our systems may be vulnerable to damage or interruption from telecommunication failures, power loss, computer attacks or viruses, earthquakes, floods, fires, terrorist attacks and similar events. We have experienced system failures, including a partial system outage in 2009 caused by hackers hired by a competing business intending to maliciously overwhelm and clog our servers and our routing system. Those responsible were subsequently found guilty and penalized by the PRC courts and we have subsequently updated our system to make it more difficult for similar attacks to succeed in the future, but we cannot assure you that there will be no similar failures in the future. Parts of our system are not fully redundant, and our disaster recovery planning is not sufficient for all eventualities. Despite any precaution we may take, the occurrence of a natural disaster or other unanticipated problems at our hosting facilities could result in lengthy interruptions in the availability of our products and services. Any interruption in the ability of our users to use our products and services could reduce our future revenues, harm our future profits, subject us to regulatory scrutiny and lead users to seek alternative forms of online social interactions.
Our servers that process user payments experience some downtime on a regular basis, which may negatively affect our brand and user perception of the reliability of our systems. Any scheduled or unscheduled interruption in the ability of users to use our payment systems could result in an immediate, and possibly substantial, loss of revenues.
Almost all internet access in China is maintained through state-owned telecommunication operators under the control and supervision of the MIIT, and we use a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and internet data centers to host our servers. Internet data centers in China are generally owned by telecommunication service providers with their own broadband networks and are leased to various customers through third party agents. These third party agents negotiate the terms of the leases, enter into lease agreements with end customers, handle customer interactions and manage the data centers on behalf of the data center owners. In the past, we signed data center lease agreements with multiple third party agents. With the expansion of our business, we may be required to purchase more bandwidth and upgrade our technology and infrastructure to keep up with the increasing traffic on our websites and increasing user levels on our platforms overall. We cannot assure you that the telecommunications providers whose networks we lease or the third party agents that operate our data centers would be able to accommodate all of our requests for more bandwidth or upgraded infrastructure or network, or that the internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in our internet usage.
Our users may use our products or services for critical transactions and communications, especially business communications. As a result, any system failures could result in damage to such users’ businesses. These users could seek significant compensation from us for their losses. Even if unsuccessful, this type of claim would likely be time consuming and costly for us to address.
We have limited control over the prices of the services provided by telecommunication service providers and may have limited access to alternative networks or services. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be materially and adversely affected. Furthermore, if internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

The respective number of our registered user accounts, active users, paying users and unique visitors may overstate the number of unique individuals who register to use our products and services, log on to our platforms, purchase virtual items or other products and services on our platforms, respectively, and may therefore lead to an inaccurate interpretation of our average revenue per paying user metric and of our business operations by our management and by investors, and may affect advertisers’ decisions on the amount spent on advertising with us.
We do not operate our platforms on a real-name basis and therefore we cannot and do not track the number of unique paying users. Instead, we track the number of registered user accounts, active users, paying users and unique visitors. We calculate certain operating metrics in the following ways: (a) the number of registered user accounts is the cumulative number of user accounts at the end of the relevant period that have logged onto our platforms at least once after registration, (b) the number of active users is the cumulative number of user accounts at the end of the relevant period that have signed onto our platforms at least once during the relevant period, (c) the number of paying users is the cumulative number of registered user accounts that have purchased virtual items or other products and services on our platforms at least once during the relevant period, and (d) the number of unique visitors is the number of visits to our PC platforms from specific IP addresses for the relevant period, with each IP address counting as a separate unique visitor. The actual number of unique individual users, however, is likely to be lower than that of registered user accounts, active users, paying users and unique visitors, potentially significantly, for three primary reasons. First, each individual user may register more than once and therefore have more than one account, and sign onto each of these accounts during a given period. For example, a user may (a) create separate accounts for community and personal use and log onto each account at different times for different activities or (b) if he or she lost his or her original username or password, he or she can simply register again and create an additional account. Second, we experience irregular registration activities such as the creation of a significant number of improper user accounts by a limited number of individuals, which may be in violation of our policies, including for the purpose of clogging our network or posting spam to our channels. We believe that some of these accounts may also be created for specific purposes such as to increase the number of votes for certain performers in various contests, but the number of registered user accounts, paying users and active users do not exclude user accounts created for such purposes. We have limited ability to validate or confirm the accuracy of information provided during the user registration process to ascertain whether a new user account created was actually created by an existing user who is registering duplicative accounts. Third, each individual user may access our PC platforms from more than one IP address; although subsequent visits from the same IP address do not add to our total unique visitors count, each new IP address used by an individual would be counted as a different unique visitor to our PC platforms. For example, a user would be counted as a unique visitor three times if he or she accessed our PC platforms from the user’s home computer, office computer and mobile phone. Thus, the respective number of our registered user accounts, active users, paying users and unique visitors may overstate the number of unique individuals who register on our platforms, sign onto our platforms, purchase virtual items or other products and services on our platforms and access our PC platforms, respectively which may lead to an inaccurate interpretation of our average revenue per paying user metric.
In addition, we may be unable to track whether we are successfully converting registered users or active users into paying users since we do not track the number of unique individuals or operate our platforms on a real-name basis. If the growth in the number of our registered user accounts, active users, paying users or unique visitors is lower than the actual growth in the number of unique individual registered, active or paying users or unique visitors, our user engagement level, sales and our business may not grow as quickly as we expect, and advertisers may reduce the amount spent on advertising with us, which may harm our business, financial condition and results of operations. In addition, such overstatement may cause inaccurate evaluation of our business operations by our management and by investors, which may also materially and adversely affect our business and results of operations.
If we are unable to continue to successfully capture and retain the growing number of users that access internet services through mobile devices or successfully monetize mobile users, our business, financial condition and results of operations may be materially and adversely affected.
An increasing number of users are accessing our platforms through mobile devices, and we consider the rise of mobile-based business to be a general trend. We have been taking measures to expand our success from PC-based products and services to the mobile platform. Our mobile apps in aggregate, have contributed 58.4% of the total revenue generated from our live streaming services in the second quarter of 2017, compared to 35.5% in the same period of 2016. Mobile live streaming paying users in the second quarter of 2017 accounted for 76.0% of all live streaming paying users in that quarter. The ARPU of our live streaming mobile apps has reached RMB342.4 (US$50.5) in the second quarter of 2017, compared to RMB445.6 (US$65.7), the average ARPU of our entire live streaming business. We have also developed numerous mobile applications for other parts of our business. An important element of our strategy is to continue to develop and enhance mobile applications to capture a greater share of the growing number of mobile users.
Nevertheless, since the user experience and user habits on mobile devices are significantly different from those on PCs, there can be no assurance that we can succeed in adapting our products and services to the expectation of mobile users. If we are unable to attract and retain the increasing number of mobile users, or if we are slower than our competitors in developing attractive services adaptable for mobile devices, we may fail to capture a significant share of an increasingly important portion of the market or may lose existing users. In addition, even if we are able to retain the increasing number of mobile users, we may not be able to successfully monetize them in the future. For example, because of the inherent limitations of mobile devices, such as a smaller display screen space as compared to PCs, we may not be able to provide as many kinds of virtual items on our mobile applications as we can on YY Client, which may limit the monetization potential of mobile users.
Furthermore, as new mobile devices and operating systems are continually being released, it is difficult to predict the problems we may encounter in developing and updating versions of our products and services for use on these devices and operating systems, and we have devoted, and expect to continue to devote, significant resources to create, support and maintain these services. Devices providing access to our products and services are not manufactured and sold by us, and we cannot assure you that the companies manufacturing or selling these devices would always ensure that their devices perform reliably and are maximally compatible with our systems. Any faulty connection between these devices and our products and services may result in consumer dissatisfaction with us, which could damage our brand and have a material and adverse effect on our financial results. In addition, the lower resolution, functionality and memory associated with some mobile devices make the use of our products and services through such devices more difficult and the versions of our products and services we develop for these devices may fail to attract users. Manufacturers or distributors may establish unique technical standards for their devices and, as a result, our mobile applications may not work or be viewable on these devices. Meanwhile, new social platforms or services may emerge which are specifically created to function on mobile operating systems, whereas our platforms were originally designed to be accessed from PCs. Such new entrants may operate more effectively on mobile devices than our mobile applications do.
Due to the increasing importance of mobile-based business, any of the above may have a material adverse effect on our business, financial condition and results of operations.
The development of mobile technology and applications as a substitute for PC-based technology and applications may adversely affect our existing business, and in turn our revenues and financial performance.
In recent years, the development of mobile technology and application, such as increased speed and stability of mobile network and enhancement of mobile devices, allows performers, content providers and other users to broadcast simply with a mobile device instead of relying on PC-based or other more complicated devices. Due to the portability and affordability of mobile devices, mobile broadcasting is more diversified and spontaneous as compared to online broadcasting on PC-based platforms. We believe that such innovation brings opportunities as well as challenges for our business.
We launched our mobile broadcasting application, ME Live, in February 2016, which competes with a few other mobile broadcasting applications, such as Yingke (Ingkee) released in 2015. Although we believe that our mobile application has some unique features and is competitive in the market, the industry is new and we expect the competition to be intensive. Since mobile broadcasting is more diversified and spontaneous, our experience in content organization and interaction on PC platforms may not satisfy the mobile users, we may hence fail to attract or retain such mobile users. There can be no assurance that we will be able to gain as significant a market share as we do on PC-based platform. Meanwhile, since the way to monetize mobile users is different from the way to monetize PC users, even if we are able to attract and retain a considerable number of mobile users, we may not generate as much revenue as we do on PCs.

Although we believe that users, including performers, are unlikely to entirely migrate to mobile applications and cease to use YY through PCs and that most of our mobile users also access our platforms through PCs, we cannot assure you that the increasing usage of mobile application will not cause our users to cease accessing our platforms from PCs. If a significant number of users migrate to mobile applications as a substitute for accessing our platforms through PCs, or even turn to use mobile applications developed by our competitors, our business, results of operations and financial condition would be negatively affected.
Concerns about collection and use of personal data could damage our reputation and deter current and potential users from using our products and services, which could lead to lower revenues.
Concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy-related matters, even if unfounded, could damage our reputation and operating results. We apply strict management and protection for any information provided by users and, under our privacy policy, without our users’ prior consent, we will not provide any of our users’ personal information to any unrelated third party. While we strive to comply with our privacy guidelines as well as all applicable data protection laws and regulations, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, and could damage our reputation. User and regulatory attitudes towards privacy are evolving, and future regulatory or user concerns about the extent to which personal information is used or shared with advertisers or others may adversely affect our ability to share certain data with advertisers, which may limit certain methods of targeted advertising. Concerns about the security of personal data could also lead to a decline in general internet usage, which could lead to lower registered, active or paying user numbers on our platforms. For example, if the PRC government authorities require real-name registration for YY Client users or users of our mobile applications, the growth of our user numbers may slow and our business, financial condition and results of operations may be adversely affected. See “— Risks Related to Our Corporate Structure and Our Industry — We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet business and companies.” A significant reduction in registered, active or paying user numbers could lead to lower revenues, which could have a material and adverse effect on our business, financial condition and results of operations.
The security of operations of, and fees charged by, third party online payment platforms may have a material adverse effect on our business and results of operations.
Currently, we sell almost all of our products and services to our users through third party online payment systems. We expect that an increasing amount of our sales will be conducted over the internet as a result of the growing use of online payment systems. In all these online payment transactions, secured transmission of confidential information such as customers’ credit card numbers and personal information over public networks is essential to maintain consumer confidence.
We do not have control over the security measures of our third party online payment vendors, and security breaches of the online payment systems that we use could expose us to litigation and possible liability for failing to secure confidential customer information and could, among other things, damage our reputation and the perceived security of all of the online payment systems that we use. If a well-publicized internet or mobile network security breach were to occur, users concerned about the security of their online financial transactions may become reluctant to purchase our virtual items even if the publicized breach did not involve payment systems or methods used by us. In addition, there may be billing software errors that would damage customer confidence in these online payment systems. If any of the above were to occur and damage our reputation or the perceived security of the online payment systems we use, we may lose paying users and users may be discouraged from purchasing our services, which may have a material adverse effect on our business.
In addition, there are currently only a limited number of third party online payment systems in China. If any of these major payment systems decides to cease to provide services to us, or significantly increase the percentage they charge us for using their payment systems for our virtual items and other services, our results of operations may be materially and adversely affected.

Our core values of focusing on user experience and satisfaction first and acting for the long-term may conflict with the short-term operating results of our business, and also negatively impact our relationships with advertisers or other third parties.
One of our core values is to focus on user experience and satisfaction, which we believe is essential to our success and serves the best, long-term interests of our company and our shareholders. Therefore, we have made, and may make in the future, significant investments or changes in strategy that we think will benefit our users, even if our decision negatively impacts our operating results in the short-term. For example, in order to provide users of YY Client with uninterrupted entertainment options, we do not place significant advertising on YY Client. While this decision adversely affects our operating results in the short-term, we believe it enables us to provide higher quality user experience on YY Client, which will help us expand and maintain our current large user base and create better monetizing potential in the long-term. In addition, this philosophy of putting our users first may also negatively impact our relationships with advertisers or other third parties, and may not result in the long-term benefits that we expect, in which case the success of our business and operating results could be harmed.
Trademarks registered, internet search engine keywords purchased and domain names registered by third parties that are similar to our trademarks, brands or websites could cause confusion to our users, divert online customers away from our products and services or harm our reputation.
Competitors and other third parties may purchase (a) trademarks that are similar to our trademarks and (b) keywords that are confusingly similar to our brands or websites in internet search engine advertising programs and in the header and text of the resulting sponsored links or advertisements in order to divert potential customers from us to their websites. Preventing such unauthorized use is inherently difficult. If we are unable to prevent such unauthorized use, competitors and other third parties may continue to drive potential online customers away from our platforms to competing, irrelevant or potentially offensive platforms, which could harm our reputation and cause us to lose revenue.
We may be subject to intellectual property infringement claims or other allegations, which could result in our payment of substantial damages, penalties and fines, removal of relevant content from our website or seeking license arrangements which may not be available on commercially reasonable terms.
Third party owners or right holders of technology patents, copyrights, trademarks, trade secrets and website content may assert intellectual property infringement or other claims against us. In addition, content generated through our platforms, including real-time content, may also potentially cause disputes regarding content ownership or intellectual property. For example, we could face copyright infringement claims with respect to songs performed live, recorded or made accessible and online games being streamed live, recorded or made accessible on our live streaming platforms. We generated 90.9% of our total net revenues in the first half of 2017 from live streaming services.
The validity, enforceability and scope of protection of intellectual property rights in internet-related industries, particularly in China, are uncertain and still evolving. As we face increasing competition and as litigation becomes a more common way to resolve disputes in China, we face a higher risk of being the subject of intellectual property infringement claims. For example, Guangzhou NetEase Computer System Co., Ltd. has initiated a lawsuit against us in Guangzhou in October 2014, claiming the infringement of its rights of reproduction concerning the online game of Fantasy Westward Journey in the amount of RMB100 million. The latest court hearing was held in April 2017. Although we believe that the claim is unjustified and commercially motivated, if the outcome of the proceeding is unfavorable to us, we may suffer considerable damage to our financial position and reputation. Under relevant PRC laws and regulations, online service providers which provide storage space for users to upload works or links to other services or content could be held liable for copyright infringement under various circumstances, including situations where an online service provider knows or should reasonably have known that the relevant content uploaded or linked to on its platform infringes the copyrights of others and the provider realizes economic benefits from such infringement activities. The “knows or should reasonably have known” element would be fulfilled under some statutorily specified circumstances. For example, online service providers are subject to liability if they fail to take necessary measures, such as deletion, blocking or disconnection, after receiving notification from the legal right holders. In particular, there have been cases in China in which the courts have found an online service provider to be liable for the copyrighted content posted by users which were accessible and stored on such provider’s servers. On the other hand, to our knowledge, there is currently no precedent or settled court practice which provides clear or potential guidance as to whether or to what extent a real-time online platform such as YY would be held liable for the unauthorized posting or live performances of copyrighted content by our users. See “Item 4. Information on the Company — B. Business Overview — PRC Regulation — Intellectual Property Rights” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
We have implemented procedures to reduce the likelihood that we may use, develop or make available any content or applications without the proper licenses or necessary third party consents; such procedures include requiring performers, guilds and users to acknowledge and agree that they would not perform or upload copyrighted content without proper authorization and that they will indemnify us for any relevant copyright infringement claims. However, these procedures may not be effective in preventing unauthorized posting or use of copyrighted content on our platforms or the infringement of other third party rights. Specifically, such acknowledgments and agreements by performers, guilds and users are not enforceable against third parties who may nevertheless file claims of copyright infringement against us. Furthermore, individual performers or guilds who generate content that may infringe on copyrights of third parties on our platforms may not be easily traceable, if at all, by a plaintiff who may then choose to file a claim against us, and these individual performers and guilds may not have resources to fully indemnify us, if at all, for any such claims. In addition, we have entered into revenue-sharing arrangements in the form of direct or indirect employment agreements with some of the popular singers, performers or guilds on our platforms, and we cannot assure you that PRC courts will not view these singers, performers or guilds as our employees or agents, deem us to have control over their activities on our platforms and the content they upload or otherwise make available on our platforms, determine that we have knowingly uploaded such infringing content on our platforms and hold us directly liable for their infringement activities on our platforms. Separately, as our business expands, the cost of carrying out these procedures and obtaining authorization and licenses for the growing content on our platforms may increase, which may potentially have material and adverse effects on our results of operations.
Although we have not been subject to claims or lawsuits outside China, we cannot assure you that we will not become subject to intellectual property laws in other jurisdictions, such as the United States, by virtue of our ADSs being listed on the NASDAQ Global Select Market, the ability of users to access our platforms in the United States and other jurisdictions, the performance of songs and other content which are subject to copyright and other intellectual property laws of countries outside China, including the United States, the ownership of our ADSs by investors in the United States and other jurisdictions, or the extraterritorial application of foreign law by foreign courts or otherwise. In addition, as a publicly listed company, we may be exposed to increased risk of litigation.
If an infringement claim brought against us in China, the United States or any other jurisdiction is successful, we may be required to pay substantial statutory penalties or other damages and fines, remove relevant content from our platforms or enter into license agreements which may not be available on commercially reasonable terms or at all. Litigation or other claims against us also subject us to adverse publicity which could harm our reputation and affect our ability to attract and retain users, including guilds, singers and other performers, which could materially and adversely affect the popularity of our platforms and therefore, our business, financial condition, results of operations and prospects may be materially and adversely affected.
We may not be able to successfully halt the operations of platforms that aggregate our data as well as data from other companies, including social networks, or “copycat” platforms that have misappropriated our data in the past or may misappropriate our data in the future. Those platforms may also lure away some of our users or advertisers or reduce our market share, causing material and adverse effects on our business operations.
From time to time, third parties have misappropriated our data through scraping our platforms, robots or other means and aggregated this data on their platforms with data from other companies. In addition, “copycat” platforms or client applications have misappropriated data on our platforms, implanted Trojan viruses in user PCs to steal user data from YY Client and attempted to imitate our brand or the functionality of our platforms. When we became aware of such platforms, we employed technological and legal measures in an attempt to halt their operations. However, we may not be able to detect all such platforms in a timely manner and, even if we could, technological and legal measures may be insufficient to stop their operations. In those cases, our available remedies may not be adequate to protect us against such platforms. Regardless of whether we can successfully enforce our rights against these platforms, any measures that we may take could require significant financial or other resources from us. Those platforms may also lure away some of our users or advertisers or reduce our market share, causing material and adverse effects to our business operations.
We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.
We regard our trademarks, service marks, patents, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark and patent law, trade secret protection and confidentiality and license agreements with our employees and others to protect our proprietary rights. As of June 30, 2017, we had registered 231 domain names, including YY.com, Huya.com, Zhiniu8.com, and Duowan.com, 379 software copyrights and other copyrights, 123 patents and 637 trademarks and service marks in China and overseas. In addition, as of June 30, 2017, we had filed 779 patent applications covering certain of our proprietary technologies and 461 trademark applications in China and overseas. As of December 31, 2016, we had registered 217 domain names, 304 software copyrights and other copyrights, 67 patents and 588 trademarks and service marks in China and overseas. In addition, as of December 31, 2016, we had filed 716 patent applications covering certain of our proprietary technologies and 334 trademark applications in China and overseas.
It is often difficult to create and enforce intellectual property rights in China. Patents, trademarks and service marks may also be invalidated, circumvented, or challenged. Trade secrets are difficult to protect, and our trade secrets may be leaked or otherwise become known or be independently discovered by others. Confidentiality agreements may be breached, and we may not have adequate remedies for any breach. Even where adequate, relevant laws exist in China, it may not be possible to obtain swift and equitable enforcement of such laws, or to obtain enforcement of a court judgment or an arbitration award delivered in another jurisdiction, and accordingly, we may not be able to effectively protect our intellectual property rights or enforce agreements in China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our technologies. Given the potential cost, effort, risks and downsides of obtaining patent protection, in some cases we have not and do not plan to apply for patents or other forms of formal intellectual property protection for certain key technologies. If some of these technologies are later proven to be important to our business and are used by third parties without our authorization, especially for commercial purposes, our business and competitive position may be harmed.
As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business operations, financial condition and results of operations.
In China, the valid period of utility model patent right or design patent right is ten years and is not extendable. Currently, we have patent applications pending in China, but we cannot assure you that we will be granted patents pursuant to our pending applications. Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented or invalidated in the future. The rights granted under any issued patents may not provide us with proprietary protection or competitive advantages. Further, the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others will bar us from licensing and from exploiting any patents that issue from our pending applications. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

If we fail to maintain and enhance our brands or to effectively promote our products and acquire new users, or if we incur excessive expenses in these efforts, our business, results of operations and prospects may be materially and adversely affected.
We believe that maintaining and enhancing our brands is of significant importance to the success of our business. Well-recognized brands are important to increasing the number of users and the level of engagement of our users and enhancing our attractiveness to advertisers. Since we operate in a highly competitive market, brand maintenance and enhancement directly affect our ability to maintain our market position.
Although we have developed YY mostly through word of mouth referrals, as we expand, we may conduct various marketing and brand promotion activities using various methods to continue promoting our brands. We cannot assure you, however, that these activities will be successful or that we will be able to achieve the brand promotion effect we expect. In addition, any negative publicity in relation to our products or services, regardless of its veracity, could harm our brands and reputation.
We have sometimes received, and expect to continue to receive, complaints from users regarding the quality of the products and services we offer. Negative publicity or public complaints by users may harm our reputation and affect our ability to attract new users and retain existing users. If our users’ complaints are not addressed to their satisfaction, our reputation and our market position could be significantly harmed, which may materially and adversely affect our business, results of operations and prospects.
Our business depends substantially on the continuing efforts of our executive officers and key employees, and our business operations may be severely disrupted if we lose their services.
Our future success depends substantially on the continued efforts of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all. In addition, our executive officers and key employees hold the equity interests in Beijing Tuda, Guangzhou Huaduo, Bilin Online and Guangzhou Huya, our PRC consolidated affiliated entities. In particular, Mr. David Xueling Li, our co-founder, chairman and chief executive officer, owns 97.7% of Beijing Tuda’s equity interests and 99% of Bilin Online’s equity interests. Mr. Li and Beijing Tuda also own 0.5% and 99.0% of Guangzhou Huaduo’s equity interests, respectively, which in turn owns 99.01% of Guangzhou Huya’s equity interests. Rongjie Dong, CEO of Huya, owns 0.99% of Guangzhou Huya’s equity interests through his wholly-owned subsidiary Guangzhou Qinlv Investment Consulting Co., Ltd. If any of these executive officers and key employees terminates their services with us, we have the contractual right to appoint designees to hold the PRC consolidated affiliated entities’ equity interests. However, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, know-how and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement and a non-compete agreement with us. However, as advised by our PRC legal counsel, Fangda Partners, certain provisions under the non-compete agreement may not be deemed valid or enforceable under PRC laws. If any dispute arises between our executive officers and key employees and us, we cannot assure you that we would be able to enforce these non-compete agreements in China, where these executive officers reside, in light of uncertainties with China’s legal system. See “— Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us.”
If we are unable to attract, train and retain qualified personnel, our business may be materially and adversely affected.
Our future success depends, to a significant extent, on our ability to attract, train and retain qualified personnel, particularly management, technical and marketing personnel with expertise in the internet industry; inability to do so may materially and adversely affect our business. Since the internet industry is characterized by high demand and intense competition for talents, we cannot assure you that we will be able to attract or retain qualified staff or other highly skilled employees. As our company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business which may materially and adversely affect our ability to grow our business and hence our results of operations.

Our results of operations are subject to substantial quarterly and annual fluctuations due to seasonality.
We experience seasonality in our business, reflecting seasonal fluctuations in internet usage. As a result, comparing our operating results on a period-to-period basis may not be meaningful. For example, online user numbers tend to be lower during school holidays and certain parts of the school year, and advertising revenues tend to be lower during the Chinese New Year season, which negatively affects our cash flow for those periods. We may also experience a reduction in active users in the third quarter of each year because a significant portion of our users are students, and as the new school year begins, student access to computers and the internet are affected. Internet usage and the rate of internet growth may also be expected to decline during the summer school holidays as some students lose regular internet access. Furthermore, the number of paying users of our live streaming platform correlates with the marketing campaigns and promotional activities we conduct which coincide with popular western or Chinese festivals celebrated by young Chinese people, many of which are in the fourth quarter and ending with the Chinese New Year holidays which typically fall in the first quarter.
As a result, our operating results in future quarters or years may fall below the expectations of securities analysts and investors. In such event, the trading price of our ADSs would likely be materially and adversely affected. See “Item 4. Information on the Company — B. Business Overview — Seasonality” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for additional details regarding the effects of seasonality on our cash flow, operating performance and financial results.
Our business is sensitive to global economic conditions. A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business, financial condition and results of operations.
The global macroeconomic environment is facing challenges, including the escalation of the European sovereign debt crisis since 2011, the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone in 2014 and the expected exit of The United Kingdom from the European Union. The Chinese economy has slowed down since 2012 and such slowdown may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in volatility in oil and other markets, and over the conflicts involving Ukraine and Syria. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any sever or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.
Future strategic alliances or acquisitions may have a material and adverse effect on our business, reputation and results of operations.
We may enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.
In addition, although we have no current acquisition plans, if appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. Past and future acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. In addition to possible shareholders’ approval, we may also have to obtain approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable PRC laws and regulations, which could result in increased delay and costs.
If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our ADSs may be adversely affected.
The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring most public companies to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, when a company meets the SEC’s criteria, an independent registered public accounting firm must report on the effectiveness of the company’s internal control over financial reporting.
Our management and independent registered public accounting firm have concluded that our internal control over financial reporting was effective as of December 31, 2016. However, we cannot assure you that in the future our management or our independent registered public accounting firm will not identify material weaknesses during the Section 404 of the Sarbanes-Oxley Act audit process or for other reasons. In addition, because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. As a result, if we fail to maintain effective internal control over financial reporting or should we be unable to prevent or detect material misstatements due to error or fraud on a timely basis, investors could lose confidence in the reliability of our financial statements, which in turn could harm our business, results of operations and negatively impact the market price of our ADSs, and harm our reputation. Furthermore, we have incurred and expect to continue to incur considerable costs and to use significant management time and the other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.
Some of our users may make sales or purchases through unauthorized third party platforms of virtual items we offer for free on our platforms, which may affect our revenue-generating opportunities and exert downward pressure on the prices we charge for our virtual items.
We, from time to time, offer virtual items free of charge to attract users or encourage user participation in channels. Some of our users may sell or purchase such free virtual items through unauthorized third party sellers in exchange for real currency. For example, fans of a performer may pay other users to send flowers or gifts the latter have accumulated on our platforms to the performer, in order to show support and raise the popularity ranking of the performer of their choice. These unauthorized transactions are usually arranged on third party platforms which we do not and are unable to track or monitor. Accordingly, these unauthorized purchases and sales from third party sellers may affect our revenue-generating opportunities and may impede our revenue and profit growth by, among other things, reducing the revenues we could have generated and exerting downward pressure on the prices we charge for our virtual items.
We have limited business insurance coverage, so that any uninsured occurrence of business disruption may result in substantial costs to us and the diversion of our resources, which could have an adverse effect on our results of operations and financial condition.
Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies do in more developed economies. We do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured occurrence may disrupt our business operations, require us to incur substantial costs and divert our resources, which could have an adverse effect on our results of operations and financial condition.

Risks Related to Our Corporate Structure and Our Industry
If the PRC government finds that the structure we have adopted for our business operations does not comply with PRC laws and regulations, or if these laws or regulations or interpretations of existing laws or regulations change in the future, we could be subject to severe penalties, including the shutting down of our platforms and our business operations.
Foreign ownership of internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates internet access, the distribution of online information and the conduct of online commerce through strict business licensing requirements and other government regulations. These laws and regulations also limit foreign ownership in PRC companies that provide internet information distribution services. Specifically, foreign ownership in an internet information provider or other value-added telecommunication service providers may not exceed 50%. In addition, according to the Several Opinions on the Introduction of Foreign Investment in the Cultural Industry promulgated by the Ministry of Culture, or the MOC, the State Administration of Radio, Film and Television, or the SARFT, the General Administration of Press and Publication, or the GAPP, currently known as the State Administration of Press Publication, Radio, Film and Television after combination of SARFT and GAPP, the National Development and Reform Commission and the Ministry of Commerce, or the MOFCOM, in July 2005, foreign investors are prohibited from investing in or operating, among others, any internet cultural operating entities and from engaging in the business of transmitting audio-visual programs through information networks.
We are a Cayman Islands company and our PRC subsidiaries, Guangzhou Huanju Shidai Information Technology Co., Ltd., or Guangzhou Huanju Shidai, Huanju Shidai Technology (Beijing) Co., Ltd., or Beijing Huanju Shidai, and Guangzhou Huya Technology Co., Ltd., or Huya Technology, are each considered a wholly foreign owned enterprise. We conduct our operations in China primarily through a series of contractual arrangements entered into among our PRC subsidiaries, Beijing Huanju Shidai and Huya Technology, our major PRC consolidated affiliated entities, Guangzhou Huaduo, Beijing Tuda and Guangzhou Huya, and Guangzhou Huaduo, Beijing Tuda and Guangzhou Huya’s shareholders. As a result of these contractual arrangements, we exert control over our major PRC consolidated affiliated entities and consolidate each of their operating results in our financial statements under U.S. GAAP. All of the equity (net assets) or deficit (net liabilities) and net income (loss) of the consolidated affiliated entities are attributed to us. In addition, we conduct the Bilin business, a mobile instant communication application and its related business line, through contractual arrangements among our PRC subsidiary, Bilin Changxiang, our PRC consolidated affiliated entity, Bilin Online, and Bilin Online’s shareholder. For a detailed description of these contractual arrangements, see “Item 7. Major Shareholders and Related Party Transactions — B. Related Party — Contractual Arrangements” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and “Recent Developments” in the accompanying prospectus.
On September 28, 2009, the GAPP, the National Copyright Administration and the National Office of Combating Pornography and Illegal Publications, jointly issued a Notice on Further Strengthening the Administration of Pre-examination and Approval of Online Games and the Examination and Approval of Imported Online Games, or Circular 13. Circular 13 restates that foreign investors are not permitted to invest in online game-operating businesses in China via wholly owned, equity joint venture or cooperative joint venture investments and expressly prohibits foreign investors from gaining control over or participating in domestic online game operators through indirect ways such as establishing other joint venture companies or entering into contractual or technical arrangements such as the variable interest entity structural arrangements we adopted for our consolidated affiliated entities. We are not aware of any companies that have adopted a corporate structure that is the same as or similar to ours having been penalized or terminated under Circular 13 since the effective date of the circular. Furthermore, the enforcement of Circular 13 is still subject to substantial uncertainty, including possible subsequent joint actions by relevant authorities in charge, such as the MOC. The Regulation on Three Provisions stipulates that the MOC is authorized to regulate the online game industry, while the GAPP is authorized to approve the publication of online games before their launch on the internet. The Interpretation on Three Provisions further provides that once an online game is launched on the internet, it will be completely under the regulation of the MOC, and that if an online game is launched on the internet without obtaining prior approval from the GAPP, the MOC, instead of the GAPP, is directly responsible for investigating the game. In the event that we, our PRC subsidiaries or PRC consolidated affiliated entities are found to be in violation of the prohibition under Circular 13, the GAPP, in conjunction with the relevant regulatory authorities in charge, may impose applicable penalties, which in the most serious cases may include suspension or revocation of relevant licenses and registrations. In addition, various media sources have reported that the CSRC prepared a report proposing pre-approval by a competent central government authority of offshore listings by China-based companies with variable interest entity structures, such as ours, that operate in industry sectors subject to foreign investment restrictions. However, it is unclear whether the CSRC officially issued or submitted such a report to a higher level government authority or what any such report provides. Furthermore, on January 19, 2015, the MOFCOM issued a discussion draft of the proposed Foreign Investment Law, which may place restrictions on variable interest entity structures adopted by us, but the enactment timetable, interpretation, implementation and influence thereof remain unclear. See “— Risks Related to Doing Business in China — Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.”
Based on understanding of current PRC laws, rules and regulations of our PRC legal counsel, Fangda Partners, our current ownership structure for our business operations, the ownership structure of our PRC subsidiaries and our PRC consolidated affiliated entities, the contractual arrangements among our PRC subsidiaries, our PRC consolidated affiliated entities and their shareholders, as described in our 2016 Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying prospectus are in compliance with existing PRC laws, rules and regulations. However, we were further advised by Fangda Partners that there is substantial uncertainty regarding the interpretation and application of current or future PRC laws and regulations and these laws or regulations or interpretations of these laws or regulations may change in the future. Furthermore, the relevant government authorities have broad discretion in interpreting these laws and regulations. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel.
If our ownership structure, contractual arrangements and businesses of our company, our PRC subsidiaries or our PRC consolidated affiliated entities are found to be in violation of any existing or future PRC laws or regulations, the relevant governmental authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income or the income of our PRC subsidiaries or PRC consolidated affiliated entities, revoking or suspending the business licenses or operating licenses of our PRC subsidiaries or PRC consolidated affiliated entities, shutting down our servers or blocking our platforms, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to discontinue our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from our initial public offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. In addition, if the imposition of any of these penalties causes us to lose the rights to direct the activities of our PRC consolidated affiliated entities or our right to receive their economic benefits, we would no longer be able to consolidate such entities. Our PRC consolidated affiliated entities contributed substantially all of our consolidated net revenues in the years ended December 31, 2014, 2015, 2016 and the first half of 2017.
We rely on contractual arrangements with our PRC consolidated affiliated entities and their shareholders for the operation of our business, which may not be as effective as direct ownership. If our PRC consolidated affiliated entities and their shareholders fail to perform their obligations under these contractual arrangements, we may have to resort to litigation to enforce our rights, which may be time-consuming, unpredictable, expensive and damaging to our operations and reputation.
Because of PRC restrictions on foreign ownership of internet-based businesses in China, we depend on contractual arrangements with our PRC consolidated affiliated entities in which we have no ownership interest to conduct our business. These contractual arrangements are intended to provide us with effective control over these entities and allow us to obtain economic benefits from them. For details on the ownership interests in our PRC consolidated affiliated entities, see “— Risks Related to Our Business — Our business depends substantially on the continuing efforts of our executive officers and key employees, and our business operations may be severely disrupted if we lose their services,” “Item 4. Information on the Company — A. History and Development of the Company” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and “Recent Developments” in the accompanying prospectus. However, these contractual arrangements may not be as effective in providing control as direct ownership. For example, each of our PRC consolidated affiliated entities and their shareholders could breach their contractual arrangements with us by, among other things, failing to operate our business in an acceptable manner or taking other actions that are detrimental to our interests. If we were the controlling shareholder of these PRC consolidated affiliated entities with direct ownership, we would be able to exercise our rights as shareholders to effect changes to their board of directors, which in turn could implement changes at the management and operational level. However, under the current contractual arrangements, as a legal matter, if our PRC consolidated affiliated entities or their shareholders fail to perform their obligations under these contractual arrangements, we may have to incur substantial costs to enforce such arrangements, and rely on legal remedies under PRC law, including contract remedies, which may not be sufficient or effective. In particular, the contractual arrangements provide that any dispute arising from these arrangements will be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing, the ruling of which will be final and binding. The legal framework and system in China, particularly those relating to arbitration proceedings, is not as developed as other jurisdictions such as the United States. As a result, significant uncertainties relating to the enforcement of legal rights through arbitration, litigation and other legal proceedings remain in China, which could limit our ability to enforce these contractual arrangements and exert effective control over our consolidated affiliated entities. If we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, our business and operations could be severely disrupted, which could materially and adversely affect our results of operations and damage our reputation. See “— Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us.”
Our existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders, which may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their securities.
As of June 30, 2017, Mr. David Xueling Li, our co-founder, chairman and acting chief executive officer and Mr. Rongjie Dong, the chief executive officer of Huya, and their respective affiliates, held 82% of the total voting power. Mr. Li and Beijing Tuda together hold 99.5% of the equity interest in Guangzhou Huaduo and Mr. Li holds 97.7% of the equity interest in Beijing Tuda. Guangzhou Huaduo in turn owns 99.01% of Guangzhou Huya’s equity interests. Rongjie Dong, CEO of Huya, owns 0.99% of Guangzhou Huya’s equity interests through his wholly-owned subsidiary Guangzhou Qinlv Investment Consulting Co., Ltd. Guangzhou Huaduo, Beijing Tuda and Guangzhou Huya are our major variable interest entities. Our management group has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of any contemplated sale of our company and may reduce the price of our ADSs. In addition, Messrs. David Xueling Li and Rongjie Dong could violate the terms of their non-compete or employment agreements with us or their legal duties by diverting business opportunities from us, resulting in our loss of corporate opportunities. These actions may take place even if they are opposed by our other shareholders.
Additionally, Mr. Jun Lei, our major shareholder who beneficially owned 15.4% of our outstanding shares as of June 30, 2017, has delegated the voting rights of the shares that he holds in our Company to Mr. Li. Mr. Lei is active in making investments in internet companies in China and currently holds direct and indirect interests in Xiaomi and iSpeak, which competes with certain of our lines of business, and other entities which may have businesses that compete with ours. Xiaomi is a mobile phone and smart appliances manufacturer and internet value-added service provider directly invested by Mr. Lei, which has started offering online performance and live broadcasting services recently. iSpeak is owned by Mr. Lei in part through Kingsoft Corporation Limited, which is engaged in the research, development operation and distribution of online games, mobile games, casual game services and internet software. Mr. Lei may, in the future, acquire additional interests in businesses that directly or indirectly compete with some of our lines of business or that are our suppliers or customers. Furthermore, Mr. Lei may pursue acquisitions or make further investments in our industries which may conflict with our interests. For more information regarding the beneficial ownership of our company by our principal shareholders, see “Share Ownership of Directors, Officers and Principal Shareholders.”
We may lose the ability to use and enjoy assets held by our PRC consolidated affiliated entities that are important to the operation of our business if such entities go bankrupt or become subject to a dissolution or liquidation proceeding.
As part of our contractual arrangements with our major PRC consolidated affiliated entities, Guangzhou Huaduo, Beijing Tuda and Guangzhou Huya, such entities hold certain assets, such as patents for the proprietary technology that are essential to the operations of our platforms and important to the operation of our business. If any of Guangzhou Huaduo, Beijing Tuda or Guangzhou Huya goes bankrupt and all or part of its assets become subject to liens or rights of third party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If Guangzhou Huaduo, Beijing Tuda or Guangzhou Huya undergoes a voluntary or involuntary liquidation proceeding, the unrelated third party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.
Our ability to enforce the equity pledge agreements between us and our PRC variable interest entities’ shareholders may be subject to limitations based on PRC laws and regulations.
Pursuant to the equity interest pledge agreements between Beijing Huanju Shidai, our wholly owned subsidiary in China, and the shareholders of Guangzhou Huaduo, Beijing Tuda and Bilin Online, our variable interest entities, or VIEs, each shareholders of each variable interest entities agrees to pledge its equity interests in the VIE to our subsidiary to secure the relevant VIE’s performance of their obligations under the relevant contractual arrangements. In addition, pursuant to the equity interest pledge agreements between Guangzhou Huya, Huya Technology and the shareholders of Guangzhou Huya, each shareholder of Guangzhou Huya agrees to pledge its equity interests in Guangzhou Huya to our subsidiary to secure Guangzhou Huya’s performance of its obligations under the relevant contractual arrangements. The equity interest pledges of shareholders of VIEs under these equity pledge agreements have been registered with the relevant local branch of the SAIC. In addition, in the registration forms of the local branch of State Administration for Industry and Commerce for the pledges over the equity interests under the equity interest pledge agreements, the aggregate amount of registered equity interests pledged to Beijing Huanju Shidai represents 100% of the registered capital of Guangzhou Huaduo and Beijing Tuda, and those pledged to Bilin Changxiang represents 100% of the registered capital of Bilin Online. The aggregate amount of registered equity interests pledged to Huya Technology represents 100% of the registered capital of Guangzhou Huya. The equity interest pledge agreements with each of the VIEs’ shareholders provide that the pledged equity interest shall constitute continuing security for any and all of the indebtedness, obligations and liabilities under all of the principal service agreements and the scope of pledge shall not be limited by the amount of the registered capital of that VIE. However, it is possible that a PRC court may take the position that the amount listed on the equity pledge registration forms represents the full amount of the collateral that has been registered and perfected. If this is the case, the obligations that are supposed to be secured in the equity interest pledge agreements in excess of the amount listed on the equity pledge registration forms could be determined by the PRC court as unsecured debt, which takes last priority among creditors.
Our contractual arrangements with our PRC consolidated affiliated entities may result in adverse tax consequences to us.
As a result of our corporate structure and the contractual arrangements among our PRC subsidiaries, our PRC consolidated affiliated entities and their shareholders, we are effectively subject to PRC turnover tax on revenues generated by our subsidiaries from our contractual arrangements with our PRC consolidated affiliated entities. Such tax generally includes the PRC value added tax, or the VAT, at a rate of 6% or 17% along with related surcharges. The applicable turnover tax is determined by the nature of the transaction generating the revenues subject to taxation. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its affiliates or related parties to the relevant tax authorities. These transactions may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year during which the transactions are conducted. We may be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between us and our PRC consolidated affiliated entities were not on an arm’s length basis and therefore constitute a favorable transfer pricing arrangements. If this occurs, the PRC tax authorities could request that either of our PRC consolidated affiliated entities adjust its taxable income upward for PRC tax purposes. Such a pricing adjustment could adversely affect us by reducing expense deductions recorded by either PRC consolidated affiliated entities and thereby increasing these entities’ tax liabilities, which could subject these entities to late payment fees and other penalties for the underpayment of taxes. Our consolidated net income may be materially and adversely affected if our PRC consolidated affiliated entities’ tax liabilities increase or if it becomes subject to late payment fees or other penalties.
If our PRC consolidated affiliated entities fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment for internet-based businesses in China, our business, financial condition and results of operations may be materially and adversely affected.
The internet industry in China is highly regulated. See “Item 4. Information on the Company — B. Business Overview — PRC Regulation” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Guangzhou Huaduo, Guangzhou Huya and our other PRC consolidated affiliated entities are required to obtain and maintain applicable licenses or approvals from different regulatory authorities in order to provide their current services. For example, an internet information service provider shall obtain an operating license, or the ICP License, from MIIT or its local counterparts before engaging in any commercial internet information services. An online game operator must also obtain an Internet Culture Operation License from the MOC and an Internet Publishing License from the GAPP to distribute online games, in addition to filing its online games with the GAPP and the MOC. Each of Guangzhou Huaduo and Guangzhou Huya has obtained a valid ICP License for provision of internet information services, a Radio and Television Program Production and Operating Permit and an Internet Culture Operation License for online games and music products. In addition, under the Administrative Provisions for the Internet Audio-Video Program Service promulgated by the SARFT and the MIIT, providers of internet audio-visual program services are required to obtain a License for Online Transmission of Audio-Visual Programs, or the Audio-Visual License, issued by SARFT, or complete certain registration procedures with SARFT. In general, providers of internet audio-visual program services must either be state-owned or state-controlled entities, and the business to be carried out by such providers must satisfy the overall planning and guidance catalog for internet audio-visual program service determined by SARFT. In February 2008, SARFT and MIIT clarified that providers of internet audio-visual program services who engaged in such services prior to the promulgation of the Audio-Visual Program Provisions are eligible to register their business and continue their operation of internet audio-visual program services so long as those providers did not violate the relevant laws and regulations in the past. Guangzhou Huaduo currently holds a valid Audio-Visual License under the business classification of converging and play-on-demand service for certain kinds of internet audio-visual programs — literary, artistic and entertaining — as prescribed in the newly issued provisional categories.
According to a notice issued by the Administration of Press, Publication, Radio, Film and Television of the Guangdong Province on September 26, 2016 (“Guangdong Province Letter”) for purpose of investigating live streaming businesses ( ( [2016] 125)), only live streaming services on either (i) “major political, military, economics, social, cultural, sports activities or reality event broadcasting” or (ii) “activities such as general social group cultural activities or sports events” are required to apply for an Audio-Visual License. The Guangdong Province Letter further stated that livestreaming of online shows, online games and online drama performances do not require an Audio-Visual License. Guangzhou Huya’s major business is in live game broadcasting. Currently, Guangzhou Huya does not hold an Audio-Visual License. Lack of an Audio-Visual License may limit Guangzhou Huya’s business scope and the relevant regulators may carry out enforcement actions against Guangzhou Huya. For example, in July 2017, the State Administration of Press, Publication, Radio, Film and Television of the PRC issued a correction notice against Guangzhou Huya for engaging in broadcasting of audio-visual programs such as certain movies, TV dramas, documentaries and entertainment shows on its platform without an Audio-Visual license. Huya has ceased recommending such content to its users, and has further enhanced its content screening and monitoring efforts.
On January 1, 2015, Guangzhou Huaduo was granted a License for surveying and mapping, covering online map service. On January 17, 2013 and January 16, 2014, we were granted permission by relevant authorities to provide online education content on edu.YY.com and 100.com, respectively. In the fourth quarter of 2014, we acquired Beijing Huanqiu Xingxue Technology Development Co., Ltd., or Beijing Xingxue, and Beijing Huanqiu Chuangzhi Software Co., Ltd., or Beijing Chuangzhi, which operated Edu24oL.com, an online education website that is an online vocational training and language training platform, and Beijing Xingxue held an ICP License and a Publication Operating License for the operation of Edu24oL.com. In the fourth quarter of 2016, we sold majority equity interests in Beijing Xingxue and cease to consolidate financial results of Beijing Xingxue. In addition, Zhuhai Huanju Entertainment has obtained a valid ICP License for provision of internet information services, an Internet Culture Operation License for online games and music products, and a License for Production and Operation of Radio and TV Programs, covering the production, reproduction and publication of broadcasting plays, TV dramas, cartoons (excluding production), special subjects, special columns (excluding current political news category) and entertainment programs. These licenses or permits are essential to the operation of our business and are generally subject to annual government review. However, we cannot assure you that we can successfully renew these licenses annually or that these licenses are sufficient to conduct all of our present or future business.
As we further develop and expand our video capabilities and functions, we will need to obtain additional qualifications, permits, approvals or licenses. In addition, with respect to specific services offered online, we or the service or content providers may be subject to additional separate qualifications, permits, approvals or licenses. For financial-related content offered on our channels, we are tightening our internal review of the relevant qualifications of the content providers as instructed by the competent authorities, while complying with other statutory requirements. We cannot assure you that we or the service or content providers will be granted such qualifications, permits, approvals or licenses in a timely manner or at all. Prior to the receipt of such qualifications, permits, approvals or licenses, we may be deemed as being in violation of relevant laws or regulations and be subject to penalties.
As the internet industry in China is still at a relatively early stage of development, new laws and regulations may be adopted from time to time to address new issues that come to the authorities’ attention. In the interpretation and implementation of existing and future laws and regulations governing our business activities, considerable uncertainties still exist. We cannot assure you that we will not be found in violation of any future laws and regulations or any of the laws and regulations currently in effect due to changes in the relevant authorities’ interpretation of these laws and regulations. In addition, we may be required to obtain additional license or approvals, and we cannot assure you that we will be able to timely obtain or maintain all the required licenses or approvals or make all the necessary filings in the future. If we fail to obtain or maintain any of the required licenses or approvals or make the necessary filings, we may be subject to various penalties, such as confiscation of the net revenues that were generated through the unlicensed internet activities, the imposition of fines and the discontinuation or restriction of our operations. Any such penalties may disrupt our business operations and materially and adversely affect our business, financial condition and results of operations.
The shareholders of our PRC variable interest entities may have potential conflicts of interest with us, and if any such conflicts of interest are not resolved in our favor, our business may be materially and adversely affected.
Guangzhou Huaduo, Beijing Tuda and Guangzhou Huya are our major variable interest entities. Mr. David Xueling Li and Beijing Tuda, together hold 99.5% of the equity interest in Guangzhou Huaduo and Mr. Li holds 97.7% of the equity interest in Beijing Tuda. Guangzhou Huaduo in turn owns 99.01% of Guangzhou Huya’s equity interests, which is our variable interest entity. Rongjie Dong, CEO of Huya, owns 0.99% of Guangzhou Huya’s equity interests through his wholly-owned subsidiary Guangzhou Qinlv Investment Consulting Co., Ltd. Besides Guangzhou Huaduo, Beijing Tuda and Guangzhou Huya, Bilin Online is also our variable interest entity, which was acquired in August 2015 and is currently 99% held by Mr. Li. Mr. Li is a co-founder and shareholder of our company. The interests of Mr. Li as the controlling shareholder of the VIEs may differ from the interests of our company as a whole, as what is in the best interests of our VIEs may not be in the best interests of our company. We cannot assure you that when conflicts of interest arise, Mr. Li will act in the best interests of our company or that conflicts of interests will be resolved in our favor. In addition, Mr. Li may breach or cause Guangzhou Huaduo, Beijing Tuda, Guangzhou Huya, Bilin Online and their respective subsidiaries to breach or refuse to renew the existing contractual arrangements with us. Currently, we do not have existing arrangements to address potential conflicts of interest Mr. Li may encounter in his capacity as a shareholder or director of our VIEs, on the one hand, and as a beneficial owner or director of our company, on the other hand; provided that we could, at all times, exercise our option under the exclusive option agreement with Mr. Li to cause him to transfer all of his equity ownership in Guangzhou Huaduo, Beijing Tuda, Bilin Online or Guangzhou Huya to a PRC entity or individual designated by us, and this new shareholder of Guangzhou Huaduo, Beijing Tuda, Bilin Online or Guangzhou Huya could then appoint a new director of Guangzhou Huaduo, Beijing Tuda, Bilin Online or Guangzhou Huya to replace the existing directors. In addition, if such conflicts of interest arise, Beijing Huanju Shidai and Huya Technology, our wholly owned PRC subsidiaries, could also, in the capacity of attorney-in-fact for Mr. Li as provided under the relevant powers of attorney, directly appoint a new director of Guangzhou Huaduo or Beijing Tuda to replace the existing directors. The same mechanism is also applicable to Bilin Online and Guangzhou Huya. We rely on Mr. Li to comply with the laws of China, which protect contracts and provide that co-founder and chairman owe a duty of loyalty to our company and require him to avoid conflicts of interest and not to take advantage of his position for personal gains. We also rely on Mr. Li to abide by the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view toward our best interests. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and Mr. Li, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.
Implementation of the new labor laws and regulations in China may adversely affect our business and results of operations.
Pursuant to the labor contract law that took effect in January 2008, its implementation rules that took effect in September 2008 and its amendment that took effect in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. Due to lack of detailed interpretative rules and uniform implementation practices and broad discretion of the local competent authorities, it is uncertain as to how the labor contract law and its implementation rules will affect our current employment policies and practices. Our employment policies and practices may violate the labor contract law or its implementation rules, and we may thus be subject to related penalties, fines or legal fees. Compliance with the labor contract law and its implementation rules may increase our operating expenses, in particular our personnel expenses. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the labor contract law and its implementation rules may also limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. On October 28, 2010, the Standing Committee of the National People’s Congress promulgated the PRC Social Insurance Law, or the Social Insurance Law, which became effective on July 1, 2011. According to the Social Insurance Law, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance and maternity insurance and the employers must, together with their employees or separately, pay the social insurance premiums for such employees.
We expect our labor costs to increase due to the implementation of these new laws and regulations. As the interpretation and implementation of these new laws and regulations are still evolving, we cannot assure you that our employment practice will at all times be deemed in full compliance with labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.
Further, labor disputes, work stoppages or slowdowns at our laboratories, patient service centers or any of our clients or suppliers could significantly disrupt our daily operation or our expansion plans and have a material adverse effect on our business.
Currently there is no law or regulation specifically governing virtual asset property rights and therefore it is not clear what liabilities, if any, online game operators may have for virtual assets.
While playing online games or participating on YY Client activities, players acquire and accumulate some virtual assets, such as special equipment and other accessories. Such virtual assets can be important to online game players and have monetary value and, in some cases, are sold for actual money. In practice, virtual assets can be lost for various reasons, often through unauthorized use of the game account of one user by other users and occasionally through data loss caused by a delay of network service, a network crash or hacking activities. Currently, there is no PRC law or regulation specifically governing virtual asset property rights. As a result, there is uncertainty as to who the legal owner of virtual assets is, whether and how the ownership of virtual assets is protected by law, and whether an operator of online games such as us would have any liability to game players or other interested parties (whether in contract, tort or otherwise) for loss of such virtual assets. Based on recent PRC court judgments, the courts have typically held online game operators liable for losses of virtual assets by game players, and ordered online game operators to return the lost virtual items to game players or pay damages and losses. In case of a loss of virtual assets, we may be sued by our game players or users and held liable for damages, which may negatively affect our reputation and business, financial condition and results of operations.
Compliance with the laws or regulations governing virtual currency may result in us having to obtain additional approvals or licenses or change our current business model.
The issuance and use of  “virtual currency” in the PRC has been regulated since 2007 in response to the growth of the online game industry in China. On January 25, 2007, the Ministry of Public Security, the MOC, the MIIT and the GAPP jointly issued a circular regarding online gambling which has implications for the use of virtual currency. To curtail online games that involve online gambling, as well as address concerns that virtual currency could be used for money laundering or illicit trade, the circular (a) prohibits online game operators from charging commissions in the form of virtual currency in relation to winning or losing of games; (b) requires online game operators to impose limits on use of virtual currency in guessing and betting games; (c) bans the conversion of virtual currency into real currency or property; and (d) prohibits services that enable game players to transfer virtual currency to other players. On June 4, 2009, the MOC and the MOFCOM jointly issued a notice regarding strengthening the administration of online game virtual currency, or the Virtual Currency Notice. The MOC issued the Provisional Administrative Measures of Online Games, or the Online Games Measures, on June 3, 2010, which provides, among other things, that virtual currency issued by online game operators may be only used to exchange its own online game products and services and may not be used to pay for the products and services of other entities.
We issue virtual currency and prepaid game tokens to game players on our platforms for them to purchase various items to be used in online games and channels, including music channels. We are in the process of adjusting the content of our platforms but we cannot assure you that our adjustments will be sufficient to comply with the Virtual Currency Notice. Moreover, although we believe we do not offer online game virtual currency transaction services, we cannot assure you that the PRC regulatory authorities will not take a view contrary to ours. For example, certain virtual items we issue to users based on in-game milestones they achieve or time spent playing games are transferable and exchangeable for our virtual currency or the other virtual items we issue to users. If the PRC regulatory authorities deem such transfer or exchange to be a virtual currency transaction, then in addition to being deemed to be engaging in the issuance of virtual currency, we may also be deemed to be providing transaction platform services that enable the trading of such virtual currency. Simultaneously engaging in both of these activities is prohibited under the Virtual Currency Notice. In that event, we may be required to cease either our virtual currency issuance activities or such deemed “transaction service” activities and may be subject to certain penalties, including mandatory corrective measures and fines. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
In addition, the Virtual Currency Notice prohibits online game operators from setting game features that involve the direct payment of cash or virtual currency by players for the chance to win virtual items or virtual currency based on random selection through a lucky draw, wager or lottery. The notice also prohibits game operators from issuing currency to game players through means other than purchases with legal currency. It is unclear whether these restrictions would apply to certain aspects of our online games. Although we believe that we have rectified and ceased such prohibited activities and have taken adequate measures to prevent any of the above-mentioned prohibited activities, we cannot assure you that the PRC regulatory authorities will not take a view contrary to ours and deem such feature as prohibited by the Virtual Currency Notice, thereby subjecting us to penalties, including mandatory corrective measures and fines. For example, we were previously fined by a local authority in Guangzhou found that our games contained lucky draws. The occurrence of any of the foregoing could materially and adversely affect our business and results of operations.
Non-compliance on the part of third parties with which we conduct business could restrict our ability to maintain or increase our number of users or the level of traffic to our platforms.
Our third party game developers or other business partners may be subject to regulatory penalties or punishments because of their regulatory compliance failures, which may disrupt our business. Although we conduct a rigid review of legal formalities and certifications before entering into contractual relationship with other businesses such as third party game developers and landlords, we cannot be certain whether such third party has or will infringe any third parties’ legal rights or violate any regulatory requirements. We regularly identify irregularities or noncompliance in the business practices of any parties with whom we pursue existing or future cooperation and we cannot assure you that any of these irregularities will be corrected in a prompt and proper manner. The legal liabilities and regulatory actions on our commercial partners may affect our business activities and reputation and in turn, our results of operations. For example, according to PRC regulations, all lease agreements are required to be registered with the local housing authorities. We presently lease properties at approximately 17 different locations for daily operations and certain other properties serving as dormitories and canteens in China, and the landlords of some of these properties are still completing the registration of their ownership rights or the registration of our leases with the relevant authorities. Failure to complete these required registrations may expose our landlords, lessors and us to potential monetary fines. Some of our lessors have not provided us with appropriate title certificates, which may adversely affect the validity of the leases if the lessors do not have proper title. We cannot assure you that such certificates or registration will be obtained in a timely manner or at all, and in case of failures, we may be subject to monetary fines, have to relocate our offices and suffer economic losses.
In addition, we allow providers of some online services, such as online education and financial services, to establish channels on our platforms. The online service providers and the producers of content on our platforms may be required to meet specific qualifying standards, evidenced by approvals, permits or certificates, and to comply with various requirements when conducting business. We cannot predict if any noncompliance on the part of such commercial partners may cause potential liabilities to us and in turn disrupt our operations.
Intensified government regulation of the internet industry in China could restrict our ability to maintain or increase our user level or the level of user traffic to our platforms.
The PRC government has, in recent years, intensified regulation on various aspects of the internet industry in China. For example, the PRC government adopted more stringent policies to monitor the online game industry due to adverse public reaction to perceived addiction to online games, particularly in children and minors. On April 15, 2007, eight PRC government authorities, including the GAPP, the Ministry of Education, the Ministry of Public Security and the MIIT issued a notice requiring all Chinese online game operators to adopt an “anti-fatigue system” in an effort to curb addiction to online games by minors. To help game operators identify which game players are minors, online game players in China are now required to register their names and identity card numbers before playing an online game, which information was to be submitted to and verified by the National Citizen Identity Information Center, a subordinate public institution of the Ministry of Public Security, as of October 1, 2011. These restrictions could limit our ability to increase our online game business among minors. See “Item 4. Information on the Company — B. Business Overview — PRC Regulation — Anti-fatigue Compliance System and Real-name Registration System” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. In order to comply with these anti-fatigue rules, we set up our system so that after three hours of playing our online games, minors only receive half of the virtual items or other in-game benefits they would otherwise earn, and after playing for more than five hours, receive no in-game benefits. Failure to implement these restrictions, if detected by the relevant government agencies, may result in fines and other penalties for us, including the shutting down of our online game operations and license revocation. Furthermore, if these restrictions were expanded to apply to adult game players in the future, our online game business could be materially and adversely affected.
In addition, on February 15, 2007, 14 PRC regulatory authorities jointly promulgated a circular to further strengthen the oversight of internet cafes, one of the primary venues from which our platforms is accessed. In recent years, a large number of unlicensed internet cafes have been closed, and the PRC government has imposed higher capital and facility requirements for the establishment of internet cafes. Governmental authorities may from time to time impose stricter requirements on internet cafes, such as customer age limits and regulated hours of operation. Since a substantial portion of our users access our platforms from internet cafes, any reduction in the number, or slowdown in the growth, of internet cafes in China, or any new regulatory restrictions on their operations, could limit our ability to maintain or increase our revenues.
More stringent governmental regulations such as the ones outlined above may discourage game players from playing our games and have a material effect on our business operations.
Risks Related to Doing Business in China
Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us.
The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Each of our PRC subsidiaries, Beijing Huanju Shidai, Guangzhou Huanju Shidai and Huya Technology, is a foreign-invested enterprise and is subject to laws and regulations applicable to foreign-invested enterprises as well as various Chinese laws and regulations generally applicable to companies incorporated in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.
From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.
Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, financial condition and results of operations.
Substantially all of our assets and almost all of our customers are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over the Chinese economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.
While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. The Chinese government has implemented certain measures to control the pace of economic growth. These measures may cause decreased economic activity in China, which could in turn reduce the demand for our products and services and adversely affect our business, financial condition and results of operations.
We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet business and companies.
The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violations of applicable laws and regulations. Issues, risks and uncertainties relating to PRC regulation of the internet business include, but are not limited to, the following:
•
We only have contractual control over our platforms. Guangzhou Huaduo and Guangzhou Huya, our PRC consolidated affiliated entities, own our platforms due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including internet content provision services. If Guangzhou Huaduo or Guangzhou Huya breaches its contractual arrangements with us and no longer remains under our control, this may significantly disrupt our business, subject us to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us.

•
There are uncertainties relating to the regulation of the internet business in China, including evolving licensing practices and the requirement for real-name registrations. Permits, licenses or operations at some of our subsidiaries and PRC consolidated affiliated entities levels may be subject to challenge, or we may fail to obtain permits or licenses that may be deemed necessary for our operations or we may not be able to obtain or renew certain permits or licenses. See “— Risks Related to Our Corporate Structure and Our Industry — If our PRC consolidated affiliated entities fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment for internet-based businesses in China, our business, financial condition and results of operations may be materially and adversely affected” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and “Item 4. Information on the Company — B. Business Overview — PRC Regulation” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, although we currently have a real-name registration system in place for our online games in strict compliance with the relevant PRC regulations, we are currently not required by PRC law to ask users for their real name and personal information when they register for a YY user account. We cannot assure you that PRC regulators would not require us to implement compulsory real-name registration on our platforms in the future. In late 2011, for example, the Beijing municipal government required microbloggers in China to implement real-name registration for all of their registered users. If we were required to implement real-name registration on YY, we may lose large numbers of registered user accounts for various reasons, because users may no longer maintain multiple accounts and users who dislike giving out their private information may cease to use our products and services altogether.
•
The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, or the SCIO, the MIIT and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry. We are unable to determine what policies this new agency or any new agencies to be established in the future may have or how they may interpret existing laws, regulations and policies and how they may affect us. Further, new laws, regulations or policies may be promulgated or announced that will regulate internet activities, including online video and online advertising businesses. If these new laws, regulations or policies are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations after they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

On July 13, 2006, the MIIT issued the Notice of the Ministry of Information Industry on Intensifying the Administration of Foreign Investment in Value-added Telecommunications Services. This notice prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunication business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunication business in China. According to this notice, either the holder of a value-added telecommunication business operating license or its shareholders must be the registered holders of the domain names or trademarks used by such license holders in their provision of value-added telecommunication services. The notice also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. Currently, all contracts with telecommunication carriers and other service providers to host the servers used in our business were entered into by Guangzhou Huaduo, our PRC consolidated affiliated entity, and such arrangements are in compliance with this notice. Guangzhou Huaduo also owns the related domain names and trademarks, and holds the ICP License necessary to conduct our operations in China.
On June 3, 2010, the MOC promulgated the Provisional Administration Measures of Online Games, or the Online Games Measures, which became effective on August 1, 2010. The Online Games Measures provide that any entity engaging in online game operation activities shall obtain the Internet Culture Operation License and must meet certain requirements such as minimum registered capital. Online game developers are generally involved in the purchase of servers and bandwidth, the control and management of game data, the maintenance of game systems and certain other maintenance tasks in our operation of online games. The Guangzhou branch of the MOC has confirmed that such outsourcing and cooperation activities are not considered conducting online game operation activities, and that online game developers do not have to obtain the Internet Culture Operation License in accordance with the Online Games Measures. However, due to lack of detailed interpretative rules and uniform implementation practices and broad discretion of the local competent authorities, there are still uncertainties on the MOC’s interpretation and implementation of these measures. If the MOC determines in the future that such qualifications or requirements apply to the online game developers for their involvement in the online game operations, we may have to terminate our revenue-sharing arrangements with certain unqualified online game developers and may even be subject to various penalties, which may negatively impact our results of operations and financial condition.
The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. There are also risks that we may be found to violate the existing or future laws and regulations given the uncertainty and complexity of China’s regulation of internet business.

Content posted or displayed on our platforms may be found objectionable by PRC regulatory authorities and may subject us to penalties and other severe consequences.
The PRC government has adopted regulations governing internet access and the distribution of information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China or the public interest, or is obscene, superstitious, fraudulent or defamatory. Furthermore, internet content providers are also prohibited from displaying content that may be deemed by relevant government authorities as “socially destabilizing” or leaking “state secrets” of the PRC. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, the closure of the concerned platforms and reputational harm. The operator may also be held liable for such censored information displayed on or linked to their platform. For a detailed discussion, see “Item 4. Information on the Company — B. Business Overview — PRC Regulation” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
We allow visitors to our portal websites to upload written materials, images, pictures, and other content on the forums on our websites, and also allow users to share, link to and otherwise access audio, video, games and other content from third parties through our platforms. For a description of how content can be accessed on or through our live streaming platform, and what measures we take to lessen the likelihood that we will be held liable for the nature of such content, see “Item 4. Information on the Company — B. Business Overview — Technology,” “Item 4. Information on the Company — B. Business Overview — Intellectual Property” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and “— Risks Related to Our Business — We may be subject to intellectual property infringement claims or other allegations, which could result in our payment of substantial damages, penalties and fines, removal of relevant content from our website or seeking license arrangements which may not be available on commercially reasonable terms.”
Since our inception, we have worked closely with relevant government authorities to monitor the content on our platforms and to make the utmost effort in complying with relevant laws and regulations. However, it may not be possible to timely determine in all cases the types of content that could result in our liability as an internet operator, and if any of our internet content is deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations. We may also be subject to potential liability for any unlawful actions of our users or third party service providers on our platforms or for content we distribute that is deemed inappropriate. For example, in April and May 2017, the local bureau of MOC issued several correction notices and written decisions of administrative penalty against us and other major live streaming providers for displaying inappropriate contents on their platforms. We immediately corrected the non-compliance by removing the violent and bloody contents from our platform. In addition, we have previously been subject to a few warnings and fines each of RMB43,000 or less for having inappropriate content on our platforms. Although we corrected these non-compliances and undertook measures to prevent the recurrence of such instances, it may be difficult to determine the type of content or actions that may result in liability to us, and if we are found to be liable, we may be prevented from operating our business in China. Moreover, the costs of compliance with these regulations may continue to increase as a result of more content being uploaded or made available by an increasing number of users and third party partners and developers, which may adversely affect our results of operations. Although we have adopted internal procedures to monitor content uploaded to our website and to remove offending content once we become aware of any potential or alleged violation, we may not be able to identify all the content that may violate relevant laws and regulations or third party intellectual property rights and even if we manage to identify and remove offending content, we may still be held liable for such third-party content. Users may upload content or images containing copyright violations and other illegal content and we may be subject to claims or become involved in litigation proceedings. As a result, our reputation, business and results of operations may be materially and adversely affected.

Advertisements shown on our platforms may subject us to penalties and other administrative actions.
Under PRC advertising laws and regulations, we are obligated to monitor the advertising content shown on our platforms to ensure that such content is true and accurate and in full compliance with applicable laws and regulations. In addition, where a special government review is required for specific types of advertisements prior to internet posting, such as advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, we are obligated to confirm that such review has been performed and approval has been obtained. Violation of these laws and regulations may subject us to penalties, including fines, confiscation of our advertising income, orders to cease dissemination of the advertisements and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations by us, PRC governmental authorities may force us to terminate our advertising operations or revoke our licenses.
While we have made significant efforts to ensure that the advertisements shown on our platforms are in full compliance with applicable PRC laws and regulations, we cannot assure you that all the content contained in such advertisements or offers is true and accurate as required by the advertising laws and regulations, especially given the uncertainty in the interpretation of these PRC laws and regulations. If we are found to be in violation of applicable PRC advertising laws and regulations, we may be subject to penalties and our reputation may be harmed, which may have a material adverse effect on our business, financial condition, results of operations and prospects.
Under the PRC enterprise income tax law, we may be classified as a PRC “resident enterprise,” which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment.
Under the PRC enterprise income tax law that became effective on January 1, 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. On April 22, 2009, the State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, on August 3, 2011, the SAT issued the Administrative Measures of Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, which became effective on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82.
According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC tax resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. SAT Bulletin 45 further clarifies the resident status determination, post-determination administration as well as competent tax authorities.
Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise group instead of those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.
We do not meet all of the conditions above; therefore, we believe that we should not be treated as a “resident enterprise” for PRC tax purposes even if the standards for “de facto management body” prescribed in the SAT Circular 82 are applicable to us. For example, our minutes and files of the resolutions of our board of directors and the resolutions of our shareholders are maintained outside the PRC.

However, it is possible that the PRC tax authorities may take a different view. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, then our world-wide income could be subject to PRC tax at a rate of 25%, which could reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations.
Although dividends paid by one PRC tax resident to another PRC tax resident should qualify as “tax-exempt income” under the enterprise income tax law, we cannot assure you that dividends by our PRC subsidiaries to our Cayman Islands holding company will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax on dividends, and the PRC tax authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.
Non-PRC resident ADS holders may also be subject to PRC withholding tax on dividends paid by us and PRC tax on gains realized on the sale or other disposition of ADSs or common shares, if such income is sourced from within the PRC. The tax would be imposed at the rate of 10% in the case of non-PRC resident enterprise holders and 20% in the case of non-PRC resident individual holders. In the case of dividends, we would be required to withhold the tax at source. Any PRC tax liability may be reduced under applicable tax treaties or similar arrangements. Although our holding company is incorporated in the Cayman Islands, it remains unclear whether dividends received and gains realized by our non-PRC resident ADS holders will be regarded as income from sources within the PRC if we are classified as a PRC resident enterprise. Any such tax will reduce the returns on your investment in our ADSs.
Finally, we face uncertainties on the reporting and consequences on private equity financing transactions, private share transfers and share exchange involving the transfer of shares in our company by non-resident investors. According to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the PRC State Administration of Taxation on December 10, 2009, with retroactive effect from January 1, 2008, or SAT Circular 698, and the Notice on Several Issues Concerning Enterprise Income Tax for Indirect Share Transfer by Non-PRC Resident Enterprises, issued by the PRC State Administration of Taxation on February 3, 2015, or SAT Circular 7, an “indirect transfer” of assets of a PRC resident enterprise, including a transfer of equity interests in a non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable properties, if such transaction lacks reasonable commercial purpose and was undertaken for the purpose of reducing, avoiding or deferring PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and tax filing or withholding obligations may be triggered, depending on the nature of the PRC taxable properties being transferred. According to SAT Circular 7, “PRC taxable properties” include assets of a PRC establishment or place of business, real properties in the PRC, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining if there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable properties; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable properties have a real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable properties; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment or place of business of a foreign enterprise, the resulting gain is to be included with the annual enterprise filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to PRC real properties or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the competent tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Currently, neither SAT Circular 698 nor SAT Circular 7 applies to the sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.
We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing and withholding or tax payment obligations with respect to any internal restructuring, and our PRC subsidiaries may be requested to assist in the filing. Any PRC tax imposed on a transfer of our shares not through a public stock exchange, or any adjustment of such gains would cause us to incur additional costs and may have a negative impact on the value of your investment in our company.
If our preferential tax treatments are revoked or become unavailable or if the calculation of our tax liability is successfully challenged by the PRC tax authorities, we may be required to pay tax, interest and penalties in excess of our tax provisions, and our financial condition and results of operations could be materially and adversely affected.
The Chinese government has provided various tax incentives to our subsidiaries in China. These incentives include reduced enterprise income tax rates. For example, under the PRC Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008 and subsequently amended on February 24, 2017, the statutory enterprise income tax rate is 25%. However, Guangzhou Huaduo, our PRC consolidated affiliated entity in the PRC, renewed its qualification as a high and new technology enterprise, or HNTE, as of December 9, 2016 and, subject to the approval of an annual review by competent tax authorities in Guangdong, would be entitled to enjoy a preferential enterprise income tax rate of 15% for three years, from 2016 through 2018. In addition, Guangzhou Huanju Shidai has been recognized as a software enterprise since 2013, and is therefore entitled to a two-year exemption from enterprise income tax followed by three years at 50% of the standard enterprise income tax rate starting from 2014, the first profit-making year. Furthermore, Guangzhou Huanju Shidai was entitled to a preferential income tax rate of 10% in 2016 due to its “Key Software Enterprise” status designated by the relevant government authorities. Guangzhou Huanju Shidai intends to file with the local tax authority for the preferential tax rate of 10% for a “Key Software Enterprise” in 2017, and will be subject to relevant governmental authorities’ assessment. However, if either Guangzhou Huaduo or Guangzhou Huanju Shidai fails to maintain its qualification for preferential tax treatments, its applicable enterprise income tax rate may increase to 25%, which could materially and adversely affect our financial condition and results of operations.
China’s M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.
Six PRC regulatory agencies promulgated regulations effective on September 8, 2006, subsequently amended on June 22, 2009, that are commonly referred to as the M&A Rules. See “Item 4. Information on the Company — B. Business Overview — PRC Regulation — New M&A Regulations and Overseas Listings” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The M&A Rules establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council on August 3, 2008, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress on August 30, 2007 which became effective on August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (for example, during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB10 billion (US$1.5 billion) and at least two of these operators each had a turnover of more than RMB400 million (US$59.0 million) within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB2 billion (US$0.3 billion) and at least two of these operators each had a turnover of more than RMB400 million (US$59.0 million) within China) must be cleared by the MOFCOM before they can be completed. In addition, on February 3, 2011, the General

Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Circular No. 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Under Circular No. 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns.
In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts, may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.
PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us to liability and penalties under PRC law.
The PRC State Administration of Foreign Exchange, or SAFE, has promulgated regulations, including the Notice on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or SAFE Circular No. 37, effective on July 4, 2014, and its appendixes, that require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular No. 37 as a “special purpose vehicle.” SAFE Circular No. 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in their ability to contribute additional capital into its PRC subsidiary. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion, including (i) the requirement by SAFE to return the foreign exchange remitted overseas within a period specified by SAFE, with a fine of up to 30% of the total amount of foreign exchange remitted overseas and deemed to have been evasive and (ii) in circumstances involving serious violations, a fine of no less than 30% of and up to the total amount of remitted foreign exchange deemed evasive. Furthermore, the persons-in-charge and other persons at our PRC subsidiaries who are held directly liable for the violations may be subject to criminal sanctions.
Our PRC resident shareholders, Messrs. David Xueling Li and Jun Lei, had registered with the local SAFE branch in relation to our existing private placement financings by the end of 2011 as required by the SAFE regulations, and had subsequently filed amendments to update their registrations reflecting shareholding changes in our company resulting from our initial public offering in March 2015. Since SAFE Circular No. 37 was recently issued, there remains uncertainty with respect to its interpretation and implementation, and we cannot predict how such SAFE regulations will affect our business operations. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE regulations by our PRC resident shareholders. In addition, in some cases, we may have little control over either our present or prospective direct or indirect PRC resident shareholders or the outcome of such registration procedures. A failure by our current or future PRC resident shareholders to comply with the SAFE regulations, including but not limited to any delay in subsequent filings, could subject us to fines or other legal sanctions, restrict our cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.
On February 15, 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules, which replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Publicly-Listed Companies issued by SAFE on March 28, 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. We and our PRC employees who have been granted stock options, restricted shares and restricted share units are subject to these regulations, and are preparing to complete such SAFE registrations. Failure of our PRC stock option holders, restricted shareholders or restricted share units holders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limited our PRC subsidiaries’ ability to distribute dividends to us, or otherwise materially and adversely affect our business.
PRC regulation of direct investment and loans by offshore holding companies to PRC entities may delay or limit us from using the proceeds of our initial public offering to make additional capital contributions or loans to our PRC subsidiaries.
We are an offshore holding company conducting our operations in China through our PRC subsidiaries and variable interest entities. We may make loans to our PRC subsidiaries and variable interest entities, or we may make additional capital contributions to our PRC subsidiaries.
Any capital contributions or loans that we, as an offshore entity, make to our PRC subsidiaries, including from the proceeds of our initial public offering, are subject to PRC regulations. For example, none of our loans to a PRC subsidiary can exceed the difference between its total amount of investment and its registered capital approved under relevant PRC laws, and the loans must be registered with the local branch of SAFE. Our capital contributions to our PRC subsidiaries must be approved by the MOFCOM or its local counterpart.
In August 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. In addition, SAFE promulgated Circular 45 on November 9, 2011 in order to clarify the application of SAFE Circular 142. Under SAFE Circular 142 and Circular 45, the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used.
Since SAFE Circular 142 has been in place for more than five years, in 2014, SAFE decided to further reform the foreign exchange administration system in order to satisfy and facilitate the business and capital operations of foreign invested enterprises, and issued the Circular on the Relevant Issues Concerning the

Launch of Reforming Trial of the Administration Model of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises in Certain Areas on July 4, 2014, or SAFE Circular 36. SAFE Circular 36 suspends the application of SAFE Circular 142 in certain areas and allows a foreign-invested enterprise registered in such areas to use the RMB capital converted from foreign currency registered capital for equity investments within the scope of business, which will be regarded as the reinvestment of foreign-invested enterprise. On March 30, 2015, SAFE issued the Circular on the Reforming of the Management Method of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 19, took effect on June 1, 2015, and replaced SAFE Circular 142 and SAFE Circular 36. Under SAFE Circular 19, a foreign-invested enterprise, within the scope of business, may also choose to convert its registered capital from foreign currency to RMB on a discretionary basis, and the RMB capital so converted can be used for equity investments within PRC, which will be regarded as the reinvestment of foreign-invested enterprise.
In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary registration or obtain the necessary approval on a timely basis, or at all. If we fail to complete the necessary registration or obtain the necessary approval, our ability to make loans or equity contributions to our PRC subsidiaries may be negatively affected, which could adversely affect our PRC subsidiaries’ liquidity and their ability to fund their working capital and expansion projects and meet their obligations and commitments.
Our PRC subsidiaries and PRC consolidated affiliated entities are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.
We are a holding company incorporated in the Cayman Islands. We rely on dividends from our PRC subsidiaries as well as consulting and other fees paid to us by our PRC consolidated affiliated entities for our cash and financing requirements, such as the funds necessary to pay dividends and other cash distributions to our shareholders, including holders of our ADSs, and service any debt we may incur. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory condition and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. As of December 31, 2016, appropriations to statutory reserves amounting to RMB58.9 million were made by eight of our PRC consolidated affiliated entities. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiaries and PRC consolidated affiliated entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements.
In addition, the EIT Law, and its implementation rules provide that withholding tax rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. Aggregate undistributed earnings and reserves of our subsidiaries and consolidated affiliated entities located in the PRC that are available for distribution to the Company as of December 31, 2016 and June 30, 2017 are RMB4,784.4 million and RMB5,991.5 million (US$883.8 million), respectively. The undistributed earnings and reserves of our subsidiaries and consolidated affiliated entities located in the PRC are considered to be indefinitely reinvested, because we do not have any present plan to pay any cash dividends on its common shares in the foreseeable future and intends to retain most of its available funds and any future earnings for use in the operation and expansion of its business.
Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.
The value of the RMB against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years.

Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.
There remains significant international pressure on the Chinese government to adopt a flexible currency policy to allow the Renminbi to appreciate against the U.S. dollar. Significant revaluation of the Renminbi may have a material adverse effect on your investment. Substantially all of our revenues and costs are denominated in Renminbi. Any significant revaluation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs, and if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our common shares or ADSs, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.
Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.
Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.
The PRC government imposes control on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.
Under PRC law, legal documents for corporate transactions, including contracts such as revenue-sharing contracts with online game developers which are important to our business, are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the Administration of Industry and Commerce.
Although we usually utilize chops to enter into contracts, the designated legal representatives of each of our PRC subsidiaries and consolidated affiliated entities have the apparent authority to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of our PRC subsidiaries and consolidated affiliated entities are members of our senior management team who have signed employment agreements with us or our PRC subsidiaries and consolidated affiliated entities under which they agree to abide by various duties they owe to us. In order to maintain the physical security of our chops and chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel in the legal or finance department of each of our subsidiaries and consolidated affiliated entities. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our PRC subsidiaries or consolidated affiliated entities, we or our PRC subsidiary and consolidated affiliated entity would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.
Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board, and as such, investors may be deprived of the benefits of such inspection.
The independent registered public accounting firm that issues the audit reports included in the current report on Form 6-K furnished to the SEC on August 14, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with PCAOB, is required by the laws of the United States to undergo regular inspections by PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditor is located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in China, is currently not inspected by PCAOB. On May 24, 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the United States and China. PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.
Inspections of other firms that PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, and such deficiencies may be addressed as part of the inspection process to improve future audit quality.
The inability of PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures, and to the extent that such inspections might have facilitated improvements in our auditor’s audit procedures and quality control procedures, investors may be deprived of such benefits.

Additional remedial measures could be imposed on certain PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings instituted by the SEC, as a result of which our financial statements may be determined to not be in compliance with the requirements of the Exchange Act, if at all.
In December 2012, the SEC brought administrative proceedings against the PRC-based affiliates of the Big Four accounting firms, including our independent registered public accounting firm, alleging that they had violated U.S. securities laws by failing to provide audit work papers and other documents related to certain other PRC-based companies under investigation by the SEC. On January 22, 2014, an initial administrative law decision was issued, censuring and suspending these accounting firms from practicing before the SEC for a period of six months. The decision was neither final nor legally effective until reviewed and approved by the SEC, and on February 12, 2014, the PRC-based accounting firms appealed to the SEC against this decision. In February 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to such firms’ audit documents via the CSRC. If the firms do not follow these procedures or if there is a failure in the process between the SEC and the CSRC, the SEC could impose penalties such as suspensions, or it could restart the administrative proceedings.
In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding PRC-based, United States-listed companies and the market price of our ADSs may be adversely affected.
If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our common shares from the NASDAQ Global Select Market or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.
Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of the draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.
The MOFCOM published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The draft Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The MOFCOM is currently soliciting comments on this draft and substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.
Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of  “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. The draft Foreign Investment Law specifically provides that entities established in China but “controlled” by foreign investors will be treated as FIEs, whereas an entity set up in a foreign jurisdiction would nonetheless be, upon market entry clearance by the Ministry of Commerce, treated as a PRC domestic investor provided that the entity is “controlled” by PRC entities and/or citizens. In this connection, “control” is broadly defined in the draft law to cover the following summarized categories: (i) holding 50% of more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to exert material influence on the board, the shareholders’ meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial matters or other key aspects of business operations. Once an entity is determined to be an FIE and its investment amount exceeds certain thresholds or its business operation falls within a “negative list,” to be separately issued by the State Council in the future, market entry clearance by the MOFCOM or its local counterparts will be required. Otherwise, all foreign investors may make investments on the same terms as domestic investors without being subject to additional approval from the government authorities as mandated by the existing foreign investment legal regime.
The “variable interest entity” structure, or VIE structure, has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. See “— Risks Relating to Our Corporate Structure — If the PRC government finds that the structure we have adopted for our business operations does not comply with PRC laws and regulations, or if these laws or regulations or interpretations of existing laws or regulations change in the future, we could be subject to severe penalties, including the shutting down of our platform and our business operations”, “— Risks Relating to Our Corporate Structure — If our PRC consolidated affiliated entities fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment for internet-based businesses in China, our business, financial condition and results of operations may be materially and adversely affected”, and “Prospectus Supplement Summary.” Under the draft Foreign Investment Law, variable interest entities that are controlled via contractual arrangement would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors. Therefore, for any companies with a VIE structure in an industry category that is on the “negative list,” the VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC companies or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the variable interest entities will be treated as FIEs and any operation in the industry category on the “negative list” without market entry clearance may be considered as illegal.
It is likely that we would be considered ultimately controlled by Chinese parties, as Mr. David Xueling Li, our co-founder, chairman and acting chief executive officer, and Mr. Rongjie Dong, the chief executive officer of Huya, and their respective affiliates, together held 82% of the total voting power of our company as of June 30, 2017. However, the draft Foreign Investment Law has not taken a position on what actions shall be taken with respect to the existing companies with a VIE structure, whether or not these companies are controlled by Chinese parties, while it is soliciting comments from the public on this point. Moreover, it is uncertain whether the Internet content and other Internet value-added service industry, in which our variable interest entities operate, will be subject to the foreign investment restrictions or prohibitions set forth in the “negative list” to be issued. If the enacted version of the Foreign Investment Law and the final “negative list” mandate further actions, such as MOFCOM market entry clearance, to be completed by companies with existing VIE structure like us, we face uncertainties as to whether such clearance can be timely obtained, or at all, and our business and financial condition may be materially and adversely affected.
The draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from investment implementation report and investment amendment report that are required at each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

Risks Related to this Offering and Our Common Shares and ADSs
The trading prices of our ADSs are likely to be volatile, which could result in substantial losses to investors.
The daily closing trading prices of our ADSs ranged from US$32.07 to US$63.53 in 2016. The trading price of our ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other similarly situated companies in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of these Chinese companies’ securities after their offerings, including companies in internet and social networking businesses, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting or other practices at other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have engaged in such practices. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material adverse effect on the market price of our ADSs.
In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile due to specific factors, including the following:
•
variations in our net revenues, earnings and cash flow;

•
announcements of new investments, acquisitions, strategic partnerships, or joint ventures;

•
announcements of new services and expansions by us or our competitors;

•
changes in financial estimates by securities analysts;

•
changes in the number of our registered or active users;

•
fluctuations in the number of paying users or other operating metrics;

•
failure on our part to realize monetization opportunities as expected;

•
additions or departures of key personnel;

•
release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•
detrimental negative publicity about us, our competitors or our industry; and

•
potential litigation or regulatory proceedings or changes.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.
The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

The sale or availability for sale, or perceived sale or availability for sale, of substantial amounts of our ADSs could adversely affect their market price.
Sales of substantial amounts of our ADSs in the public market or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. Our ADSs are freely tradable by persons other than our affiliates without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act. In addition, common shares subject to our outstanding share-based awards, including options, restricted shares and restricted share units, are eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, Rules 144 and 701 under the Securities Act. We may also issue additional options in the future which may be exercised for additional common shares and additional restricted shares and restricted share units which may vest. In addition, a number of our Class A common shares are reserved for issuance upon conversion of our convertible senior notes due April 1, 2019, which we issued in March 2014. As of June 30, 2017, we had 1,121,098,304 common shares outstanding. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs.
Our management has broad discretion over the use of proceeds from this offering.
Our management will have significant discretion in applying the net proceeds that we receive from this offering. Although we intend to use the net proceeds from this offering for (i) general corporate purposes, which may include acquisitions of and investments in complementary businesses and assets, and expansion of our overseas business operations, and (ii) repayment of existing bank loans, our board of directors retains significant discretion with respect to the use of proceeds. The net proceeds from this offering may be used in a manner that does not generate favorable returns. In addition, if we use all or a portion of the net proceeds for future acquisitions, there can be no assurance that we could successfully integrate any such acquisition into our operations or that the acquired entity or business would perform as expected.
We may be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes, which could subject United States holders of our ADSs or common shares to significant adverse United States income tax consequences.
We will be classified as a “passive foreign investment company,” or “PFIC” for United States federal income tax purposes for any taxable year, if either (a) 75% or more of our gross income for such year consists of certain types of  “passive” income or (b) 50% or more of the average quarterly value of our assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. Although the law in this regard is unclear, we treat Guangzhou Huaduo, Beijing Tuda, Bilin Online and Guangzhou Huya as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements.
Assuming that we are treated as owning Guangzhou Huaduo, Beijing Tuda, Bilin Online and Guangzhou Huya for United States federal income tax purposes, we do not believe that we were a PFIC for United States federal income tax purposes for the taxable year ended December 31, 2016, and do not anticipate becoming a PFIC for the current taxable year or for the foreseeable future. However, because PFIC status is a factual determination made annually after the close of each taxable year on the basis of the composition of our income and assets and the value of our assets from time to time, and because of the uncertainty described in the preceding paragraph, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. The value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs. Accordingly, fluctuations in the market price of our ADSs may cause us to become a PFIC for the current taxable year or future taxable years. The determination of whether we will be or become a PFIC will also be affected by how, and how quickly, we use our liquid assets, including any cash that is raised in this financing transaction. Under circumstances where we determine not to deploy significant amounts of cash for active purposes our risk of being classified as a PFIC may substantially increase. It is also possible that the Internal Revenue Service may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or, becoming classified as, a PFIC for the current or future taxable years. The determination of whether we will be or become a PFIC will also depend, in part, upon the nature of our income and assets over time, which are subject to change from year to year. There can be no assurance our business plans will not change in a manner that will affect our PFIC status.
If we are classified as a PFIC in any taxable year, a U.S. holder (as defined in “Taxation — United States Federal Income Tax Considerations”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or common shares and on the receipt of distributions on the ADSs or common shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules. Further, if we are classified as a PFIC for any year during which a U.S. holder holds our ADSs or common shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. holder holds our ADSs or common shares. Alternatively, U.S. holders of PFIC shares can sometimes avoid the rules described above by making certain elections, including a “mark-to-market” election or electing to treat a PFIC as a “qualified electing fund.” However, U.S. holders will not be able to make an election to treat us as a “qualified electing fund” because, even if we were to be or become a PFIC, we do not intend to comply with the requirements necessary to permit U.S. holders to make such election. Each U.S. holder is urged to consult its tax advisor concerning the United States federal income tax considerations relating to the ownership and disposition of our ADSs or common shares if we are treated as a PFIC for our current taxable year ending December 31, 2017 or any future taxable year (including the possibility of making a “mark-to-market” election and the unavailability of an election to treat us as a qualified electing fund). For more information see “Taxation —  United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”
Our dual class common share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A common shares and ADSs may view as beneficial.
Our common shares are divided into Class A common shares and Class B common shares. Holders of Class A common shares are entitled to one vote per share, while holders of Class B common shares are entitled to ten votes per share, voting together as one class on all matters requiring a shareholders’ vote. Each Class B common share is convertible into one Class A common share at any time by the holder thereof. Class A common shares are not convertible into Class B common shares under any circumstances. Upon any transfer of Class B common shares by a holder thereof to any person or entity that is not an affiliate of such holder, such Class B common shares will be automatically and immediately converted into an equal number of Class A common shares.
Due to the disparate voting powers attached to these two classes of common shares, as of June 30, 2017, Messrs. David Xueling Li and Rongjie Dong and their respective affiliates, held 82% of the total voting power of our company and have considerable influence over all matters requiring a shareholders’ vote, including election of directors and significant corporate transactions, such as a merger or sale of our company or our assets. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A common shares and ADSs may view as beneficial.
Our articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our common shares and ADSs.
Our articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our common shares, in the form of ADSs or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our common shares and ADSs may be materially and adversely affected.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.
Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:
•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•
the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NASDAQ. Press releases relating to financial results and material events are also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC are less extensive and less timely as compared to that required to be filed with the SEC by United States domestic issuers. As a Cayman Islands company listed on the NASDAQ, we are subject to the Nasdaq Stock Market Rules. However, NASDAQ rules permit a foreign private issuer like us to follow certain corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NASDAQ Stock Market Rules. We relied on the exemption available to foreign private issuers to the requirement that each member of the compensation committee be an independent director. Currently, the chairman of our compensation committee, Mr. David Xueling Li, is not an independent director. We may also continue to rely on this and other exemptions available to foreign private issuers in the future, and to the extent that we choose to do so in the future, our shareholders may be afforded less protection than they otherwise would under the NASDAQ Stock Market Rules applicable to U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a United States domestic issuer.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.
We are a company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, shareholders of a Cayman Islands company may not have standing to initiate a shareholder derivative action in a federal court of the United States.
Unlike many jurisdictions in the United States, Cayman Islands law does not generally provide for shareholder appraisal rights on an approved arrangement and reconstruction of a company. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation or to require that the offeror give you additional consideration if you believe the consideration offered is insufficient. Moreover, holders of our ADSs are not entitled to appraisal rights under Cayman Islands law. ADS holders that wish to exercise their appraisal or dissentient rights must convert their ADSs into our Class A common shares by surrendering their ADSs to the depositary and paying the ADS depositary fee.
Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our existing articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.
Judgments obtained against us by our shareholders may not be enforceable in our home jurisdiction.
We are a Cayman Islands company and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, a significant majority of our current directors and officers are nationals and residents of countries other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.
There are uncertainties as to whether Cayman Islands courts would:
•
recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•
impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.
The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class A common shares.
As a holder of our ADSs, you will only be able to exercise the voting rights with respect to the underlying Class A common shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying Class A common shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares from the depositary. Under our second amended and restated memorandum and articles of association, the minimum notice period required for convening a general meeting is at least ten clear days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.
The depositary for our ADSs will give us a discretionary proxy to vote our Class A common shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.
Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our Class A common shares underlying your ADSs at shareholders’ meetings unless:
•
we have failed to timely provide the depositary with notice of meeting and related voting materials;

•
we have instructed the depositary that we do not wish a discretionary proxy to be given;

•
we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•
a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•
the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that if you do not vote at shareholders’ meetings, you cannot prevent our Class A common shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our common shares are not subject to this discretionary proxy.
You may not receive dividends or other distributions on our common shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.
The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A common shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A common shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, common shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, common shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.
You may be subject to limitations on transfer of your ADSs.
Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks that it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement. As a result, you may be unable to transfer your ADSs when you wish to.

USE OF PROCEEDS
The net proceeds from this offering will be approximately US$384.4 million (or approximately US$442.2 million assuming the underwriters exercises their over-allotment option to purchase up to an additional 862,500 ADSs in full), after deducting underwriting commissions and fees and the estimated offering expenses payable by us. We intend to use the estimated net proceeds from this offering for (i) general corporate purposes, which may include acquisitions of and investments in complementary businesses and assets, and expansion of our overseas business operations, and (ii) repayment of existing bank loans.
In utilizing the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds from the offerings of any securities to make loans or additional capital contributions to our PRC operating subsidiaries.”
The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations for the six months ended June 30, 2017 in conjunction with the unaudited condensed consolidated financial statements and the notes thereto for the same period included in Exhibit 99.1 to our current report furnished to the SEC on August 14, 2017, which are incorporated by reference in in this prospectus supplement, and the section titled “Operating and Financial Review and Prospects” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk factors” or in other parts of this prospectus supplement. We revamped our internal organization, and one sub-business stream previously presented and reviewed under YY Live was changed to be presented and reviewed under Huya from the first quarter of 2017. Segment information for the three years ended December 31, 2014, 2015 and 2016 has been restated accordingly. Effectively January 2017, ASU 2015-17 issued by FASB requires entities to reclassify deferred tax assets and liabilities as non-current in the balance sheet. Accordingly, we retrospectively reclassified RMB107.3 million and RMB116.9 million of deferred tax assets from current assets into non-current assets as of December 31, 2016 and 2015, respectively.
Overview
We began our operations in 2005 by launching Duowan.com, a popular online web portal hosting game media content. We have grown significantly in recent years, developing and introducing YY Client in 2008 and extending our services into mobile devices in September 2010 and onto web browsers in October 2012. Our business has also expanded from focusing on providing voice communication services to becoming a live streaming social media platform. We offer a variety of entertainment content on our platforms, such as online music shows, live game play-through streaming, online dating shows and online financial news and shows, which give our users an immersive experience.
We derive our revenues primarily from live streaming services, online games and membership subscriptions. We derived 97.0% and 98.9% of our total net revenues from such services in the first half of 2016 and the first half of 2017, respectively, with online advertising and promotion revenue accounting for most of the remainder of our revenues. Revenues from live streaming are primarily generated through YY Live platform and Huya broadcasting platform. Online game revenues are primarily generated from offering virtual items in online games by us. Membership revenues are primarily generated from our membership subscriptions.
We generated total net revenues of RMB3,630.1 million and RMB4,875.9 million (US$719.2 million) in the six months ended June 30, 2016 and 2017, respectively. We had net income of RMB542.4 million and RMB1,113.3 million (US$164.2 million) in the six months ended June 30, 2016 and 2017, respectively.
Discussion of Selected Statements of Operations Items
Revenues
The following table sets forth the principal components of our total net revenues by amount and as a percentage of our total net revenues for the periods presented.
	For the year ended December 31,							For the six months ended June 30,
	2014		2015		2016			2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Net revenues(1)(2):
Live streaming	2,475,379	67.3	4,539,857	77.0	7,027,227	1,012,131	85.7	3,018,664	83.2	4,430,824	653,581	90.9
Online games	811,699	22.1	771,882	13.1	634,325	91,362	7.7	359,371	9.9	293,707	43,324	6.0
Membership	205,199	5.6	291,310	4.9	284,860	41,028	3.5	141,442	3.9	97,625	14,400	2.0
Others	186,091	5.0	294,200	5.0	257,638	37,108	3.1	110,618	3.0	53,793	7,935	1.1
Total net revenues	3,678,368	100.0	5,897,249	100.0	8,204,050	1,181,629	100.0	3,630,095	100.0	4,875,949	719,240	100.0

(1)
Revenues are presented net of rebates and discounts.

(2)
For the year ended December 31, 2016, revenue presentation has been changed to live streaming, online games, membership and others, and the revenue presentation for the year ended December 31, 2015 and 2014 has also been retrospectively changed.

Live streaming revenues
We generate live streaming revenues from the sales of virtual items used on our live streaming platforms, including YY Live platform and Huya broadcasting platform. Users access content on our platforms free of charge, but are charged for purchases of virtual items. Users can purchase consumable virtual items from us to show support for their favorite performers or time-based virtual items that provide users with recognized status, such as priority speaking rights or special symbols on the music and entertainment channels.
The most significant factors that directly affect our live streaming revenues include the increase in the number of our paying users and ARPU:
•
The number of paying users.   We had 3.4 million, 5.8 million and 11.0 million paying users in 2014, 2015 and 2016, respectively, for our live streaming services. We had 6.0 million and 9.4 million paying users in the first half of 2016 and the first half of 2017, respectively, for our live streaming services. We calculate the number of paying users during a given period as the cumulative number of registered user accounts that have purchased virtual items or other products and services on our live streaming platform at least once during the relevant period. We were able to achieve an increase in the number of paying users primarily due to a larger active user base and a higher conversion ratio of active users to paying users, and we expect that the number of our paying users will continue to grow in the future as we expand our services and products offerings and further monetize our existing platform.

•
ARPU.   Our ARPU for live streaming was RMB726.7, RMB780.5 and RMB637.8 (US$91.9) in 2014, 2015 and 2016, respectively. Our ARPU for live streaming was approximately RMB503.5 and RMB469.5 (US$69.2) in the first half of 2016 and the first half of 2017, respectively. ARPU is calculated by dividing our total revenues from live streaming during a given period by the number of paying users for our live streaming services for that period. As we begin to generate revenues from an increasing variety of live streaming services, our ARPU may fluctuate from period to period due to the mix of live streaming services purchased by our paying users and our expanding paying user base.

Other significant factors that directly or indirectly affect our live streaming revenues include:
•
our ability to increase our popularity by offering new and attractive contents, products and services that allow us to monetize our live streaming platform;

•
our ability to attract and retain a large and engaged user base; and

•
our ability to attract and retain certain popular performers, guilds, professional game playing team and commentators.

We expect that the portion of our revenues from live streaming derived from the sales of virtual items and services will continue to increase as we capitalize on monetization opportunities.
Online game revenues
We generate online game revenues from the sales of in-game virtual items used for games developed by us or by third parties under revenue-sharing arrangements on our platforms. Users play online games free of charge, but are charged for purchases of virtual items. The online games we currently offer are primarily web games that can be run from an internet browser and require an internet connection to play. We have historically derived a significant portion of our revenues from a number of popular online games, primarily through selling in-game virtual items for these games. A majority of our popular online games are developed by third party game developers under revenue-sharing arrangements that typically last one to two years.

The most significant factors that directly affect our online game revenues include the number of our paying users and ARPU:
•
The number of paying users.   We had 1.6 million, 1.2 million and 1.2 million paying users in 2014, 2015 and 2016, respectively, for our online games. We had 0.6 million and 0.5 million paying users in the first half of 2016 and the first half of 2017, respectively, for our online games. We calculate the number of paying users during a given period as the cumulative number of registered user accounts that have purchased virtual items or other products and services in our online games at least once during the relevant period.

•
ARPU.   Our ARPU for online games was RMB520.8, RMB635.8 and RMB533.6 (US$76.9) in 2014, 2015 and 2016, respectively. Our ARPU for online games was RMB612.4 and RMB537.9 (US$79.3) in the first half of 2016 and the first half of 2017, respectively. ARPU is calculated by dividing our total revenues from online games during a given period by the number of paying users for online games for that period. As we begin to generate revenues from an increasing variety of online games, our ARPU may fluctuate from period to period due to the mix of online games offered by us.

Other significant factors that directly or indirectly affect our revenues include:
•
our ability to increase our popularity by offering new and attractive online games that allow us to monetize our platforms;

•
our ability to attract and retain a large and engaged player base; and

•
our ability to attract and retain third party game developers, third party licensee operators and service providers.

Membership revenues
We generate membership revenues from the membership subscription fees paid by our users. In our membership program, users pay a flat monthly subscription fee in order to become members, and in exchange, we give them access to various privileges and enhanced features on our channels, including additional video usage, priority entrance to certain live performances, and exclusive rights to access VIP avatars, VIP ring-tones, VIP fonts and VIP emoticons.
Other revenues
We generate other revenues primarily from online advertising and promotion revenues. We enter into advertising contracts with both advertisers and advertising agencies. In 2014, 2015, 2016 and the first half of 2017, a vast majority of our online advertising and promotion revenues were derived from pay-for-time arrangements under which we charge advertisers depending on the duration of display for an advertisement or a series of advertisements as well as promotion campaigns conducted by relevant guilds.
Cost of Revenues
Cost of revenues consists primarily of  (i) revenue sharing fees and content costs including payments to performers, guilds and content providers, (ii) bandwidth costs, (iii) salary and welfare, (iv) depreciation and amortization expense for servers, other equipment and intangibles directly related to operating the platform, (v) payment handling costs, (vi) business tax and surcharges, (vii) share-based compensation, and (viii) other costs. We anticipate that revenue sharing fees and content costs paid to performers, guilds and content providers will increasingly contribute to our cost of revenues. We expect that our cost of revenues will increase in absolute amount as we further grow our user base and expand our revenue-generating services.
Revenue sharing fees and content costs.   We expect our revenue sharing fees and content costs to continue to increase as we continue to expand our live streaming offerings, our user engagement and spending levels increase, as well as our investments in expanding the amount of new and innovative content provided to users.

Bandwidth costs.   We expect bandwidth costs to continue to increase as of the continued user base expansion and video quality improvements, but be partially offset by our improved efficiency and pricing terms.
Salary and welfare.   We expect our salary and welfare costs to increase as we continue to hire additional employees in line with the expansion of our business.
Depreciation and amortization.   We expect depreciation and amortization to increase as we continue to expand our operations and purchase servers and other equipment or intangibles directly related to the operating of our platforms and business.
Payment handling costs.   We expect payment handling costs to increase as we continue to grow our paying user base and expand our paid service offerings.
Business tax and surcharges.   We expect the payment of surcharges to increase due to the expansion of our business.
Operating Expenses
Our operating expenses consist of  (i) research and development expenses, (ii) sales and marketing expenses, (iii) general and administrative expenses, (iv) goodwill impairment, and (v) fair value change of contingent consideration. The following table sets forth the components of our operating expenses for the periods indicated, both in absolute amounts and as percentages of our total net revenues. We expect our operating expenses to generally increase in absolute amount in the near future.
	For the year ended December 31,							For the six months ended June 30,
	2014		2015		2016			2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Operating expenses:
Research and development	431,188	11.7	548,799	9.3	675,230	97,253	8.2	351,876	9.7	332,920	49,108	6.8
Sales and marketing	102,527	2.8	312,870	5.3	387,268	55,778	4.7	166,660	4.6	293,036	43,225	6.0
General and administrative	223,019	6.1	358,474	6.1	482,437	69,485	5.9	173,562	4.8	181,197	26,728	3.7
Goodwill impairment	—	—	310,124	5.3	17,665	2,544	0.2	—	—	—	—	—
Fair value change of contingent consideration	—	—	(292,471)	(5.0)	—	—	—	—	—	—	—	—
Total operating expenses	756,734	20.6	1,237,796	21.0	1,562,600	225,060	19.0	692,098	19.1	807,153	119,061	16.5
Research and Development Expenses
Research and development expenses consist primarily of salaries and benefits and share-based compensation expenses for research and development personnel and rental expenses and depreciation of office premises and servers utilized by the research and development personnel.
Sales and Marketing Expenses
Sales and marketing expenses consist primarily of  (i) advertising and promotion expenses, (ii) salary and welfare for sales and marketing personnel, and (iii) rental expenses. We expect that our sales and marketing expenses will increase in absolute amount in the near term as we expect to increase our spending on marketing and promotional activities, particularly relating to strengthening our brand influence, mobile applications and new business initiatives.
General and Administrative Expenses
General and administrative expenses consist primarily of  (i) salary and welfare general and administrative personnel, (ii) share based compensation for management and administrative personnel, and (iii) impairment charges of intangibles and other non-current assets.

Gain on deconsolidation and disposal of subsidiaries
In June 2016, we disposed 60% equity interest of Shanghai Beifu for a total consideration of RMB3.5 million. After the disposal, we retained 10% equity interest in Shanghai Beifu. A total loss of RMB23.5 million was recognized. In December 2016, we disposed 33.86% equity interest of Beijing Xingxue for a total consideration of RMB118.5 million. After the disposal, we retained 31.14% equity interest in Beijing Xingxue. A total income of RMB127.4 million was recognized. In February 2017, we disposed 46.0% equity interest of Yunke for a total consideration of RMB2.3 million. After the disposal, we retained 34.0% equity interest in Yunke. A total income of RMB38.0 million was recognized.
Other income
Other income primarily consists of government grants in connection with our contributions to technology development, tax refund and investments in local business districts. These grants may not be recurring in nature.

Results of Operations
The following table sets forth a summary of our consolidated statements of operations for the periods indicated, both in absolute amounts and as percentages of our net revenues:
	For the year ended December 31,							For the six months ended June 30,
	2014		2015		2016			2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Consolidation Statements of Operations and Comprehensive Income Data:
Net revenues:(1)(2)
Live streaming	2,475,379	67.3	4,539,857	77.0	7,027,227	1,012,131	85.7	3,018,664	83.2	4,430,824	653,581	90.9
Online games	811,699	22.1	771,882	13.1	634,325	91,362	7.7	359,371	9.9	293,707	43,324	6.0
Membership	205,199	5.6	291,310	4.9	284,860	41,028	3.5	141,442	3.9	97,625	14,400	2.0
Others	186,091	5.0	294,200	5.0	257,638	37,108	3.1	110,618	3.0	53,793	7,935	1.1
Total net revenues	3,678,368	100.0	5,897,249	100.0	8,204,050	1,181,629	100.0	3,630,095	100.0	4,875,949	719,240	100.0
Cost of revenues	(1,849,149)	(50.3)	(3,579,744)	(60.7)	(5,103,430)	(735,047)	(62.2)	(2,268,871)	(62.5)	(2,940,440)	(433,738)	(60.3)
Gross profit	1,829,219	49.7	2,317,505	39.3	3,100,620	446,582	37.8	1,361,224	37.5	1,935,509	285,502	39.7
Operating expenses
Research and development	(431,188)	(11.7)	(548,799)	(9.3)	(675,230)	(97,253)	(8.2)	(351,876)	(9.7)	(332,920)	(49,108)	(6.8)
Sales and marketing	(102,527)	(2.8)	(312,870)	(5.3)	(387,268)	(55,778)	(4.7)	(166,660)	(4.6)	(293,036)	(43,225)	(6.0)
General and administrative	(223,019)	(6.1)	(358,474)	(6.1)	(482,437)	(69,485)	(5.9)	(173,562)	(4.8)	(181,197)	(26,728)	(3.7)
Goodwill impairment	—	—	(310,124)	(5.3)	(17,665)	(2,544)	(0.2)	—	—	—	—	—
Fair value change of contingent consideration	—	—	292,471	5.0	—	—	—	—	—	—	—	—
Total operating expenses	(756,734)	(20.6)	(1,237,796)	(21.0)	(1,562,600)	(225,060)	(19.0)	(692,098)	(19.1)	(807,153)	(119,061)	(16.5)
Gain on deconsolidation and disposal of subsidiaries	—	—	—	—	103,960	14,973	1.3	(23,474)	(0.7)	37,989	5,604	0.8
Other income	6,319	0.2	82,300	1.4	129,504	18,652	1.6	31,412	0.9	49,986	7,373	1.0
Operating income	1,078,804	29.3	1,162,009	19.7	1,771,484	255,147	21.6	677,064	18.6	1,216,331	179,418	25.0
Other non-operating income/(expense)	36,714	1.0	(2,165)	0.0	—	—	—	—	—	—	—	—
Foreign currency exchange (losses)/gains, net	(10,399)	(0.3)	(38,099)	(0.6)	1,158	167	0.0	789	0.0	(1,574)	(232)	(0.0)
Gain on partial disposal of investments	999	0.0	—	—	25,061	3,610	0.3	—	—	45,861	6,765	0.9
Interest expense	(56,607)	(1.5)	(97,125)	(1.6)	(81,085)	(11,679)	(1.0)	(39,970)	(1.1)	(24,727)	(3,647)	(0.5)
Interest income	164,969	4.5	137,892	2.3	67,193	9,678	0.8	23,551	0.7	58,348	8,607	1.2
Income before income tax expenses	1,214,480	33.0	1,162,512	19.7	1,783,811	256,923	21.7	661,434	18.2	1,294,239	190,911	26.6
Income tax expenses	(154,283)	(4.2)	(178,327)	(3.0)	(280,514)	(40,402)	(3.4)	(124,801)	(3.4)	(189,604)	(27,968)	(3.9)
Income before share of income in equity method investments, net of income taxes	1,060,197	28.8	984,185	16.7	1,503,297	216,521	18.3	536,633	14.8	1,104,635	162,943	22.7
Share of income in equity method investments, net of income taxes	4,275	0.1	14,120	0.2	8,279	1,192	0.1	5,746	0.2	8,661	1,278	0.2
Net income	1,064,472	28.9	998,305	16.9	1,511,576	217,713	18.4	542,379	15.0	1,113,296	164,221	22.9
Less: Net loss attributable to the non-controlling interest shareholders and the mezzanine classified non-controlling interest shareholders	—	—	(34,938)	(0.6)	(12,342)	(1,778)	(0.2)	(9,246)	(0.3)	(3,566)	(526)	(0.1)
Net income attributable to YY Inc.	1,064,472	28.9	1,033,243	17.5	1,523,918	219,491	18.6	551,625	15.3	1,116,862	164,747	23.0

(1)
Net of rebates and discounts.

(2)
For the year ended December 31, 2016, we presented our revenue in four categories - live streaming, online games, membership and others. We also have retrospectively changed the revenue presentation for the year ended December 31, 2015 and 2014.

Results of operations for the six months ended June 30, 2016 and 2017
Net revenues
Net revenues increased by 34.3% to RMB4,875.9 million (US$719.2 million) in the first half of 2017 from RMB3,630.1 million in the corresponding period of 2016, primarily driven by the increase in live streaming revenues.
Live streaming.   Live streaming revenues increased by 46.8% to RMB4,430.8 million (US$653.6 million) in the first half of 2017 from RMB3,018.7 million in the corresponding period of 2016. Live streaming revenues from the YY Live segment in the first half of 2017 was RMB3,606.3 million (US$532.0 million ) and live streaming revenues from the Huya segment in the first half of 2017 was RMB824.5 million (US$121.6 million).
Online games.   Revenues from online games were RMB293.7 million (US$43.3 million) in the first half of 2017, as compared to RMB359.4 million in the corresponding period of 2016, which primarily reflected the continued softness in China’s web game market. Our paying users for online games decreased from 0.6 million in the first half of 2016 to 0.5 million in the first half of 2017. Our ARPU for online games was RMB612.4 and RMB537.9 (US$79.3) in the first half of 2016 and the first half of 2017, respectively.
Membership.   Revenues from membership were RMB97.6 million (US$14.4 million) in the first half of 2017, as compared to RMB141.4 million in the corresponding period of 2016, primarily from the decrease in the purchase of our PC platform membership status by our users. We expect our membership revenues to continue to decrease in the near future.
Other.   Other revenues, mainly representing revenues from our online advertising revenues, were RMB53.8 million (US$7.9 million) in the first half of 2017, compared with RMB110.6 million in the corresponding period of 2016. The decrease in other revenues is primarily a result of the disposal of certain education-related operations in 2016.
Cost of Revenues
Cost of revenues increased by 29.6% to RMB2,940.4 million (US$433.7 million) in the first half of 2017 from RMB2,268.9 million in the corresponding period of 2016, primarily attributable to an increase in revenue-sharing fees and content costs to RMB2,294.2 million (US$338.4 million) in the first half of 2017 from RMB1,601.0 million in the corresponding period of 2016. The increase in revenue-sharing fees and content costs paid to performers, guilds and content providers was in line with the increase in revenues and was primarily due to the higher level of overall user engagement and spending driven by promotional activities. In addition, bandwidth costs slightly increased to RMB354.2 million (US$52.2 million) in the first half of 2017 from RMB333.6 million in the corresponding period of 2016, primarily reflecting the continued user base expansion and video quality improvements, but largely offset by our improved efficiency and pricing terms.
Gross Profit
Gross profit increased by 42.2% to RMB1,935.5 million (US$285.5 million) in the first half of 2017 from RMB1,361.2 million in the corresponding period of 2016. Gross margin was 39.7% in the first half of 2017, as compared to 37.5% in the corresponding period of 2016.
Operating Expenses
Operating expenses for the first half of 2017 were RMB807.2 million (US$119.1 million), as compared to RMB692.1 million in the corresponding period of 2016.

Research and development.   Our research and development expenses decreased by 5.4% from RMB351.9 million in the first half of 2016 to RMB332.9 million (US$49.1 million) in the first half of 2017. This decrease was primarily due to lower share-based compensation expense and our ability to leverage on the expertise of our established research and development team and achieve better efficiency.
Sales and marketing.   Our sales and marketing expenses increased by 75.8% from RMB166.7 million in the first half of 2016 to RMB293.0 million (US$43.2 million) in the first half of 2017. This increase was primarily due to increased marketing campaigns aimed at promoting mobile products and new business initiatives, as well as other brand promotion activities.
General and administrative.   Our general and administrative expenses slightly increased by 4.4% from RMB173.6 million in the first half of 2016 to RMB181.2 million (US$26.7 million) in the first half of 2017. This increase was primarily due to the general growth of our business.
Other Income
Other income increased from RMB31.4 million in the first half of 2016 to RMB50.0 million (US$7.4 million) in the first half of 2017. Other income primarily consist of government grants in connection with our contributions to technology development, and tax refund due to investments in local business districts.
Gain on Partial Disposal of Investments
We had a gain on partial disposal of investments of RMB45.9 million (US$6.8 million) in the first half of 2017 from the disposal of our equity interest in some investees.
Interest Expense
Interest expense decreased from RMB40.0 million in the first half of 2016 to RMB24.7 million (US$3.6 million) in the first half of 2017, primarily because of completion of repurchase of convertible senior notes with interest rate 2.25% in the first half of 2017.
Interest Income
Interest income increased from RMB23.6 million in the first half of 2016 to RMB58.3 million (US$8.6 million) in the first half of 2017, primarily because of higher cash at hand and more term deposits with higher interest rate.
Income Tax Expense
We recorded income tax expenses of RMB189.6 million (US$28.0 million) in the first half of 2017, compared to RMB124.8 million in the first half of 2016. This increase was primarily due to the higher income before income tax expenses recorded by certain of our PRC subsidiaries and consolidated affiliated entities.
Net Income
Net income increased by 105.3% to RMB1,113.3 million (US$164.2 million) in the first half of 2017 from RMB542.4 million in the corresponding period of 2016. Net margin in the first half of 2017 increased to 22.9% from 15.0% in the corresponding period of 2016.
Liquidity and Capital Resources
In recent years, we have financed our operations primarily through cash flows from operations, the proceeds from our initial public offering in November 2012 and the proceeds from our convertible senior notes offering in March 2014. We expect to require cash to fund our ongoing operational needs, particularly our revenue sharing fees and content costs, salaries and benefits, bandwidth costs and potential acquisitions or strategic investments. We believe that our current cash and cash equivalents and the anticipated cash flow from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures needs for the next 12 months. However, we may require additional cash resources due to changing business conditions or other future developments, including any investments or acquisitions we may decide to selectively pursue. If our existing cash resources are insufficient to meet our requirements, we may seek to sell equity or equity-linked securities, debt securities or borrow from banks. Except as disclosed in this prospectus supplement, we have no outstanding bank loans or financial guarantees or similar commitments to guarantee the payment obligations of third parties.
In March 2014, we issued an aggregate of US$400.0 million 2.25% convertible senior notes due in 2019. The net proceeds from the sale of the notes were US$390.8 million and will be used for general corporate purposes. As of December 31, 2016, the total carrying value of these notes were US$398.7 million. The notes bear interest at a rate of 2.25% per year, payable semiannually in arrears on April 1 and October 1 of each year, and such notes will mature on April 1, 2019 unless earlier converted, redeem for certain tax-related events or repurchased in accordance with their terms. We are not subject to any financial covenants or other significant restrictions under the notes. We duly paid an interest of US$9.0 million and US$9.0 million on these convertible senior notes for 2015 and 2016, respectively, as such interest became due. On April 1, 2017, the Company repurchased for cash the notes of an aggregate principal amount of US$399.0 million. Following the settlement of the repurchase, US$1.0 million aggregate principal amount of the notes remain outstanding as of June 30, 2017.
On May 4, 2014 and March 5, 2015, respectively, our board of directors approved two share repurchase plans, the 2014 Share Repurchase Plan and the 2015 Share Repurchase Plan, respectively, pursuant to which we may repurchase from time to time at management’s discretion, at prevailing market prices in the open market in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, up to US$100 million for each share repurchase plan in total of the our outstanding ADSs for a period not exceeding twelve months from the date of approval by board of directors. The 2014 Share Repurchase Plan and 2015 Share Repurchase Plan expired on May 4, 2015 and March 5, 2016, respectively. For the year ended December 31, 2016, no share was repurchased under the 2015 Share Repurchase Plan.
On January 19, 2017, we entered into a loan agreement with a bank, pursuant to which we borrowed a loan with a principal amount of US$30 million. The annualized interest rate of the loan is 3-month LIBOR plus 1.5%, accruing from draw-down. The draw-down of US$30 million took place on March 8, 2017 and shall be repaid before March 1, 2018. Term deposit of RMB500 million was pledged as collateral for the loan until March 13, 2018.
On February 17, 2017, we entered into a loan agreement with a bank, pursuant to which we borrowed a loan with a total principal amount of US$60 million. The annualized interest rate of the loan is 3-month LIBOR, accruing from draw-down. The first draw-down of US$45 million took place on March 21, 2017 and the second draw-down of US$15 million took place on March 30, 2017. The loan shall be repaid before February 9, 2018. Term deposit of RMB500 million was pledged as collateral for the loan until February 23, 2018.
As of June 30, 2017, we had RMB1,349.1 million (US$199.0 million) in cash and cash equivalents.
As of June 30, 2017, our subsidiaries, consolidated affiliated entities, and their subsidiaries located in the PRC held cash and cash equivalents in the amount of RMB1,175.5 million (US$173.4 million). Aggregate undistributed earnings and reserves of our subsidiaries, consolidated affiliated entities, and their subsidiaries located in the PRC that are available for distribution to us as of June 30, 2017 were RMB5,991.5 million (US$883.8 million). We would need to accrue and pay withholding taxes if we were to distribute funds from our subsidiaries in the PRC to our offshore subsidiaries.

The following table sets forth a summary of our cash flows for the periods indicated:
	For the year ended December 31,				For the six months ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash provided by operating activities	1,301,351	1,823,442	2,421,135	348,715	772,183	1,281,523	189,035
Net cash (used in)/provided by investing activities	(3,954,055)	(1,048,022)	(1,783,138)	(256,824)	(1,025,179)	592,029	87,328
Net cash provided by /(used in) financing activities	2,402,762	(337,143)	10,651	1,534	3,035	(2,100,504)	(309,841)
Effect of foreign exchange rate changes on cash and cash equivalents	(4,628)	15,629	2,161	311	166	(3,650)	(538)
Cash and cash equivalents at beginning of year/period	729,598	475,028	928,934	133,794	928,934	1,579,743	233,025
Net (decrease)/increase in cash and cash equivalents	(249,942)	438,277	648,648	93,425	(249,961)	(226,952)	(33,478)
Cash and cash equivalents at end of the year/period	475,028	928,934	1,579,743	227,530	679,139	1,349,141	199,009
Operating Activities
Net cash generated from operating activities consists primarily of our net income mitigated by non-cash adjustments, such as share-based compensation, depreciation of property and equipment and deferred taxes, and adjusted by changes in operating assets and liabilities, such as accounts receivable and accrued liabilities, prepayments and other assets, account payables and deferred revenue.
Net cash provided by operating activities amounted to RMB1,281.5 million (US$189.0 million) for the first half of 2017 primarily resulting from RMB5,233.1 million (US$771.9 million) of cash revenues we received, partially offset by our sales-related cash outflow of RMB2,642.4 million (US$389.8 million), which mainly consisted of the amounts due to third party game developers under revenue sharing arrangements, distributions under arrangements with certain performers and guilds, payment collection costs and business taxes, our employee salaries and welfare payments of RMB517.2 million (US$76.3 million), our payments for the lease of bandwidth of RMB353.3 million (US$52.1 million) and our general operating costs of RMB438.7 million (US$64.7 million). The increasing cash provided by operating activities was mainly due to the expansion of business.
Investing Activities
Net cash used in investing activities largely reflects placements of short-term deposits, purchases of property and equipment and other non-current assets in connection with the expansion and upgrade of our technology infrastructure, and our acquisitions of and investments in certain companies.
Net cash provided by investing activities amounted to RMB592.0 million (US$87.3 million) in the first half of 2017. Net cash provided by investing activities primarily resulted from the maturity of short-term deposits in the amount of RMB3,739.7 million (US$551.6 million), partially offset by the placement of short-term deposits of RMB1,890.0 million (US$278.8 million) and placement of restricted short-term deposits of RMB1,000.0 million (US$147.5 million).
Financing Activities
Net cash used in financing activities was RMB2,100.5 million (US$309.8 million) in the first half of 2017, primarily attributable to the repayment of our convertible senior notes.
Capital Expenditures
We made capital expenditures of RMB200.6 million (US$29.6 million) in the first half of 2017. Our capital expenditures are primarily used to purchase office space, computers, servers, office furniture, operating rights for licensed games, software, domain names and other assets.

Contractual Obligations
The following sets forth our contractual obligations as of June 30, 2017:
	Payments due by period
	Total	Less than 1 year	1 – 2 years	3 – 5 years	More than 5 years
	(in thousands)
Operating lease commitments(1) (in RMB)	68,272	40,497	20,407	7,036	332
Convertible senior notes(2) (in US$)	1,045	23	1,022	—	—

(1)
Operating lease commitments refer to the lease of offices under operating lease agreements, where a significant portion of the risks and rewards of ownership are retained by the lessor. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the period of the lease, including any free lease periods.

(2)
The convertible senior notes were redeemable at the holders’ option on April 1, 2017. US$399,000,000 aggregate principal amount of the notes were redeemed on April 1, 2017. We has accepted the repurchase and has forwarded cash in payment of the repurchase price to the paying agent for distribution to the holders who had exercised the option. Following the repurchase, US$1,000,000 aggregate principal amount of the notes remains outstanding and will be due in 2019.

Other than the obligations set forth above, we did not have any other long-term debt obligations, operating lease obligations, purchase obligations or other long-term liabilities as of June 30, 2017.

EXCHANGE RATE INFORMATION
Our business is primarily conducted in China and most of our revenues are denominated in RMB. The conversion of RMB into U.S. dollars in this prospectus is based on the certified exchange rate published by the Federal Reserve Board. For your convenience and unless otherwise noted, this prospectus contains translations of some RMB or U.S. dollar amounts at US$1.00: RMB6.7793, which was the certified exchange rate in effect as of June 30, 2017. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.
The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. The exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Statistical Release.
	Noon Buying Rate
Period	Period-End	Average(1)	Low	High
	(RMB per U.S. Dollar)
2012	6.2301	6.2990	6.3879	6.2221
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2830	6.4896	6.1870
2016	6.9430	6.6400	6.9580	6.4480
2017
March	6.8832	6.8940	6.9132	6.8687
April	6.8900	6.8876	6.8988	6.8778
May	6.8098	6.8843	6.9060	6.8098
June	6.7793	6.8066	6.8382	6.7793
July	6.7240	6.7694	6.8039	6.7240
August (through August 4, 2017)	6.7272	6.7198	6.7272	6.7150

Source: Federal Reserve Statistical Release
(1)
Annual averages are calculated using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant month.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2017:
•
on an actual basis;

•
on an as adjusted basis, giving effect to our issuance and sale of 115,000,000 Class A common shares in the form of ADSs pursuant to this prospectus supplement, at the public offering price of US$70.00 per ADS, resulting in the net proceeds of US$384.4 million, assuming the underwriters do not exercise its over-allotment option to purchase additional ADSs and after deducting estimated underwriting discounts and commissions and estimated issuance expenses.

You should read this table in conjunction with our consolidated financial statements and related notes in Exhibit 99.2 to our current report on Form 6-K furnished to the SEC on August 14, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, “Item 5. Operating and Financial Review and Prospects” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and our unaudited interim consolidated financial statements and related notes for the six months ended June 30, 2016 and 2017 and as of June 30, 2016 and 2017 included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on August 14, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of June 30, 2017
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in thousands)
Cash and cash equivalents	1,349,141	199,009	3.955,029	583,398
Short-term deposits	1,890,000	278,790	1,890,000	278,790
Restricted short-term deposits	1,000,000	147,508	1,000,000	147,508
Short-term loans	609,756	89,944	609,756	89,944
Long-term debt
Convertible bonds	6,775	999	6,775	999
Mezzanine equity	12,687	1,871	12,687	1,871
Shareholders’ equity
Class A common shares (US$0.00001 par value; 10,000,000,000 shares authorized, 773,115,328 shares issued and outstanding on an actual basis; 888,115,328 shares issued and outstanding on an as adjusted basis)	46	7	54	8
Class B common shares (US$0.00001 par value; 1,000,000,000 shares authorized, 347,982,976 shares issued and outstanding on an actual basis; 347,982,976 shares issued and outstanding on an as adjusted basis)	25	4	25	4
Additional paid-in capital	2,210,331	326,041	4,816,211	710,429
Statutory reserves	58,857	8,682	58,857	8,682
Retained earnings	3,845,598	567,256	3,845,598	567,256
Accumulated other comprehensive income	95,391	14,071	95,391	14,071
Total YY Inc.’s shareholders’ equity	6,210,248	916,061	8,816,136	1,300,450
Non-controlling interests	43,913	6,478	43,913	6,478
Total shareholders’ equity	6,254,161	922,539	8,860,049	1,306,928
Total Capitalization	6,273,623	925,409	8,879,511	1,309,798

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS
Our common shares are divided into Class A common shares and Class B common shares. Holders of Class A common shares are entitled to one vote per share, while holders of Class B common shares are entitled to ten votes per share. As of June 30, 2017, we had 773,115,328 Class A common shares and 347,982,976 Class B common shares issued and outstanding.
The following table sets forth information concerning the beneficial ownership of our common shares as of June 30, 2017, by:
•
each of our directors and executive officers; and

•
each person known to us to beneficially own more than 5% of our common shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire or that would become unrestricted shares within 60 days after June 30, 2017, the most recent practicable date, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. The percentages after this offering are calculated after giving effect to (i) our issuance and sale of 115,000,000 Class A common shares in the form of ADSs pursuant to this prospectus supplement, at the public offering price of US$70.00 per ADS, assuming the underwriters do not exercise its option to purchase additional ADSs.
	Class A Common Shares Beneficially Owned Before and After this Offering(1)			Class B Common Shares Beneficially Owned Before and After this Offering(2)			Total Common Shares Beneficially Owned			Total Voting Power(5)
	Number	% before this offering	% after this offering	Number	% before this offering	% after this offering	Number(3)	% before this offering(4)	% after this offering(4)	% before this offering	% after this offering
Directors and Executive Officers:*
David Xueling Li(6)	11,111,615	1.4	1.2	175,241,483	50.4	50.4	186,353,098	16.6	15.0	82.0	79.8
Rongjie Dong	**	**	**	—	—	—	**	**	**	**	**
Bing Jin	**	**	**	—	—	—	**	**	**	**	**
Peter Andrew Schloss	**	**	**	—	—	—	**	**	**	**	**
Peng T. Ong	**	**	**	—	—	—	**	**	**	**	**
Richard Weidong Ji	**	**	**	—	—	—	**	**	**	**	**
David Tang	**	**	**	—	—	—	**	**	**	**	**
Qin Liu	**	**	**	—	—	—	**	**	**	**	**
All directors and executive officers as a group	11,772,240	1.5	1.3	175,241,483	50.4	50.4	187,013,723	16.6	15.1	82.0	79.8
Principal Shareholders:
Top Brand Holdings Limited(7)	—	—	—	172,741,483	49.6	49.6	172,741,483	15.4	14.0	—	—
YYME Limited(8)	8,000,000	1.0	0.9	170,921,803	49.1	49.1	178,921,803	16.0	14.5	40.4	39.3

Notes:
*
Except for Mr. Peter Andrew Schloss, Mr. Peng T. Ong, Mr. Richard Weidong Ji, Mr. David Tang and Mr. Qin Liu, the business address of our directors and executive officers is c/o Building B-1, North Block of Wanda Plaza No. 79 Wanbo Er Road Nancun Town, Panyu District, Guangzhou, 511442, PRC.

**
The aggregate number of common shares beneficially owned by each of these individuals is less than 1% of our total outstanding shares.

(1)
For each person and group included in this column, percentage ownership is calculated by dividing the number of Class A common shares beneficially owned by such person or group, including shares that such person or group has the right to acquire within 60 days of June 30, 2017, by the sum of (i) 773,115,328, which is the total number of Class A common shares outstanding as of June 30, 2017, and (ii) the number of Class A common shares that such person or group has the right to acquire within 60 days of June 30, 2017.
(2)
For each person and group included in this column, percentage ownership is calculated by dividing the number of Class B common shares beneficially owned by such person or group by 347,982,976, being the total number of Class B common shares outstanding as of June 30, 2017.

(3)
Represents the sum of Class A and Class B common shares beneficially owned by such person or group.

(4)
For each person and group included in this column, percentage ownership is calculated by dividing the number of total common shares beneficially owned by such person or group, by the sum of the number of common shares outstanding and the number of common shares such person or group has the right to acquire upon exercise of the stock options or warrants within 60 days after June 30, 2017.

(5)
For each person or group included in this column, the percentage of total voting power represents voting power based on both Class A and Class B common shares held by such person or group with respect to all of our outstanding Class A and Class B common shares as one class. Each holder of Class A common shares is entitled to one vote per share. Each holder of our Class B common shares is entitled to ten votes per share on all matters requiring a shareholders’ vote. Our Class B common shares are convertible at any time by the holder into Class A common shares on a one-for-one basis, whereas Class A common shares are not convertible into Class B common shares under any circumstances.

(6)
Representing (i) 8,000,000 Class A common shares represented by ADSs, (ii) 10 Class A common shares, (iii)170,921,803 Class B common shares held by YYME Limited, a BVI company wholly owned and controlled by Mr. David Xueling Li, (iv) 4,319,680 Class B common shares held by New Wales Holdings Limited, a BVI company wholly owned and controlled by Mr. David Xueling Li and (v) 3,111,605 Class A common shares underlying the options and restricted shares granted to Mr. David Xueling Li that have been fully vested or are to be vested in 60 days. In August 2016, Mr. Jun Lei, who beneficially owned 172,741,483 Class B common shares as of June 30, 2017, delegated the voting rights of such shares to Mr. David Xueling Li.

(7)
Representing 172,741,483 Class B common shares held by Top Brand Holdings Limited, a BVI company wholly owned and controlled by Mr. Jun Lei. The voting rights of such 172,741,483 Class B common shares were delegated to Mr. David Xueling Li in August 2016. The business address of Top Brand Holdings Limited is c/o Jun Lei, 19E, Huating Jiayuan, No. 6 of Middle Beisihuan Road, Chaoyang District, Beijing 100102, PRC.

(8)
Representing (i) 8,000,000 Class A common shares represented by ADSs, (ii) 10 Class A common shares and (iii) 170,921,803 Class B common shares held by YYME Limited, a BVI company wholly owned and controlled by Mr. David Xueling Li. The business address of YYME Limited is c/o David Xueling Li, Building B-1, North Block of Wanda Plaza No. 79 Wanbo Er Road Nancun Town, Panyu District, Guangzhou, 511442, PRC.

As of June 30, 2017, we have granted, and have outstanding, options to purchase a total of 460,495 Class A common shares, 5,587,092 restricted shares and 28,078,548 restricted share units to our directors, executive officers, other employees and consultants. See “Item 6. Directors, Senior Management and Employees — B. Compensation — Share Incentive Plans” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

DIVIDEND POLICY
During the past five years, we have not distributed dividends to our shareholders of record.
We have received dividends from our subsidiaries, which have received consulting or other fees from our consolidated affiliated Chinese entities. In accordance with current Chinese laws and regulations, our subsidiaries and affiliated entities in China are required to allocate to their general reserves at least 10% of their respective after-tax profits for the year determined in accordance with Chinese accounting standards and regulations. Each of our subsidiaries and affiliated entities in China may stop allocations to its general reserve if such reserve has reached 50% of its registered capital. In addition, our subsidiaries in China are required to allocate portions of their respective after-tax profits to their enterprise expansion funds and staff welfare and bonus funds at the discretion of their boards of directors. Allocations to these statutory reserves and funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends.
Our board of directors has complete discretion as to whether we will distribute dividends in the future, subject to Cayman Islands law. Under Cayman Islands law, our company may pay dividends only out of either profit or share premium, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors determines to distribute dividends, the form, frequency and amount of our dividends will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, potential tax implications and other factors as the board of directors may deem relevant. Any dividend we declare will be paid to our registered shareholders, and all dividends payable in respect of our shares represented by ADSs will be paid to the depositary as the registered holder of such shares. The depositary will then distribute such dividends to the holders of our ADSs, subject to the terms of the deposit agreement, less the fees and expenses payable under the deposit agreement. Cash dividends on our common shares, including those represented by the ADSs, if any, will be paid in U.S. dollars.

MARKET PRICE INFORMATION FOR OUR ADSS
Our ADSs, each representing 20 Class A common shares, have been listed on the NASDAQ Global Select Market since November 2012. Our ADSs are traded under the symbol “YY.”
The following table provides the high and low trading prices for our ADSs on the NASDAQ Global Select Market for the periods presented and all prices have been retroactively adjusted to reflect the current ADS to Class A common share ratio of one ADS to 20 Class A common shares effective on November 21, 2012 for all periods presented. As of August 14, 2017, the trading price of our ADSs is US$80.58 per ADS.
	Trading Price
	High	Low
Annual Highs and Lows
2013	56.75	13.06
2014	96.39	50.00
2015	81.70	50.52
2016	63.96	31.07
2017 (through August 11, 2017)	83.00	37.81
Quarterly Highs and Lows
First Quarter 2015	73.04	50.52
Second Quarter 2015	81.70	54.16
Third Quarter 2015	69.68	51.02
Fourth Quarter 2015	65.53	53.34
First Quarter 2016	62.79	42.35
Second Quarter 2016	63.96	31.07
Third Quarter 2016	56.11	32.75
Fourth Quarter 2016	57.22	39.24
First Quarter 2017	51.84	37.81
Second Quarter 2017	61.52	42.90
Monthly Highs and Lows
March 2017	51.84	44.00
April 2017	49.02	42.90
May 2017	59.30	48.35
June 2017	61.52	53.21
July 2017	73.94	55.83
August 2017 (through August 14, 2017)	83.00	69.23

UNDERWRITING
We and Credit Suisse Securities (USA) LLC, Goldman Sachs (Asia) L.L.C. and China Renaissance Securities (Hong Kong) Limited, as the underwriters, have entered into an underwriting agreement with respect to the ADSs being offered. Subject to the terms and conditions stated in the underwriting agreement dated August 15, 2017, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of our ADSs set forth opposite the underwriter’s name.
Underwriter	Number of ADSs
Credit Suisse Securities (USA) LLC	2,692,353
Goldman Sachs (Asia) L.L.C.	2,597,647
China Renaissance Securities (Hong Kong) Limited	460,000
Total	5,750,000

The underwriting agreement provides that the obligations of the underwriters to purchase the ADSs included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ADSs (other than those covered by the over-allotment option described below) if they purchase any of the ADSs.
The underwriters have an option to purchase up to an aggregate number of 862,500 of additional ADSs from us to cover sales of ADSs by the underwriters which exceed the number of ADSs specified in the table above, solely to cover over-allotments. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional ADSs. To the extent the option is exercised, each underwriter must purchase a number of additional ADSs approximately proportionate to that underwriter’s initial purchase commitment. Any ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other ADSs or that are the subject of this offering.
Our ADSs are listed on the NASDAQ Global Select Market under the symbol “YY.”
The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriter by us. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase an additional 862,500 ADSs.
	Paid by Us
	No Exercise		Full Exercise
Per ADS	US$	2.975	US$	2.975
Total	US$	17,106,250	US$	19,672,187.5
ADSs sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If all the ADSs are not sold at the public offering price, the underwriter may change the offering price and the other selling terms.
Our total expenses for this offering are estimated to be approximately US$1.0 million, including an SEC registration fee of US$59,847.30, legal and accounting fees and expenses of approximately US$0.8 million and miscellaneous fees and expenses of approximately US$0.1 million. All amounts are estimated except for the SEC registration fee.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.
We and our directors and executive officers have agreed that, subject to certain exceptions, we and they will not, without the prior written consent of the underwriters, and will procure any entities controlled by us or them not to, for a period of 90 days from the date of this prospectus supplement, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or participate in the filing of a registration statement with the SEC relating to, any Class A common shares or ADSs or any securities convertible into or exercisable or exchangeable for Class A common shares or ADSs

(including without limitation, Class A common shares or ADSs or such other securities which may be deemed to be beneficially owned by us or such directors and executive officers and principal shareholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a share option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition of such securities, (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Class A common shares or ADSs or such other securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Class A common shares or ADSs or such other securities, in cash or otherwise, or (c) make any demand for, or exercise any right with respect to, the registration of any Class A common shares or ADSs or any security convertible into or exercisable or exchangeable for Class A common shares or ADSs.
The underwriters, in their sole discretion, may release any of the securities subject to this lock-up agreement at any time without notice.
In connection with the offering, the underwriters may purchase and sell our ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than each of the underwriters’ option to purchase additional ADSs from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the ADSs made by the underwriters in the open market prior to the completion of the offering. Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ Global Select Market, in the over-the-counter market or otherwise.
No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.
A prospectus supplement in electronic format will be made available on the websites maintained by the underwriters or one or more securities dealers. The underwriters may distribute this prospectus supplement electronically. The underwriters may agree to allocate a number of ADSs for sale to its online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.
Conflicts of Interest
The underwriters are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of ADSs may be made to the public in that Relevant Member State other than:
•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person in a Relevant Member State who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
This prospectus supplement has been prepared on the basis that any offer of ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs. Accordingly any person making or intending to make an offer in that Relevant Member State of ADSs which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom
In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors”(as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus supplement or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus supplement relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.
Notice to Prospective Investors in Hong Kong
The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:
(a)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law;

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada
This prospectus supplement constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the ADSs. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus supplement or on the merits of the ADSs and any representation to the contrary is an offence.
The ADSs may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that (i) are “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions (NI 45-106), or in Ontario, as defined in subsection 73.3 (1) of the Securities Act (Ontario), and (ii) are “permitted clients”, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.
The offer and sale of the ADSs in Canada is being made on a private placement basis only and is exempt from the requirement that we prepares and files a prospectus under applicable Canadian securities laws. Any resale of the ADSs acquired by a Canadian purchaser in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the ADSs outside of Canada.
Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus supplement), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the purchaser.
Canadian purchasers are advised that this prospectus supplement has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105). Pursuant to section 3A.3 of NI 33-105, this prospectus supplement is exempt from the requirement that we and the underwriters provide Canadian purchasers with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between us and the underwriters as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.
Prospective Canadian purchasers are hereby notified that: (a) we may be required to provide personal information pertaining to the purchasers as required to be disclosed in Schedule I of Form 45-106F1 under NI 45- 106 (including, without limitation, the purchaser’s name, address, telephone number and the aggregate purchase price of any ADSs purchased) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106, (c) such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario,

(d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and (e) the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684. Prospective Canadian purchasers that purchase ADSs in this offering will be deemed to have authorized the indirect collection of the personal information by the OSC, and to have acknowledged and consented to its name, address, telephone number and other specified information, including the aggregate purchase price paid by the purchaser, being disclosed to other Canadian securities regulatory authorities, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.
Any discussion of taxation and related matters contained in this prospectus supplement does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian purchaser when deciding to purchase the ADSs and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the ADSs or with respect to the eligibility of the ADSs for investment by such purchaser under relevant Canadian federal and provincial legislation and regulations.
Upon receipt of the prospectus supplement, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the ADSs described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.
Notice to Prospective Investors in Japan
The ADSs have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the ADSs may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in the Cayman Islands
This prospectus supplement does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriter has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.
Notice to Prospective Investors in the PRC
This prospectus supplement does not constitute a public offer of ADSs, whether by sale or subscription, in the PRC. The ADSs are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.
Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ADSs or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus supplement are required by us and the underwriters to observe these restrictions.

TAXATION
The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in ADSs or common shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in ADSs or common shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, our Cayman Islands counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Fangda Partners.
Cayman Islands Taxation
Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or to our ADS or common share holders, levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.
PRC Taxation
If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, it may be subject to the enterprise income tax at 25% on its global income, and PRC tax may be imposed on dividends paid by us to non-PRC resident ADS holders and on gains realized on their sale or other disposition of ADSs, if such income or gain is considered as derived from within China. The tax would be imposed at a rate of 10% in the case of non-PRC resident enterprise holders and 20% in the case of non-PRC resident individual holders. In the case of dividends, we will be required to withhold such tax at source. Any PRC tax liability may be reduced under applicable tax treaties or similar arrangements. See “Risk factors — Risks Related to Doing Business in China — Our PRC subsidiaries and PRC consolidated affiliated entities are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.”
United States Federal Income Tax Considerations
The following is a summary of certain United States federal income tax considerations relating to the ownership and disposition of our ADSs or common shares by a U.S. holder (as defined below) that holds our ADSs or common shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular holders in light of their particular circumstances, including holders subject to special tax rules (for example, banks and other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, real estate investment trusts, regulated investment companies, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, holders that hold their ADSs or common shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, persons who acquired ADSs or common shares pursuant to the exercise of any employee share option or otherwise as compensation, or holders that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, except to the extent described below, this summary does not discuss any state, local or non-United States tax considerations, Medicare tax, the alternative minimum tax or any non-income tax (such as the United States federal estate or gift tax) considerations. Each U.S. holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations relating to the ownership and disposition of our ADSs or common shares.

General
For purposes of this summary, a “U.S. holder” is a beneficial owner of our ADSs or common shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or common shares and partners in such partnerships are urged to consult their tax advisors regarding the ownership and disposition of our ADSs or common shares.
It is generally expected that a holder of ADSs should be treated, for United States federal income tax purposes, as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a holder of ADSs will be treated in this manner. Predicated upon such treatment, deposits or withdrawals of common shares for ADSs will not be subject to United States federal income tax.
Passive Foreign Investment Company Considerations
A non-United States corporation, such as our company, will be classified as a “passive foreign investment company,” or “PFIC”, for United States federal income tax purposes, for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of  “passive” income or (ii) 50% or more of its average quarterly assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s unbooked intangibles are taken into account for determining the value of its assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.
Although the law in this regard is unclear, we treat Guangzhou Huaduo, Beijing Tuda, Bilin Online and Guangzhou Huya as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements.
Assuming that we own Guangzhou Huaduo, Beijing Tuda, Bilin Online and Guangzhou Huya for United States federal income tax purposes, we do not believe that we were a PFIC, for United States federal income tax purposes, for the taxable year ended December 31, 2016, and do not anticipate becoming a PFIC for the current taxable year or for the foreseeable future. However, because PFIC status is a factual determination made annually after the close of each taxable year on the basis of the composition of our income and assets, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. The value of our assets, for purposes of the PFIC test, will generally be determined by reference to the market price of our ADSs and common shares. Accordingly, fluctuations in the market price of our ADSs and common shares may cause us to become a PFIC for the current taxable year or future taxable years. It is also possible that the Internal Revenue Service may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or, becoming classified as, a PFIC for the current or future taxable years. The determination of whether we will be or become a PFIC will also depend, in part, upon the nature of our income and assets over time, which are subject to change from year to year. There can be no assurance our business plans will not change in a manner that will affect our PFIC status.

The discussion below under “Dividends” and “Sale or Other Disposition of ADSs or Common Shares” is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are classified as a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”
Dividends
Subject to the PFIC rules discussed below, any cash distributions (including the amount of any taxes withheld) paid on our ADSs or common shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder, in the case of common shares, or by the Depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.
A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States or, in the event that the company is deemed to be a PRC resident under the PRC Enterprise Income Tax Law, the company is eligible for the benefits of the United States-PRC treaty. Although no assurances may be given, our ADSs are expected to be readily tradable on the NASDAQ Global Select Market, which is an established securities market in the United States. Since we do not expect that our common shares will be listed on established securities markets, it is unclear whether dividends that we pay on our common shares that are not backed by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in the current taxable year or future taxable years.
Dividends received on the ADSs or common shares will not be eligible for the dividends received deduction allowed to corporations. Each U.S. holder is advised to consult its tax advisor regarding the rate of tax that will apply to such holder with respect to dividend distributions, if any, received from us.
Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes and generally will constitute passive category income. A U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or common shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld, may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. Each U.S. holder is advised to consult its tax advisor regarding the availability of the foreign tax credit under their particular circumstances.
Sale or Other Disposition of ADSs or Common Shares
Subject to the PFIC rules discussed below, a U.S. holder generally will recognize capital gain or loss upon the sale or other disposition of ADSs or common shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such ADSs or common shares. Any capital gain or loss will be long-term if the ADSs or common shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations. Each U.S. holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or common shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules
If we are classified as a PFIC for any taxable year during which a U.S. holder holds our ADSs or common shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the ADSs or common shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or common shares. Under the PFIC rules:
•
such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the ADSs or common shares;

•
such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are classified as a PFIC, or pre-PFIC year, will be taxable as ordinary income;

•
such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. holder for that year; and

•
an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our ADSs or common shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be subject to the rules described above on certain distributions by a lower-tier PFIC and a disposition of shares of a lower-tier PFIC even though such U.S. holder would not receive the proceeds of those distributions or dispositions. Each U.S. holder is advised to consult its tax advisor regarding the application of the PFIC rules to any of our subsidiaries.
As an alternative to the foregoing rules, a U.S. holder of  “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable United States Treasury regulations. Our ADSs are listed on the NASDAQ Global Select Market, which is a qualified exchange or market for these purposes. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes. If a mark-to-market election is made, the U.S. holder will generally (i) include as income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Amounts included in a U.S. holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs. The U.S. holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election.
If a U.S. holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.
If a U.S. holder owns our ADSs or common shares during any taxable year that we are a PFIC, such holder is required to file an annual report containing such information as the United States Treasury Department may require and may be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become classified as a PFIC, including the possibility of making a mark-to-market election.
Information Reporting
U.S. holders may be subject to information reporting to the Internal Revenue Service with respect to dividends on and proceeds from the sale or other disposition of our ADSs or common shares. Each U.S. holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.
An individual U.S. holder and certain closely-held entities may be required to submit to the United States Internal Revenue Service certain information with respect to his or her beneficial ownership of the ADSs or common shares, if such ADSs or common shares are not held by a U.S. financial institution. This law also imposes penalties if such person is required to submit such information to the United States Internal Revenue Service and fails to do so in a timely manner. Each U.S. holder is urged to consult its tax advisor as to any such reporting requirements.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by Zhong Lun Law Firm. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon Zhong Lun Law Firm with respect to matters governed by PRC law.
EXPERTS
The audited financial statements incorporated in this Prospectus by reference to YY Inc.’s Current Report on Form 6-K dated August 14, 2017, including exhibits thereto, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F of YY Inc. for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 18/F PricewaterhouseCoopers Center, 10 Zhujiang Xi Road, Pearl River New City, Tianhe District, Guangzhou 510623, China.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our website is www.yy.com. The information contained on, or linked from, our website is not a part of this prospectus.
This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Documents by Reference” in the accompanying prospectus for more information.
We incorporate by reference the documents listed below in this prospectus supplement:
•
Our annual report on Form 20-F (except for Item 18. Financial Statements) for the fiscal year ended December 31, 2016 filed with the SEC on April 20, 2017;

•
Our current report on Form 6-K furnished to the SEC on August 14, 2017, including exhibits thereto;

•
The description of the securities contained in our registration statement on Form 8-A filed on November 7, 2012 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•
with respect to the offering of the securities under this prospectus supplement, all subsequent reports on Form 20-F, and any report on Form 6-K that indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:
YY Inc.
Building B-1, North Block of Wanda Plaza
No. 79 Wanbo Er Road
Nancun Town, Panyu District
Guangzhou 511442, the People’s Republic of China
Tel: (86 20) 8212-0000
Attention: Investor Relations Department

PROSPECTUS
YY Inc.
CLASS A COMMON SHARES

We may from time to time in one or more offerings offer and sell our Class A common shares, including Class A common shares represented by American depositary shares, or ADSs.
In addition, from time to time, the selling shareholders to be named in a prospectus supplement may offer and sell our Class A common shares held by them. The selling shareholders may sell shares of our Class A common shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our Class A common shares by the selling shareholders.
We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 28 of this prospectus.
The ADSs are listed on the NASDAQ Global Select Market under the symbol “YY.” On August 11, 2017, the last reported sale price of the ADSs on the NASDAQ Global Select Market was US$78.92 per ADS.

Investing in the ADSs involves a high degree of risk. You should carefully consider the “Risk Factors” which may be included in any prospectus supplement or which are incorporated by reference into this prospectus.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 14, 2017.

ii

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information About Us.” In this prospectus, unless otherwise indicated or unless the context otherwise requires:
•
the terms “we,” “us,” “our company,” “our” and “YY” refer to YY Inc., its subsidiaries and consolidated affiliated entities (also referred to as variable interest entities) and the subsidiaries of its consolidated affiliated entities, as the context may require;

•
“Class A common shares” refer to our Class A common shares, par value US$0.00001 per share;

•
“ADSs” refers to the American depositary shares, each of which represents 20 Class A common shares;

•
“China” and “PRC” refer to the People’s Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau; and

•
all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:
•
our growth strategies;

•
our ability to retain and increase our user base and expand our product and service offerings;

•
our ability to monetize our platforms;

•
our future business development, results of operations and financial condition;

•
competition from companies in a number of industries, including internet companies that provide live streaming services, social media services and online games;

•
expected changes in our revenues and certain cost or expense items;

•
general economic and business condition in China and elsewhere; and

•
assumptions underlying or related to any of the foregoing.

The forward-looking statements included in this prospectus, any prospectus supplement and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement.
We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY
YY is the no. 1 live streaming social media platform in China. Our YY Live and Huya are leading live streaming and e-sport broadcasting platforms in China. Our platform empowers users to interact in real-time through rich media formats. Users create, share and enjoy a vast reservoir of entertainment contents and activities, and we offer an engaging and immersive user experience. The unique user experience in turn fuels the creation of content and participation of activities on our platform, fostering a virtuous cycle that sustains our growth.

CORPORATION INFORMATION
Our principal executive offices are located at Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou 511442, the People’s Republic of China. Our telephone number is (86-20) 8212 0000.
As a Cayman Islands company listed on the NASDAQ, we are subject to the NASDAQ corporate governance listing standards. However, NASDAQ rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NASDAQ corporate governance listing standards. We relied on the exemption available to foreign private issuers to the requirement that each member of the compensation committee be an independent director. Currently, the chairman of our compensation committee, Mr. David Xueling Li, is not an independent director. If we continue to rely on this and other exemptions available to foreign private issuers in the future, our shareholders may be afforded less protection than they otherwise would under the NASDAQ corporate governance listing standards applicable to U.S. domestic issuers.

RECENT DEVELOPMENTS
In May 2017, we appointed Mr. Bing Jin as our chief financial officer. Mr. Jin succeeded Mr. Eric He, who retired in May 2017. Prior to joining YY, Mr. Jin served as the Head of China Technology of Investment Banking and Capital Markets, Asia Pacific, at Credit Suisse. During his tenure at Credit Suisse, Mr. Jin worked with many U.S. listed and private Chinese technology companies for various financing and M&A transactions. From 2010 to 2014, Mr. Jin worked at Citi’s China Investment Banking Department. Before his investment banking career, Mr. Jin worked in government services, consulting, and corporate banking. Mr. Jin received an MBA from the Wharton School, a Master’s degree in Pacific International Affairs from the University of California, San Diego, and a Bachelor’s degree in English from the Beijing Foreign Studies University.
In May 2017, Mr. Zhou Chen resigned from his position as our chief executive officer. Mr. David Xueling Li assumed the role of acting chief executive officer in May 2017.
Ms. Jenny Hong Wei Lee resigned as a director of the Company and as a member of the compensation committee of the board of directors of the Company, effective on June 30, 2017.
In August 2016, we established Guangzhou Huya Information Technology Co., Ltd., or Guangzhou Huya, which was 100% directly owned by Guangzhou Huaduo. In the first half of 2017, we established HUYA Inc. in the Cayman Islands and its wholly-owned subsidiary Huya Limited in Hong Kong. Huya Limited established Guangzhou Huya Technology Co., Ltd., or Huya Technology, in June 2017, which entered into a series of contractual arrangements with Guangzhou Huya and its shareholders, through which Huya Technology exercises effective control over the operations of Guangzhou Huya. We entered into a definitive shares subscription agreement for a US$75 million Series A equity funding round for HUYA Inc. This Series A round was led by China Ping An Insurance Overseas (Holdings) Limited, with participation also from Banyan Partners, Engage Capital and Morningside, as well as Mr. David Xueling Li, the Chairman and CEO of the Company, and Mr. Rongjie Dong, the CEO of Huya. The Series A equity funding closed in July 2017. Guangzhou Huya has been under our control before and after the Series A equity funding.
Contractual Arrangements with Guangzhou Huya
The following is a summary of the currently effective contracts among our subsidiary, Huya Technology, our PRC consolidated affiliated entity, Guangzhou Huya, and the shareholders of Guangzhou Huya.
Agreements that transfer economic benefits to us
Exclusive Business Cooperation Agreement
Under the exclusive business cooperation agreement between Huya Technology and Guangzhou Huya, Huya Technology has the exclusive right to provide to Guangzhou Huya technology support, business support and consulting services related to Guangzhou Huya’s business, the scope of which is to be determined by Huya Technology from time to time. Huya Technology owns the exclusive intellectual property rights created as a result of the performance of this agreement. The timing and amount of the service fee payments shall be determined at the sole discretion of Huya Technology. The term of this agreement is ten years from the execution date of this agreement and will be automatically extended for another ten years, unless otherwise agreed upon by Huya Technology and Guangzhou Huya.
Agreements that provide us effective control over Guangzhou Huya
Voting Rights Proxy Agreement
Under the voting rights proxy agreement executed by shareholders of Guangzhou Huya, such shareholders appointed Huya Technology as its attorney-in-fact to exercise such shareholders’ rights in Guangzhou Huya, including, without limitation, the power to vote on its behalf on all matters of Guangzhou Huya requiring shareholder approval under PRC laws and regulations and the articles of association of Guangzhou Huya and rights to information relating to all business aspects of Guangzhou

Huya. The term of this agreement is ten years from the execution date of this agreement and will be automatically extended for one more year indefinitely. Huya Technology has sole discretion to terminate the agreement at any time by providing 30 days’ prior written notice to Guangzhou Huya.
Exclusive Option Agreement
Under the exclusive option agreement between Huya Technology, each of the shareholders of Guangzhou Huya and Guangzhou Huya, each of the shareholders irrevocably granted Huya Technology or its designated representative(s) an exclusive option to purchase, to the extent permitted under PRC law, all or part of his or its equity interests in Guangzhou Huya. Huya Technology or its designated representative(s) have sole discretion as to when to exercise such options, either in part or in full. Without Huya Technology’s prior written consent, Guangzhou Huya’s shareholders shall not sell, transfer, mortgage or otherwise dispose their equity interests in Guangzhou Huya. The term of this agreement is ten years and may be extended at Huya Technology’s sole discretion.
Equity Interest Pledge Agreement
Under the equity interest pledge agreement between Huya Technology and the shareholders of Guangzhou Huya, the shareholders of Guangzhou Huya have pledged all of their equity interests in Guangzhou Huya to Huya Technology to guarantee the performance by Guangzhou Huya and its shareholders’ performance of their respective obligations under the exclusive business cooperation agreement, exclusive option agreement and voting rights proxy agreement. If Guangzhou Huya or its shareholders breach their contractual obligations under those agreements, Huya Technology, as the pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. This pledge will become effective on the date the pledged equity interests are registered with the competent administration for industry and commerce and will remain effective until the pledgors are no longer the shareholders of Guangzhou Huya. We are in the process of registering the pledged equity interests with the competent administration for industry and commerce.

RISK FACTORS
Please see the factors set forth under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2016, which is incorporated in this prospectus by reference, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL
As of June 30, 2017, our authorized share capital consists of  (i) 10,000,000,000 Class A common shares, par value US$0.00001 each, 773,115,328 of which are issued and outstanding (excluding Class A common shares that we reserved for issuance upon the exercise of our share incentive awards), and (ii) 1,000,000,000 Class B common shares, par value US$0.00001 each, 347,982,976 of which are issued and outstanding. Under our 2009 employee equity incentive scheme, or the 2009 Scheme, we are authorized to grant options or restricted shares to purchase a maximum of 120,020,001 common shares. Under our 2011 share incentive plan, or the 2011 Plan, we are authorized to grant options, restricted shares or restricted share units to purchase a maximum of 43,000,000 common shares, plus an annual increase of 20,000,000 common shares on the first day of each fiscal year, beginning from 2013, or such smaller number of Class A common shares as determined by our board of directors. As of the same date, options to purchase 460,495 common shares, 5,587,092 restricted shares and 28,078,548 restricted share units were outstanding under the 2009 Scheme and the 2011 Plan. We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, which is referred to as the Companies Law below.
The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our common shares.
Common Shares
General.   Our common shares are divided into Class A common shares and Class B common shares. Holders of Class A common shares and Class B common shares will have the same rights except for voting and conversion rights. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the Class A common shares are held in accordance with the provisions of the deposit agreement in order to exercise shareholders’ rights in respect of the Class A common shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of Class A common shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs and in accordance with procedures outlined in the deposit agreement.
Dividends.   Subject to the Companies Law, our company in a general meeting or our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law.
Voting Rights.   In respect of all matters requiring a shareholders’ vote, each Class A common share is entitled to one vote, and each Class B common share is entitled to ten votes, voting together as one class. At any shareholders’ meeting, on a show of hands, every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote and on a poll, every shareholder present in person or by proxy, or in the case of a shareholder being a corporation, by its duly authorized representative shall have one vote for each fully paid share of which such shareholder is the holder.
Liquidation.   Subject to any class or classes of shares or future shares which are issued with specific rights, privileges or restrictions as to the distribution of available surplus assets on liquidation, (a) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (b) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

Calls on Shares and Forfeiture of Shares.   Subject to our memorandum and articles of association, our directors may from time to time make such calls upon the members in respect of any amounts unpaid on the shares held by them. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.
Share Repurchases.   We are empowered by the Companies Law and our articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our memorandum and articles of association and to any applicable requirements imposed from time to time by the NASDAQ Global Select Market, the U.S. Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed.
Variations of Rights of Shares.   Alterations to our memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders’ meeting.
Registered Office and Objects
Our registered office in the Cayman Islands is located at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KYI-1111, Cayman Islands. The memorandum of association provides, inter alia, that the liability of the members of our company is limited to the amount, if any, for the time being unpaid on the common shares. The objects for which our company is established are unrestricted (including acting as an investment company), and we shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of corporate benefit, as provided in Section 27(2) of the Companies Law and in view of the fact that we are an exempted Company, we will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of our business carried on outside the Cayman Islands.
Board of Directors
Under Cayman Islands law, our directors have a common law duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association
Our officers are elected by and serve at the discretion of the board. Our directors are not subject to a term of office and hold office until such time as they are removed from office by special resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; or (2) dies or is found by our company to be of unsound mind.
Differences in Corporate Law
The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•
the statutory provisions as to the required majority vote have been met;

•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•
the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•
the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:
•
a company acts or proposes to act illegally or ultra vires;

•
the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•
those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.   Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide that our directors and officers shall be indemnified against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own fraud or dishonesty. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Anti-Takeover Provisions in the Memorandum and Articles of Association.   Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.
However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our articles of association provide that we shall, in each year hold a general meeting as our annual general meeting.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed by special resolution of the company.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. Although Cayman Islands law does not by statute regulate transactions between a company and its significant shareholders, as a general principle under common law, such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding Up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Under our articles of association, our company may be wound up by a special resolution, whether it is wound up by the court or wound up voluntarily.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.
Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands law, our memorandum and articles of association may only be amended by special resolution of our shareholders.
Rights of Non-Resident or Foreign Shareholders.   There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
Directors’ Power to Issue Shares.    Subject to applicable law and, where applicable, the rules of the Designated Stock Exchange (as defined in our articles of association), our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.
Inspection of Books and Records
Holders of our common shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”
History of securities issuances
The following is a summary of securities issuances by in the past three years.
Options and restricted share units.   As of June 30, 2017, options to purchase 460,495 common shares, 5,587,092 restricted shares and 28,078,548 restricted share units were outstanding under the 2009 Scheme and the 2011 Plan.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS represents ownership of 20 Class A common shares deposited with the office in Hong Kong of Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.
The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the Class A common shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”
Holding the ADSs
How will you hold your ADSs?
You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A common shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A common shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Class A common shares) set by the depositary with respect to the ADSs.
•
Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the Class A common shares or any net proceeds from the sale of any Class A common shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held in a segregated account. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
•
Shares.   The depositary may distribute additional ADSs representing any Class A common shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell Class A common shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Class A common shares. The depositary may sell a portion of the distributed Class A common shares sufficient to pay its fees and expenses in connection with that distribution.

•
Elective Distributions in Cash or Shares.   If we offer holders of our Class A common shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Class A common shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Class A common shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Class A common shares.

•
Rights to purchase additional shares.   If we offer holders of our Class A common shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.
U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.
•
Other Distributions.   Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposit Class A common shares or evidence of rights to receive Class A common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.
How do ADS holders cancel an American Depositary Share?
You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A common shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.
How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting rights
How do you vote?
You may instruct the depositary to vote the Class A common shares or other deposited securities underlying your ADSs. Otherwise, you could exercise your right to vote directly if you withdraw the Class A common shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Class A common shares.
If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the Class A common shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our memorandum and articles of association, to vote or to have its agents vote the Class A common shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Class A common shares.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A common shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Class A common shares underlying your ADSs are not voted as you requested.
Advance notice of at least ten clear days is required for the convening of our annual general meeting and any other general meeting of our shareholders. In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon more than 30 business days in advance of the meeting date.
Compliance with Regulations
Information Requests
Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.
Disclosure of Interests
Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the NASDAQ Global Select Market and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses
As an ADS holder, you will be required to pay the following service fees to the depositary bank:
Service	Fees
• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	A fee equivalent to the fee that would be payable if securities distributed to you had been Class A common shares and the Class A common shares had been deposited for issuance of ADSs
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:
•
Fees for the transfer and registration of Class A common shares charged by the registrar and transfer agent for the Class A common shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class A common shares).

•
Expenses incurred for converting foreign currency into U.S. dollars.

•
Expenses for cable, telex and fax transmissions and for delivery of securities.

•
Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Class A common shares are deposited or withdrawn from deposit).

•
Fees and expenses incurred in connection with the delivery or servicing of Class A common shares on deposit.

•
Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Class A common shares, deposited securities, ADSs and ADRs.

•
Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.
In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
Deutsche Bank Trust Company Americas, as depositary, has agreed to reimburse us for a portion of certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.
Reclassifications, Recapitalizations and Mergers
If we:	Then:
• Change the nominal or par value of our Class A common shares	The cash, shares or other securities received by the depositary will become deposited securities.
• Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
•
Distribute securities on the Class A common shares that are not distributed to you or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.
After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Class A common shares and other deposited securities, and continue to deliver the deposited securities together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.
Books of Depositary
The depositary or registrar, as applicable, will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs or the deposit agreement.
The depositary or registrar, as applicable, will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.
These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary and the custodian. We, the depositary and the custodian:
•
are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•
are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

•
are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•
have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•
may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•
disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting Class A common shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

•
disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

•
disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, Class A common shares or deposited securities.
In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary issues, delivers or registers a transfer of an ADS, makes a distribution on an ADS, or permits withdrawal of Class A common shares, the depositary may require:
•
payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A common shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•
satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•
compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.
Your Right to Receive the Shares Underlying Your ADSs
You have the right to cancel your ADSs and withdraw the underlying Class A common shares at any time except:
•
when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class A common shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our Class A common shares;

•
when you owe money to pay fees, taxes and similar charges; or

•
when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A common shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Pre-release of ADSs
The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Class A common shares. This is called a pre-release of the ADSs. The depositary may also deliver Class A common shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Class A common shares are delivered to the depositary. The depositary may receive ADSs instead of Class A common shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the Class A common shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such Class A common shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such Class A common shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such Class A common shares or ADSs in its records, and (e) unconditionally guarantees to deliver such Class A common shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

ENFORCEABILITY OF CIVIL LIABILITIES
We were incorporated in the Cayman Islands in order to take advantage of certain benefits associated with being a Cayman Islands exempted company, including:
•
political and economic stability;

•
an effective judicial system;

•
a favorable tax system;

•
the absence of exchange control or currency restrictions; and

•
the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:
•
the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•
Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
Substantially all of our assets and almost all of our customers are located in China. In addition, a significant majority of our current directors and officers are nationals and residents of countries other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Law Debenture Corporate Services Inc., 801 2nd Avenue, Suite 403, New York, NY 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:
•
recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•
entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), however, the courts of the Cayman Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against our Company based under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.
Fangda Partners has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

TAXATION
Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.
SELLING SHAREHOLDERS
Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell some or all of the shares of our Class A common shares held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell shares of our Class A common shares held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of our Class A common shares held by them in transactions exempt from the registration requirements of the Securities Act.
We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder and the number of shares of our common shares beneficially owned by such selling shareholder. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION
We and the selling shareholders may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information, if applicable:
•
the terms of the offering;

•
the names of any underwriters, dealers or agents;

•
the name or names of any managing underwriter or underwriters;

•
the purchase price of the securities;

•
the net proceeds from the sale of the securities;

•
any delayed delivery arrangements;

•
any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•
any offering price to the public;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
any commissions paid to agents.

Sale through underwriters or dealers
If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.
If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.
Direct sales and sales through agents
We and the selling shareholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and the selling shareholders. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We and the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed delivery contracts
If the prospectus supplement indicates, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.
Market making, stabilization and other transactions
Unless the applicable prospectus supplement states otherwise or the shares are offered by the selling shareholders, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we and the selling shareholders use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.
Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
Derivative transactions and hedging
We, the selling shareholders, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us, the selling shareholders or others (or, in the case of derivatives, securities received from us or the selling shareholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.
Electronic auctions
We and the selling shareholders may also make sales through the Internet or through other electronic means. Since we and the selling shareholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.
Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.
General information
Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the Class A common shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law.
EXPERTS
The financial statements incorporated in this Prospectus by reference to YY Inc.’s Current Report on Form 6-K dated August 14, 2017 furnished to the SEC on August 14, 2017, including exhibits thereto, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F of YY Inc. for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 18/F PricewaterhouseCoopers Center, 10 Zhujiang Xi Road, Pearl River New City, Tianhe District, Guangzhou 510623, China.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our website is www.yy.com. The information contained on, or linked from, our website is not a part of this prospectus.
This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the documents listed below:
•
Our annual report on Form 20-F (except for Item 18. Financial Statements) for the fiscal year ended December 31, 2016 filed on April 20, 2017;

•
Our current report on Form 6-K furnished to the SEC on August 14, 2017, including exhibits thereto;

•
The description of the securities contained in our registration statement on Form 8-A filed on November 7, 2012 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•
With respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2016 filed on April 20, 2017, contains a description of our business. Our current report on Form 6-K furnished to the SEC on August 14, 2017, including exhibits thereto, include an audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.
Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
YY Inc.
Building B-1, North Block of Wanda Plaza
No. 79 Wanbo Er Road
Nancun Town, Panyu District
Guangzhou 511442, the People’s Republic of China
Tel: (86 20) 8212-0000
Attention: Investor Relations Department
You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.